AMSCAN HOLDINGS, INC.


                       Filed pursuant to Rule 424 (b) (3)
                           Registration No. 333-45457

Supplement No. 4 to Prospectus dated February 24, 1998, as supplemented by Supplement No. 1 dated March 31, 1998, and
Supplement No. 2 dated April 29, 1998, and
Supplement No. 3 dated May 15, 1998

The date of this Supplement No. 4 is August 7, 1998

On August 6, 1998, Amscan Holdings, Inc. filed the attached Current Report on Form 8-K.

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): August 6, 1998


                              AMSCAN HOLDINGS, INC.
               (Exact Name of Registrant as Specified in Charter)




           Delaware                       000-21827               13-3911462
(State or Other Jurisdiction of    (Commission File Number)     (IRS Employer
        Incorporation)                                       Identification No.)




                               80 Grasslands Road
                            Elmsford, New York 10523
                    (Address of Principal Executive Offices)



                                 (914) 345-2020
              (Registrant's telephone number, including area code)


--------------------------------------------------------------------------------

ITEM 5. OTHER EVENTS.

                  On August 6, 1998, Amscan Holdings, Inc. (the "Registrant"), entered into a stock purchase agreement (the "Stock Purchase Agreement") with the stockholders of Anagram International, Inc. and certain related companies (collectively, the "Anagram Companies"), providing for, among other things, the acquisition (the "Acquisition") by the Registrant of all of the capital stock of each of the Anagram Companies. Pursuant to the Stock Purchase Agreement, the Registrant will acquire all of the capital stock of the Anagram Companies presently owned by Garry Kieves and certain related parties in a transaction valued at approximately $87 million, including the issuance of equity of the Registrant and the payment or assumption of certain indebtedness of the Anagram Companies. In connection with the Acquisition, the Registrant entered into an employment agreement (the "Employment Agreement") with Garry Kieves, the founder and principal stockholder of the Anagram Companies. Consummation of the Acquisition is subject to a number of conditions, including the availability of financing and customary consents and approvals.

                  The Registrant is planning to finance the Acquisition with approximately $40 million of senior term debt, approximately $24 million of additional revolving credit borrowings, cash on hand and the issuance of approximately $13 million of equity (including warrants pursuant to a Warrant Agreement) to the existing stockholders of the Anagram Companies. The Registrant's existing credit agreements are required to be amended in connection with the Acquisition, including to provide for the senior debt. The Registrant has received a commitment for the senior debt financing from Goldman Sachs Credit Partners L.P. Also in connection with the Acquisition, the Registrant has executed an amendment to the Stockholders' Agreement (the "Stockholders' Agreement Amendment"), dated as of December 19, 1998, by and among the Registrant and the stockholders of the Registrant.

                  The foregoing description of the Stock Purchase Agreement, the Warrant Agreement, the Employment Agreement and the Stockholders' Agreement Amendment do not purport to be complete and are qualified in their entirety by reference to the Stock Purchase Agreement, the Warrant Agreement, the Employment Agreement and the Stockholders' Agreement Amendment, copies of which are attached hereto as Exhibits 2.1 and 4.1, 10.1 and 10.2 and are incorporated herein by reference. A copy of the press release announcing the execution of the Stock Purchase Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS.

 (c)      Exhibits.

         2.1 Stock Purchase Agreement, dated as of August 6, 1998, by and among Amscan Holdings, Inc. and certain stockholders of Anagram International, Inc. and certain related companies.

         4.1 Warrant Agreement, dated as of August 6, 1998, by and between Amscan Holdings, Inc. and Garry Kieves Retained Annuity Trust

         10.1 Amendment No. 1 to the Stockholders' Agreement, dated as of August 6, 1998, by and among Amscan Holdings, Inc. and certain stockholders of Amscan Holdings, Inc.

         10.2 Employment Agreement, dated as of August 6, 1998, by and between Amscan Holdings, Inc. and Garry Kieves.

         99.1   Press Release, dated as of August 6, 1998.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      AMSCAN HOLDINGS, INC.



                                      By:/s/James M. Harrison
                                           Name:  James M. Harrison
                                           Title: President

INDEX TO EXHIBITS

       EXHIBIT
        NUMBER                      DESCRIPTION

         2.1 Stock Purchase Agreement, dated as of August 6, 1998, by and among Amscan Holdings, Inc. and certain stockholders of Anagram International, Inc. and certain related companies.

         4.1 Warrant Agreement, dated as of August 6, 1998, by and between Amscan Holdings, Inc. and Garry Kieves Retained Annuity Trust

         10.1 Amendment No. 1 to the Stockholders' Agreement, dated as of August 6, 1998, by and among Amscan Holdings, Inc. and certain stockholders of Amscan Holdings, Inc.

         10.2 Employment Agreement, dated as of August 6, 1998, by and between Amscan Holdings, Inc. and Garry Kieves.

         99.1   Press Release, dated as of August 6, 1998.

                                                                     Exhibit 2.1








================================================================================







                            STOCK PURCHASE AGREEMENT



                                  by and among


                              AMSCAN HOLDINGS, INC.



                                       and


                              THE SELLERS LISTED ON
                           THE SIGNATURE PAGES HERETO





                        -------------------------------






                                 August 6, 1998








================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I
                               CERTAIN DEFINITIONS


                                   ARTICLE II
                        SALE OF STOCK AND ASSETS; CLOSING

Section 2.1.        Purchase and Sale.....................................     9
Section 2.2.        Payment of the Cash Purchase Price....................     9
Section 2.3.        Stock Transfer Taxes..................................    10
Section 2.4.        Agreement to Issue Securities.........................    10
Section 2.5.        Stockholders' Agreement...............................    10
Section 2.6.        Restrictive Legends...................................    10
Section 2.7.        Time and Place of Closing.............................    10
Section 2.8.        Deliveries by the Sellers.............................    11
Section 2.9.        Deliveries by Buyer...................................    11

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 3.1.        Incorporation; Authorization; etc.....................    11
Section 3.2.        Capitalization; Structure.............................    13
Section 3.3.        Financial Statements..................................    14
Section 3.4.        Real Properties.......................................    15
Section 3.5.        Tangible Personal Property............................    17
Section 3.6.        Absence of Certain Changes............................    18
Section 3.7.        Litigation; Orders....................................    18
Section 3.8.        Intellectual Property.................................    19
Section 3.9.        Governmental Licenses, Approvals, Other Authorizations,
                        Consents, Reports, etc............................    20
Section 3.10.       Labor Matters.........................................    21
Section 3.11.       Compliance with Laws..................................    21
Section 3.12.       Insurance.............................................    21
Section 3.13.       Material Contracts....................................    22
Section 3.14.       Brokers, Finders, etc.................................    23
Section 3.15.       Affiliate Transactions................................    23
Section 3.16.       Environmental Compliance..............................    23
Section 3.17.       Customer and Supplier Relationships...................    25
Section 3.18.       Undisclosed Liabilities...............................    25
Section 3.19.       Disclosure............................................    26
Section 3.20.       Banks, Powers of Attorney.............................    26

                                                                            Page
                                                                            ----

Section 3.21.       Sufficiency and Condition of Assets...................    26
Section 3.22.       Non-Foreign Certification.............................    26
Section 3.23.       Securities Laws Representations.......................    26

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1.        Incorporation; Authorization; Capitalization;
                        Structure.........................................    27
Section 4.2.        Licenses, Approvals, Other Authorizations, Consents,
                        Reports, etc......................................    29
Section 4.3.        Investment Representations............................    29
Section 4.4.        Securities............................................    30
Section 4.5.        SEC Filings; Financial Statements.....................    30
Section 4.6.        Brokers...............................................    30
Section 4.7.        Financing.............................................    30
Section 4.8.        Litigation; Orders....................................    31
Section 4.9.        Compliance with Laws..................................    31
Section 4.10.       Undisclosed Liabilities...............................    31
Section 4.11.       Disclosure............................................    32

                                    ARTICLE V
                         COVENANTS OF SELLERS AND BUYER

Section 5.1.        Investigation of Business; Access to Properties and
                        Records...........................................    32
Section 5.2.        Efforts; Obtaining Consents...........................    33
Section 5.3.        Further Assurances....................................    34
Section 5.4.        Conduct of Business...................................    34
Section 5.5.        Preservation of Business..............................    36
Section 5.6.        Non-Solicitation......................................    36
Section 5.7.        Related Party Matters.................................    37
Section 5.8.        Financing.............................................    37
Section 5.9.        Stockholders' Agreement...............................    37
Section 5.10.       Resignations; Nominee Shareholders....................    37
Section 5.11.       Current Information...................................    37
Section 5.12.       Financial Statements..................................    38
Section 5.13.       Further Actions.......................................    38
Section 5.14.       Liquidation of Anagram Exports........................    39
Section 5.15.       Employee Benefit Plans................................    39
Section 5.16.       Supplements and Updates to Schedules..................    40
Section 5.17.       Additional Filings or Approvals.......................    40

                                   ARTICLE VI
                                EMPLOYEE BENEFITS

Section 6.1.        Employee Benefit Plans................................    41
Section 6.2.        Company Employee Benefit Plans........................    42

Section 6.3.        Non-U.S. Company Employee Benefit Plans...............    44
Section 6.4.        Administration........................................    45

                                   ARTICLE VII
                                   TAX MATTERS

Section 7.1.        Tax Returns of the Companies and the Subsidiaries.....    45
Section 7.2.        Elections and Forms...................................    47
Section 7.3.        Allocation of Certain Taxes...........................    48
Section 7.4.        Filing Responsibility.................................    49
Section 7.5.        Refunds and Carrybacks................................    49
Section 7.6.        Cooperation and Exchange of Information...............    50
Section 7.7.        Tax Indemnification by Sellers........................    51
Section 7.8.        Definitions...........................................    52
Section 7.9.        Survival of Obligations...............................    53

                                  ARTICLE VIII
                    CONDITIONS OF BUYER'S OBLIGATION TO CLOSE

Section 8.1.        Representations, Warranties and Covenants of Seller...    54
Section 8.2.        Filings; Consents; Waiting Periods....................    54
Section 8.3.        Litigation; Injunction................................    54
Section 8.4.        Financing.............................................    55
Section 8.5.        Opinions..............................................    55
Section 8.6.        FIRPTA Affidavit......................................    55
Section 8.7.        Employment Arrangement................................    55
Section 8.8.        Stockholders' Agreement...............................    55
Section 8.9.        Company Design Licenses...............................    55
Section 8.10.       Proceedings; Certificates.............................    56

                                   ARTICLE IX
                 CONDITIONS TO THE SELLERS' OBLIGATION TO CLOSE

Section 9.1.        Representations, Warranties and Covenants of Buyer....    56
Section 9.2.        Filings, Consents and Waiting Periods.................    57
Section 9.3.        Litigation; Injunction................................    57
Section 9.4.        Opinions..............................................    57
Section 9.5.        Proceedings; Certificates.............................    57
Section 9.6.        Grant of Stock Options................................    57
Section 9.7.        Employment Agreement..................................    57
Section 9.8.        Stockholders' Agreement...............................    57
Section 9.9.        No Material Adverse Change............................    58

                                    ARTICLE X
                            SURVIVAL; INDEMNIFICATION

Section 10.1.       Buyer Indemnified Parties' Right to Indemnification...    58
Section 10.2.       Limitations on Buyer Indemnified Parties' Right to
                        Indemnification...................................    58
Section 10.3.       Seller Indemnified Parties' Right to Indemnification..    60
Section 10.4.       Limitations on Seller Indemnified Parties' Right to
                        Indemnification...................................    60
Section 10.5.       Indemnification Procedures............................    61
Section 10.6.       Satisfaction of Indemnification Obligations...........    62
Section 10.7.       Sole Remedy Regarding Representations and Warranties..    62
Section 10.8.       Losses Net of Insurance...............................    62

                                   ARTICLE XI
                                   TERMINATION

Section 11.1.       Termination...........................................    62
Section 11.2.       Procedure and Effect of Termination...................    63

                                   ARTICLE XII
                                  MISCELLANEOUS

Section 12.1.       Counterparts..........................................    63
Section 12.2.       Governing Law.........................................    63
Section 12.3.       Entire Agreement......................................    63
Section 12.4.       Expenses..............................................    64
Section 12.5.       Notices...............................................    64
Section 12.6.       Successors and Assigns................................    65
Section 12.7.       Designated Representative.............................    65
Section 12.8.       Publicity.............................................    65
Section 12.9.       Headings; Definitions.................................    66
Section 12.10.      Amendments and Waivers................................    66
Section 12.11.      Severability..........................................    66
Section 12.12.      Interpretation........................................    66
Signatures          ......................................................    67

                                    SCHEDULES

Schedule 2.1      Stock of the Companies
Schedule 2.2      Allocation of Purchase Price
Schedule 2.4      Allocation of Securities and Warrants
Schedule 3.1(a)   Jurisdictions in Which Companies and Subsidiaries are
                    Qualified to Do Business
Schedule 3.1(d)   Conflicts, Violations, Defaults and Accelerations
Schedule 3.2(a)   Stock Information
Schedule 3.2(c)   Officers and Directors
Schedule 3.2(d)   Indebtedness
Schedule 3.3(a)   Financial Statements and Exceptions to Applicable Accounting
                    Principles of Anagram
Schedule 3.3(b)   Combined Financial Statements
Schedule 3.3(d)   Non-Recurring, One-Time and Extraordinary Source of Income
Schedule 3.3(e)   Liens on Inventory
Schedule 3.4      Owned & Leased Properties
Schedule 3.5      Tangible Personal Property
Schedule 3.6      Absence of Certain Changes
Schedule 3.7A&B   Litigation
Schedule 3.8      Intellectual Property
Schedule 3.9(a)   Government Licenses
Schedule 3.9(b)   Seller Governmental Consents
Schedule 3.10     Labor Matters
Schedule 3.11     Compliance With Laws
Schedule 3.12     Insurance Policies
Schedule 3.13     Material Contracts
Schedule 3.14     Broker Payables
Schedule 3.15     Affiliate Transactions
Schedule 3.16     Environmental Compliance
Schedule 3.17     Customer, Supplier and Distributor Relationships
Schedule 3.18     Undisclosed Liabilities
Schedule 3.20     Access Bank Accounts
Schedule 4.1(a)   Conflicts, Violations, Defaults and Accelerations
Schedule 4.1(c)   Buyer Options
Schedule 4.2      Buyer Consents
Schedule 5.2      Seller Consents
Schedule 5.4      Conduct of Business
Schedule 5.18     Certain Guarantees
Schedule 6.1(a)   Employee Benefit Plans
Schedule 6.1(d)   Payments Caused By This Agreement
Schedule 7.1(a)   Income Tax Returns
Schedule 7.1(b)   Contested Taxes; Reserves
Schedule 7.1(c)   Tax Extensions and Powers of Attorneys
Schedule 7.1(d)   Audits
Schedule 7.2(c)   Allocations
Schedule 8.2      Buyer Filings and Consents
Schedule 8.9      Company Design Licenses Condition
Schedule 9.2      Sellers' Filings and Consents

                                    EXHIBITS

Exhibit 1         Trust Agreements
Exhibit 2.4       Form of Warrant
Exhibit 2.5       Form of Stockholders' Agreement Amendment
Exhibit 3.14      Piper Jaffray Engagement Letter
Exhibit 4.7       Commitment Letter
Exhibit 8.5       Form of Opinions of Sellers' Counsel
Exhibit 8.7       Kieves Form of Employment Agreement
Exhibit 9.4       Forms of Opinions of Buyer's Counsels

                             INDEX OF DEFINED TERMS


                                      Page                                  Page
                                      ----                                  ----

accredited investor.................24, 26    Determination................4, 48
Action...................................1    disqualified individuals........39
Affiliate................................1    disqualified person.............39
Agreement................................1    employee........................39
Allocation Schedule..................1, 44    Environmental Law............4, 21
Anagram...............................1, 2    ERISA............................4
Anagram Exports.......................1, 2    ERISA Affiliate..............4, 40
Anagram France........................1, 2    Ernst & Young....................4
Anagram Holdings......................1, 2    Evaluation Material.............29
Anagram Japan.........................1, 2    excess parachute payments.......39
Anagram Mexico........................1, 2    Exchange Act.....................4
Anagram Nevada........................1, 2    family..........................21
Anagram Spain.........................1, 2    Financial Statements.........4, 12
Anagram U.K...........................1, 2    Financing.......................34
Applicable Accounting Principles.....2, 12    FIRPTA affidavit.............4, 51
Arthur Andersen..........................2    foreign person..................24
Business.................................2    Governmental Authority.......4, 11
Business Condition...................2, 10    Hazardous Substance..........4, 21
Buyer.................................1, 2    HSR Act..........................4
Buyer Business Condition.............2, 25    including.......................62
Buyer Common Stock.......................2    Income Tax Returns...........4, 48
Buyer Indemnified Parties............2, 53    Income Taxes.................4, 48
Buyer's Confidentiality Agreement........2    Indebtedness.....................5
Cash Purchase Price...................2, 8    Indemnitee...................5, 56
Closing..................................2    Indemnitor...................5, 56
Closing Date.............................3    Intellectual Property........5, 17
Code.....................................3    IRS..........................5, 48
Combined Balance Sheet...............3, 12    Leased Properties............5, 13
Combined Financial Statements........3, 12    Licenses.....................5, 18
Commitment Letter....................3, 28    Lien.............................5
Company Design Licenses..................3    Losses.......................5, 54
Company Employee Benefit Plans.......3, 37    Non-U.S. Company Employee
                                                   Benefit Plans...........5, 38
Company Intellectual Property........3, 17    Notice of Claim..............5, 56
Company Leases.......................3, 13    Owned Properties.............5, 13
Company or Companies..................1, 3    party-in-interest...............40
Company Patents......................3, 17    Patents......................5, 17
Company Pension Plan.................3, 38    Permitted Liens..................5
Company Real Property................3, 22    Person...........................6
Company Trademarks...................3, 17    Piper Jaffray................6, 21
Controlled Group Liability...........3, 40    Pre-Closing Period...........6, 48
Covered Liabilities......................4    QSS Sub......................6, 48
Designated Representative............4, 60

RCRA Hazardous Waste.................6, 21    Shares...........................7
Related Agreements...................6, 10    Statute Representations......7, 54
Related Party........................6, 21    Stock Purchases...............1, 7
Returns..............................6, 48    Stockholders..................1, 7
S Corp...............................6, 49    Stockholders' Agreement.......7, 8
SEC..................................6, 27    Straddle Period..............7, 45
SEC Reports..........................6, 27    Subsidiaries or Subsidiary....1, 7
Section 338 Elections................6, 49    Tax Audit....................7, 47
Section 338 Forms....................6, 49    Tax Laws.....................7, 49
Section 338(g) Election..............6, 49    Taxes........................7, 49
Section 338(h)(10) Election..........6, 49    Taxing Authority.............7, 49
Securities............................6, 8    Title Matters................7, 13
Securities Act...........................6    Trademarks...................7, 17
Seller Indemnified Parties...........7, 55    Trusts...........................7
Sellers...............................1, 6    U.S. GAAP....................7, 12
Sellers' Confidentiality Agreement.......7    Warrants.........................7
Sellers' knowledge or knowledge               Withdrawal Liability.........7, 40
     of Sellers..........................7

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated August 6, 1998, is by and among the persons and entities listed on the signature pages hereto as the stockholders (the "Sellers" or the "Stockholders"), and Amscan Holdings, Inc., a Delaware corporation ("Buyer").

                  WHEREAS, the Business (as defined herein) of the Sellers is conducted through Anagram International, Inc., a Minnesota corporation ("Anagram"), and its subsidiaries, Anagram International Holdings, Inc., a Minnesota corporation ("Anagram Holdings"), Anagram France S.C.S., a French corporation ("Anagram France"), Anagram Mexico S. de R.L., a Mexican corporation ("Anagram Mexico"), Anagram International Ltd., a U.K. corporation ("Anagram U.K.") and Anagram International LLC, a Nevada limited liability company ("Anagram Nevada" and, together with Anagram Holdings, Anagram France, Anagram Mexico and Anagram U.K., the "Subsidiaries," and each a "Subsidiary"), and certain affiliates of Anagram consisting of Anagram Exports, Inc., a Minnesota corporation ("Anagram Exports"), Anagram Espana, S.A, a Spanish corporation ("Anagram Spain") and Anagram International Japan, Ltd., a Japanese corporation ("Anagram Japan" and, together with Anagram Exports, Anagram Spain and Anagram, the "Companies," and each a "Company"; provided, however, that from and after the time of its liquidation pursuant to Section 5.14 hereof, Anagram Exports shall not be a "Company" or included in "Companies");

                  WHEREAS, Buyer desires, either directly or through certain of its subsidiaries, to purchase from the Sellers, and the Sellers desire to sell to Buyer, 100% of the outstanding shares of capital stock of the Companies upon the terms and subject to the conditions set forth herein (the "Stock Purchases").

                  NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                               Certain Definitions

                  As used in this Agreement the following terms shall have the following respective meanings:

                  "Action" shall mean any complaint, claim, prosecution, indictment, action, suit, arbitration, investigation, inquiry or proceeding by or before any Governmental Authority.

                  "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.

                  "Agreement" shall have the meaning set forth in the preamble hereof.

                  "Allocation Schedule" shall have the meaning set forth in
Section 7.2(c) hereof.

                  "Anagram" shall have the meaning set forth in the recitals hereof.

                  "Anagram Exports" shall have the meaning set forth in the recitals hereof.

                  "Anagram France" shall have the meaning set forth in the recitals hereof.

                  "Anagram Holdings" shall have the meaning set forth in the recitals hereof.

                  "Anagram Japan" shall have the meaning set forth in the recitals hereof.

                  "Anagram Mexico" shall have the meaning set forth in the recitals hereof.

                  "Anagram Nevada" shall have the meaning set forth in the recitals hereof.

                  "Anagram Spain" shall have the meaning set forth in the recitals hereof.

                  "Anagram U.K." shall have the meaning set forth in the recitals hereof.

                  "Applicable Accounting Principles" shall have the meaning set forth in Section 3.3(c) hereof.

                  "Arthur Andersen" shall mean Arthur Andersen LLP.

                  "Business" shall mean the business of designing, manufacturing, selling and distributing metallic balloons and related products and certain other products made by extruding synthetic materials and fabricating flexible packaging therefrom and all other businesses conducted by the Companies including any licensing of Intellectual Property by the Company.

                  "Business Condition" shall have the meaning set forth in
Section 3.1(a) hereof.

                  "Buyer" shall have the meaning set forth in the preamble hereof.

                  "Buyer Business Condition" shall have the meaning set forth in
Section 4.1 hereof.

                  "Buyer Common Stock" shall mean the Common Stock, par value $.10 per share, of Buyer.

                  "Buyer Indemnified Parties" shall have the meaning set forth in Section 10.1 hereof.

                  "Buyer's Confidentiality Agreement" shall mean the letter agreement dated May 7, 1998 by and between Anagram and Buyer.

                  "Cash Purchase Price" shall have the meaning set forth in
Section 2.2 hereof.

                  "Closing" shall mean the consummation of the transactions contemplated by Section 2.1 of this Agreement.

                  "Closing Date" shall mean, unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 11.1, the date which is five days following the date on which the closing conditions in Sections 8.2 and 9.2 have been satisfied, or if all other closing conditions in Articles VIII and IX have not then been satisfied, as soon as is reasonably practicable when all closing conditions in Articles VIII and IX shall be satisfied or waived (but, subject to such satisfaction or waiver, in no event later than the date specified in
Section 11.1(b)) or such other date as the Designated Representative and Buyer may agree in writing, in either case, upon which the Closing shall occur.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

                  "Combined Balance Sheet" shall have the meaning set forth in
Section 3.3(b) hereof.

                  "Combined Financial Statements" shall have the meaning set forth in Section 3.3(b) hereof.

                  "Commitment Letter" shall have the meaning set forth in
Section 4.7 hereof.

                  "Companies" shall have the meaning set forth in the recitals hereto.

                  "Company Design Licenses" shall mean licenses with respect to the use of proprietary designs or characters which have been granted to any of the Companies or the Subsidiaries.

                  "Company Employee Benefit Plans" shall have the meaning set forth in Section 6.1(a) hereof.

                  "Company Intellectual Property" shall have the meaning set forth in Section 3.8 hereof.

                  "Company Leases" shall have the meaning set forth in Section 3.4(b) hereof.

                  "Company Patents" shall have the meaning set forth in Section
3.8 hereof.

                  "Company Pension Plan" shall have the meaning set forth in
Section 6.1(c) hereof.

                  "Company Real Property" shall have the meaning set forth in
Section 3.16(a)(iv) hereof.

                  "Company Trademarks" shall have the meaning set forth in
Section 3.8 hereof.

                  "Controlled Group Liability" shall have the meaning set forth in Section 6.2(d) hereof.

                  "Covered Liabilities" shall mean any and all debts, losses, liabilities, claims, fines, royalties, deficiencies, damages, obligations, payments (including, without limitation, those arising out of any demand, assessment, settlement, judgment or compromise relating to any Action), costs and expenses (including, without limitation, interest and penalties due and payable with respect thereto and reasonable attorneys' and accountants' fees and any other out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action or in enforcing another party's obligations hereunder), mature or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including, without limitation, any of the foregoing arising under, out of or in connection with any Action, order or consent decree of any Governmental Authority or award of any arbitrator of any kind, or any law, rule, regulation, contract, commitment or undertaking.

                  "Designated Representative" shall have the meaning set forth in Section 12.7 hereof.

                  "Determination" shall have the meaning set forth in Section 7.8(a) hereof.

                  "Environmental Law" shall have the meaning set forth in
Section 3.16(a)(ii) hereof.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall have the meaning set forth in Section 6.2(c) hereof.

                  "Ernst & Young" shall mean Ernst & Young LLP.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Financial Statements" shall have the meaning set forth in
Section 3.3(a) hereof.

                  "FIRPTA affidavit" shall have the meaning set forth in Section
8.6 hereof.

                  "Governmental Authority" shall have the meaning set forth in
Section 3.1(d) hereof.

                  "Hazardous Substance" shall have the meaning set forth in
Section 3.16(a)(i) hereof.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Income Tax Returns" shall have the meaning set forth in
Section 7.8(b) hereof.

                  "Income Taxes" shall have the meaning set forth in Section 7.8(c) hereof.

                  "Indebtedness" shall mean (a) all obligations for borrowed money or purchase money indebtedness, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all obligations under conditional sale or other title retention agreements relating to property purchased, (d) capital lease or sale-leaseback obligations, (e) all reimbursement obligations under letters of credit, bankers' acceptances and similar instruments (whether or not matured) or (f) any guarantee or assumption of any of the foregoing in clauses (a) through (e) or guaranty of minimum equity or capital or any make-whole or similar obligation.

                  "Indemnitee" shall have the meaning set forth in Section 10.5(a).

                  "Indemnitor" shall have the meaning set forth in Section 10.5(a).

                  "Intellectual Property" shall have the meaning set forth in
Section 3.8 hereof.

                  "IRS" shall have the meaning set forth in Section 7.8(d) hereof.

                  "Leased Properties" shall have the meaning set forth in
Section 3.4(a) hereof.

                  "Licenses" shall have the meaning set forth in Section 3.9(a) hereof.

                  "Lien" shall mean any mortgage, lien, lease, claim, charge, instrument, order, security interest, easement, restrictive covenant, right-of-way, lease, purchase agreement, option and other legal or equitable encumbrance or restriction of any kind or character to which a Person is or may be subject or by which a Person is or any of such Person's property is or may be bound.

                  "Losses" shall have the meaning set forth in Section 10.1 hereof.

                  "Non-U.S. Company Employee Benefit Plans" shall have the meaning set forth in Section 6.1(a) hereof.

                  "Notice of Claim" shall have the meaning set forth in Section 10.5(a).

                  "Owned Properties" shall have the meaning set forth in Section 3.4(a) hereof.

                  "Patents" shall have the meaning set forth in Section 3.8 hereof.

                  "Permitted Liens" shall mean (a)(1) platting, subdivision, zoning, building and other similar legal requirements, (2) easements, restrictive covenants, rights-of-way, non-material leases, encroachments and other encumbrances and agreements (other than contracts or options pursuant to which any of the Owned Properties is or may be required to be sold), whether or not of record, (3) reservations of coal, oil, gas, minerals and mineral interests, whether or not of record, (4) governmental laws, rules, ordinances and regulations, and (5) minor imperfections of title, none of which items set forth in this clause (a), individually or in the aggregate, would have a material adverse effect on the use or value of the property to which such Permitted Lien relates, (b) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlords' or other like liens securing obligations that are not delinquent or, if delinquent, that are being contested in good faith and by appropriate proceedings and which do not exceed $50,000 in the aggregate, and (c) liens for Taxes and other governmental charges, assessments or fees which (i) are not yet due and payable or which may be paid without penalty or (ii) are being contested in good faith and by appropriate proceedings; provided, however, that Permitted Liens shall not include (1) Liens for delinquent Taxes (unless and to the extent reserved or accrued on the books and records of the Companies or the Subsidiaries and for which the Sellers are responsible pursuant to Section 7.7 hereof).

                  "Person" shall mean any individual, firm, corporation, partnership, limited liability company or other entity (including Governmental Authorities), and shall include any successor (by merger or otherwise) of such entity.

                  "Piper Jaffray" shall have the meaning set forth in Section
3.14 hereof.

                  "Pre-Closing Period" shall have the meaning set forth in
Section 7.8(f) hereof.

                  "QSS Sub" shall have the meaning set forth in Section 7.8(g) hereof.

                  "RCRA Hazardous Waste" shall have the meaning set forth in
Section 3.16(a)(iii) hereof.

                  "Related Agreements" shall have the meaning set forth in
Section 3.1(c) hereof.

                  "Related Party" shall have the meaning set forth in Section
3.15 hereof.

                  "Returns" shall have the meaning set forth in Section 7.8(h) hereof.

                  "S Corp" shall have the meaning set forth in Section 7.8(i) hereof.

                  "SEC" shall have the meaning set forth in Section 4.5 hereof.


                  "SEC Reports" shall have the meaning set forth in Section 4.5 hereof.

                  "Section 338 Elections" shall have the meaning set forth in
Section 7.8(j) hereof.

                  "Section 338 Forms" shall have the meaning set forth in
Section 7.8(k) hereof.

                  "Section 338(g) Election" shall have the meaning set forth in
Section 7.8(l) hereof.

                  "Section 338(h)(10) Election" shall have the meaning set forth in Section 7.8(m) hereof.

                  "Securities" shall have the meaning set forth in Section 2.4 hereof.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Sellers" shall have the meaning set forth in the preamble hereof.

                  "Sellers' Confidentiality Agreement" shall mean the letter agreement dated June 30, 1998, by and between the Sellers and Buyer.

                  "Seller Indemnified Parties" shall have the meaning set forth in Section 10.3 hereof.

                  "Sellers' knowledge" or "knowledge of Sellers" shall mean the knowledge of the Sellers and those individuals who as of the date hereof or at any time thereafter and prior to the Closing are directors or officers of the Companies.

                  "Shares" shall mean the shares of capital stock of the Companies to be purchased and sold pursuant to Section 2.1.

                  "Statute Representations" shall have the meaning set forth in
Section 10.2(a) hereof.

                  "Stock Purchases" shall have the meaning set forth in the recitals hereof.

                  "Stockholders" shall have the meaning set forth in the preamble hereof.

                  "Stockholders' Agreement" shall have the meaning set forth in
Section 2.5 hereof.

                  "Straddle Period" shall have the meaning set forth in Section
7.3 hereof.

                  "Subsidiaries" shall have the meaning set forth in the recitals hereof.

                  "Tax Audit" shall have the meaning set forth in Section 7.6(d) hereof.

                  "Tax Laws" shall have the meaning set forth in Section 7.8(n) hereof.

                  "Taxes" shall have the meaning set forth in Section 7.8(o) hereof.

                  "Taxing Authority" shall have the meaning set forth in Section 7.8(p) hereof.

                  "Title Matters" shall have the meaning set for the Section 3.4(a) hereof.

                  "Trademarks" shall have the meaning set forth in Section 3.8 hereof.

                  "Trusts" shall mean the trusts that are parties hereto created and governed by the respective trust agreements listed on Exhibit 1 hereto.


                  "U.S. GAAP" shall have the meaning set forth in Section 3.3(c) hereof.

                  "Warrants" shall mean the warrants to purchase 10.00 shares of Buyer Common Stock substantially in the form of Exhibit 2.4 hereto.

                  "Withdrawal Liability" shall have the meaning set forth in
Section 6.2(c) hereof.

                                   ARTICLE II

                        Sale of Stock and Assets; Closing

                  Section 2.1. Purchase and Sale. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver (to the extent permitted) of the applicable conditions set forth herein, at the Closing the Sellers will sell, convey, transfer, assign and deliver, and Buyer or direct or indirect subsidiaries of Buyer will purchase, the number of shares of each of the Companies which is set forth in
Schedule 2.1, which constitute, and will constitute as of the Closing, 100% of the issued and outstanding shares of capital stock of each of the Companies.

                  Section 2.2. Payment of the Cash Purchase Price. In partial consideration of the sale, conveyance, transfer, assignment and delivery of the Shares to Buyer, Buyer will pay to the Sellers at the Closing, the aggregate amount of Seventy-Four Million Five Hundred Thousand Dollars ($74,500,000) reduced dollar for dollar by (x) the principal amount of the consolidated Indebtedness of the Companies and the Subsidiaries as of March 31, 1998 in the amount of $16,249,719 and (y) any prepayment penalties and premiums and other costs and expenses incurred by the Companies and the Subsidiaries in connection with the repayment of any Indebtedness of the Companies and the Subsidiaries made in connection with the Closing (as so reduced, the "Cash Purchase Price"). The Cash Purchase Price shall be payable in the respective percentages to the Sellers as specified on Schedule 2.2, and by wire transfer of immediately available federal funds to the accounts to be designated in writing at least three business days prior to the Closing Date by the Designated Representative to Buyer.

                   Section 2.3. Stock Transfer Taxes. Sellers shall pay any and all stock transfer taxes which are due as a result of the sale of the Shares to Buyer at the Closing. Buyer shall pay any and all stock transfer taxes or stamp taxes as a result of the issuance of the Securities and the Warrants to the Sellers at the Closing.

                   Section 2.4. Agreement to Issue Securities. In partial consideration of the sale, conveyance, transfer, assignment and delivery of the Shares to Buyer, Buyer shall issue to the Sellers (x) $ 12,600,000 worth of Buyer Common Stock which the parties hereto agree shall be equal to an aggregate of One-Hundred-Twenty (120.00) shares of Buyer Common Stock (the "Securities"), and (y) $225,280 worth of Warrants which the parties hereto agree shall be equal to the 10.00 Warrants, in each case, allocated to the respective Sellers as set forth on Schedule 2.4.

                   Section 2.5. Stockholders' Agreement. Each Seller acknowledges and agrees that the Securities and the Warrants (including the Buyer Common Stock issuable upon exercise thereof) will be subject to the Stockholders' Agreement, dated as of December 19, 1997, by and among Buyer, the Estate of John A. Svenningsen and certain employees of Buyer who are signatories thereto (the "Stockholders' Agreement") and that effective as of the Closing Date Sellers shall become parties to the Stockholders' Agreement and the transfer of the Securities and the Warrants (including the Buyer Common Stock issuable upon exercise thereof) shall be governed by the Stockholders' Agreement, in each case as amended by the form of amendment to the Stockholders' Agreement attached hereto as Exhibit 2.5, which is to be executed at or prior to the Closing by Buyer, such other parties to the Stockholders' Agreement as are necessary to effect such amendment, and the Sellers.

                   Section 2.6. Restrictive Legends. Each Seller acknowledges and agrees that any certificates representing the Securities and Warrants will bear restrictive legends in substantially the forms set forth in the Stockholders' Agreement and a stop-transfer order may be placed against their transfer.

                   Section 2.7. Time and Place of Closing. Subject to satisfaction or waiver of the conditions to Closing hereto, the Closing shall take place on the Closing Date at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York and shall be deemed effective as of the opening of business on the Closing Date.

                   Section 2.8. Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to Buyer, in addition to such other instruments or documents as are required by any other provisions of this Agreement to be delivered on the Closing Date by the Sellers to Buyer, and such other instruments and documents as Buyer may reasonably request, certificates representing the Shares, which certificates shall be either duly endorsed in blank or accompanied by stock powers duly executed in blank, in either case, as is reasonably satisfactory to Buyer.

                   Section 2.9. Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to the Sellers, in addition to such other instruments or documents as are required by any other provisions of this Agreement to be delivered on the Closing Date by Buyer to the Sellers, and such other instruments and documents as the Designated Representative may reasonably request, the Cash Purchase Price in accordance with Section 2.2 and certificates representing the Securities and certificates representing the Warrants, in accordance with Section 2.4.

                                   ARTICLE III

                    Representations and Warranties of Sellers

                  Sellers hereby represent and warrant to Buyer as follows:

                  Section 3.1. Incorporation; Authorization; etc. (a) Each of the Companies and each Subsidiary is a corporation or other entity (as listed on Schedule 3.1(a)) duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation. Each of the Companies and each Subsidiary has full corporate or other power and authority to own its properties and assets and to carry on its business as it is now being conducted and is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of the property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business, individually or in the aggregate, would not have a material adverse effect on the business, assets, liabilities, prospects, financial condition or results of operations of the Business (the "Business Condition"). For purposes of this Agreement, a material adverse effect on the Business Condition shall not include any change resulting from general economic conditions. Each jurisdiction in which any of the Companies or the Subsidiaries is qualified to do business is set forth in Schedule 3.1(a).

                  (b) Each of the Sellers which is a trust is duly formed, validly existing and in good standing under the laws of the state of its formation and has full power and authority to own the Shares and to sell the Shares to Buyer pursuant to this Agreement.

                  (c) Each of the Sellers which is a natural person has all power and authority to enter into this Agreement and each other agreement contemplated hereby (the "Related Agreements") to which it is a party, to perform its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each of the Sellers which is a trust has full power to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, the performance of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by the Sellers have been duly and validly authorized with respect to those Sellers which are trusts, by all necessary proceedings on the part of the trustees of such Seller and, if required, the beneficiaries thereof. This Agreement and each of the Related Agreements to which any Seller is a party have been duly executed and delivered by each of the Sellers party thereto and, assuming the due execution hereof and thereof by Buyer and any other parties thereto, constitute the legal, valid and binding obligations of each of the Sellers party thereto, each enforceable against such Seller in accordance with its respective terms.

                  (d) The execution, delivery and performance of this Agreement and the Related Agreements by each Seller will not (i) violate or conflict with any provision of the certificate of incorporation or by-laws of or any other organizational or governing instrument or trust agreement of any Seller, the Companies or the Subsidiaries, (ii) except as disclosed in Schedule 3.1(d), conflict with, violate or constitute a default under any provision of, or be an event that is (or with the giving of notice or passage of time or both will result in) a violation of or default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any Lien upon any of the Shares or any of the assets or properties of any of the Companies or of any of the Subsidiaries pursuant to, or require a consent or create a penalty or increase any Company's or Subsidiary's payment or performance obligations under, any Lien, order, arbitration award, judgment, decree or any contract, agreement, license or permit, to which any Seller, Company or Subsidiary is a party or by which any of them or any of their property is bound, or (iii) except as disclosed in Schedule 3.1(d), violate or conflict with, or result in the imposition of any Lien (other than Liens arising from any actions taken or arrangements made by Buyer and restrictions on transferability of the Shares under applicable securities laws) upon any of the Shares or any of the assets or properties of any Company or any Subsidiary pursuant to, any provision of law, regulation, rule, writ, injunction, decree, statute, order, judgment or ruling of any federal, state, local, foreign, supernational or supranational court or tribunal (including any court or tribunal dealing with labor matters), governmental, regulatory or administrative agency, department, bureau, authority or commission or public or private arbitral panel or arbitrator ("Governmental Authority") or any other material restriction of any kind or character to which any Seller, Company or Subsidiary is subject or by which any of them or any of their property is bound, that, in the case of clauses (ii) and (iii), would, individually or in the aggregate, have a material adverse effect on the Business Condition or prevent any of the Stock Purchases or otherwise impair the performance of the other obligations of the Sellers under this Agreement or the Related Agreements.

                  (e) Upon consummation of the Stock Purchases at the Closing, as contemplated by this Agreement, the Stockholders will deliver to Buyer good title to the Shares free and clear of any Liens (except those imposed by any action taken or arrangement made by Buyer and restrictions on transferability of the Shares under applicable securities laws).

                  (f) The Sellers have delivered or caused to be delivered to Buyer complete and correct copies of the trust instruments establishing and governing each Seller which is a trust, the organizational instruments of each Seller and each Company or Subsidiary which is neither a corporation, a trust nor an individual, the certificates of incorporation and by-laws (or similar instruments) of each Company or Subsidiary which is a corporation, and has made available to Buyer the corporate minute books and other books and records of the Companies and the Subsidiaries requested by Buyer. The minutes of the Companies and the Subsidiaries and the books and records delivered to Buyer are true and correct in all material respects.

                  Section 3.2. Capitalization; Structure. (a) All of the outstanding Shares of the Companies are owned beneficially and of record by the Stockholders. The authorized capital stock of each of the Companies and the amount of such stock which is outstanding is as set forth in Schedule 3.2(a). All of the outstanding Shares of capital stock of the Companies, as listed on
Schedule 3.2(a), are validly issued, fully paid and nonassessable and owned by the Stockholders in the respective amounts set forth in Schedule 3.2(a). The authorized capital stock or other equity interests of the Subsidiaries and the amount of such stock or other equity interests which is outstanding is as set forth in Schedule 3.2(a). All of the outstanding shares of capital stock or other equity interests of the Subsidiaries, as listed on Schedule 3.2(a), are validly issued, fully paid and nonassessable and owned by the Companies or other Subsidiaries, in the amounts and as set forth on Schedule 3.2(a). Neither the Shares nor the shares of outstanding common stock or other equity interests of any Subsidiary have been issued in violation of, or are subject to, any preemptive rights. Except for the Liens set forth on Schedule 3.2(a) which will be released prior to the Closing, the shares of capital stock or other equity interests of the Subsidiaries and the Shares are owned in each case free and clear of any Liens. There are no outstanding options, warrants, subscriptions or other rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, any Company or any Subsidiary or any securities convertible into or exchangeable or exercisable for any shares of capital stock of any class of, or other equity interests in, any Company or any Subsidiary.

                  (b) Neither any Company nor any Subsidiary directly or indirectly owns any capital stock of or other equity interests in any corporation, partnership or other entity or other Person except for the ownership of the outstanding shares or other equity interests in the Subsidiaries, as set forth in Schedule 3.2(a).

                  (c) Schedule 3.2(c) identifies the officers, directors, partners or other governing or similarly empowered Persons of the Companies and the Subsidiaries, which list shall be updated to reflect any changes as of a date not later than ten business days prior to the Closing Date.

                  (d) Schedule 3.2(d) lists all of the contracts, loan agreements, mortgages, notes, capital leases and similar instruments and documents creating, evidencing or securing Indebtedness of the Companies and the Subsidiaries (or pursuant to which the Companies or the Subsidiaries may incur Indebtedness or otherwise be bound), and set forth in Schedule 3.2(d) are the respective amounts of Indebtedness outstanding under such contracts, loan agreements, mortgages, notes, capital leases and similar instruments and documents as of June 30, 1998. Except as set forth on Schedule 3.2(d), all Indebtedness of the Companies and the Subsidiaries is prepayable on not more than 30 days' notice, without additional cost other than reimbursement of customary breakage costs (calculations of which, as of June 30, 1998, are listed on Schedule 3.2(d)) and reimbursement of legal costs.

                  Section 3.3. Financial Statements. (a) Attached hereto as
Schedule 3.3(a) are true and complete copies of the consolidated financial statements of Anagram and the Subsidiaries, including consolidated balance sheets as of December 31, 1996 and 1997 and consolidated statements of income for the years ended December 31, 1996 and December 31, 1997, being audited and accompanied by the unqualified opinion of Arthur Andersen (the "Financial Statements").

                  (b) Attached hereto as Schedule 3.3(b) are true and complete copies of unaudited combined financial statements consisting of Anagram and the Subsidiaries and related parties Anagram Exports, Anagram Spain and Anagram Japan, including the unaudited combined and combining balance sheets and combined and combining statements of income (the "Combined Financial Statements") as of and for the years ended December 31, 1996 and 1997 and as of and for the three (3) months ended March 31, 1998 and the six (6) months ended June 30, 1998. The unaudited combined balance sheet as of June 30, 1998 is referred to in this Agreement as the "Combined Balance Sheet."

                  (c) The Financial Statements (including the notes thereto) and the Combined Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods (except as otherwise indicated therein or in Schedule 3.3(a) or Schedule 3.3(b)) (such accounting principles, with such indicated exceptions thereto, are referred to herein as "Applicable Accounting Principles") covered thereby and present fairly the financial condition of the Companies as of such dates and the results of operations of the Companies for such periods; provided, however, that the Combined Financial Statements as of and for the three (3) months ended March 31,

1998 and the six (6) months ended June 30, 1998 are subject to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and lack certain footnotes (the effect of which will not, individually or in the aggregate, be material) and other presentation items. The Combined Financial Statements have been prepared on a basis consistent with the Financial Statements. The Financial Statements and the Combined Financial Statements have been prepared from and in accordance with the books and records of the Companies and the Subsidiaries.

                  (d) Except as set forth on Schedule 3.3(d) or in the Financial Statements and the Combined Financial Statements, the consolidated revenues of the Companies and the Subsidiaries for each of the calendar months during the period reflected in the Financial Statements and the Combined Financial Statements are not attributable to any sales to customers of a non-repeating nature other than sales to flexible packaging customers and sales to first time customers not in excess of $250,000 in any such first time sale during the 1997 calendar year and the six-months ended June 30, 1998.

                  (e) To the knowledge of the Sellers, all of the inventory of the Companies and the Subsidiaries consists of a quality and quantity reasonably usable and saleable in the ordinary course of business, consistent with past practice, subject to normal and customary allowances for spoilage, damage and outdated items reflected on the books and records of the Companies and the Subsidiaries. Except as set forth on Schedule 3.3(e), all items included in the inventory of the Companies and the Subsidiaries are the property of the Companies and the Subsidiaries, free and clear of any Liens (except with respect to the sale thereof by the Companies and the Subsidiaries and Liens set forth on
Schedule 3.3(e)), are not held by the Companies and the Subsidiaries on consignment from others and, to the knowledge of the Sellers, conform in all material respects to all standards applicable to such inventory or its use or sale imposed by any law.

                  Section 3.4. Real Properties. (a) The Companies or one of the Subsidiaries has (i) good and marketable fee title to the real property owned in fee by the Companies or any of the Subsidiaries (collectively, the "Owned Properties") and (ii) valid leasehold interest or other occupancy right to the real property leased, subleased or licensed by the Companies or any of the Subsidiaries (collectively, the "Leased Properties"), in each case free and clear of all options to purchase or lease (in the case of the Owned Properties), leases, subleases, rights of first offer, conditions of limitation, Liens and other restrictions and encumbrances (collectively, "Title Matters"), except for Permitted Liens and such Title Matters set forth in Schedule 3.4, which Permitted Liens and Title Matters, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the property to which they relate or the Business Condition. Schedule 3.4 sets forth a complete and accurate list and description of all Owned Properties and all Leased Properties.

                  (b) Each agreement under which real property is leased, subleased or licensed to the Companies or one of the Subsidiaries, including any agreements with respect to the use or occupancy thereof and any and all amendments or modifications thereof or side letters with respect thereto (collectively the "Company Leases"), is in full force and effect and enforceable in accordance with its respective terms and the Companies or one of the Subsidiaries is the holder of the lessee's or tenant's interest thereunder and there exists no default under any of the Company Leases by the Companies or any of the Subsidiaries and no circumstance exists which, with the giving of notice, the passage of time or both would result in such a default, except for such defaults or other circumstances which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Business Condition. Except as set forth in Schedule 3.4, the consummation of the transactions contemplated hereby does not violate the terms of any of the Company Leases. Except as set forth in Schedule 3.4 and except for Permitted Liens, the interests of any of the Companies or Subsidiaries under any Company Lease is not subject to any pledge, Lien, sublease, assignment, license or other agreement granting to any third party any interest in such Company Lease or any right to the use or occupancy of any of the Leased Properties. Except as set forth in Schedule 3.4, true and complete copies of the Company Leases have previously been delivered to Buyer, including (without limitation ) all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder. The lessees under the Company Leases are now in possession of the applicable Leased Properties except as set forth in Schedule 3.4.

                  (c) Each of the Companies and the Subsidiaries has all permits necessary to own or operate the Company Real Property as it is currently owned or operated, and no such permits will be required, as a result of the transactions contemplated hereby, to be issued after the Closing in order to permit the Companies following the Closing to continue to own or operate such Company Real Property, other than any such permits the absence of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Business Condition. Except as set forth in
Schedule 3.4, neither the Companies nor the Subsidiaries has received, with respect to any Company Real Property, any written notice of default or any written notice of non-compliance with respect to applicable federal, state, local and foreign laws and regulations relating to zoning, building, fire, use restriction or safety or health codes which have not been remedied in all respects which would reasonably be expected to have a material adverse effect on the Business Condition. There is no pending, or, to the Sellers' knowledge, threatened condemnation or other governmental taking of any of the Owned Real Property. Each parcel of the Owned Properties is located adjacent to public roads or streets with adequate ingress and egress available between such roads or streets and such Owned Real Property for all purposes related to the Business and as contemplated by the expansion plans disclosed on Schedule 3.4. All parcels of land included in the Owned Real Property that purport to be contiguous are contiguous and are not separated by strips or gores. Except as set forth on Schedule 3.4, no portion of any of the Owned Properties lies in any flood plain area (as defined by the U.S. Army Corps of Engineers or otherwise) or includes any wetlands, vegetation or species protected by any applicable law. Except as set forth on Schedule 3.4, no improvements constituting a part of the Owned Properties encroach on real property not owned by the Companies or the Subsidiaries. To the knowledge of Sellers, all buildings, structures, improvements and fixtures located on, under, over and within the Owned Real Property, and all other aspects thereof, (A) are in good operating condition and repair and are structurally sound and free of any material defects and (B) are suitable, sufficient and appropriate in all respects for their current uses. Subject to necessary governmental approvals, which the Sellers have no reason to believe would not be available in the ordinary course (it being understood that in connection with making this representation the Sellers are not required to make any investigation with respect so such approvals), to the knowl-edge of Sellers, the Owned Properties are capable of being expanded to accommodate increased production and distribution capacity thereat to the extent and in the manner contemplated by the expansion plans disclosed on Schedule 3.4 and nothing has come to the attention of the Sellers (it being understood that in connection with making this representation the Sellers are not required to make any investigation with respect to such matters) regarding any applicable federal, state, local and foreign laws and regulations relating to zoning, building, fire, use restriction or safety or health codes or other matters relating to the Owned Properties that would materially restrict the ability of the Companies to so expand the Owned Properties.

                  (d) The Sellers have previously provided Buyer with all existing surveys, title insurance policies, title insurance abstracts and other evidence of title in the possession of or available to the Companies, the Subsidiaries or the Sellers covering the Owned Properties and all Permitted Liens arising with respect to the Owned Properties. Except as set forth in
Schedule 3.4, American Land Title Association policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the fee simple title of the Companies and the Subsidiaries, as applicable, to each parcel of Owned Properties in amounts at least equal to the original cost thereof, subject only to Permitted Liens, and, to the Sellers' knowledge, such policies are valid and in full force and effect and no claim has been made under any such policy.

                  (e) Except as set forth in Schedule 3.4, the Owned Properties and the Leased Properties constitute, in the aggregate, all of the real property used to conduct the Business in the manner in which each of those Businesses was conducted during the one year period ending December 31, 1997 and since such date, except for additions thereto and deletions therefrom in the ordinary course of business, consistent with past practice and which would not have a material adverse effect on the Business Condition.

                  (f) Except as set forth in Schedule 3.4, there are no outstanding options or contracts with other Persons for the sale, mortgage, pledge, hypothecation assignment, sublease, lease or other transfer of all or any part of the Owned Real Property. No Person has any right or option to acquire, or right of first refusal with respect to, the interest of the Companies and the Subsidiaries in the Company Real Property or any part thereof.

                  Section 3.5. Tangible Personal Property. Each of the Companies and the Subsidiaries has good and valid title to all tangible personal property which it owns, including all tangible personal property reflected in the Combined Balance Sheet as being owned by such Company or Subsidiary, as the case may be, except for tangible personal property disposed of to third parties since June 30, 1998 in the ordinary course of business, consistent with past practice and which would not have a material adverse effect on, the Business Condition, in each case free and clear of all Liens, except (i) Permitted Liens; (ii) other Liens, if any, set forth in Schedule 3.5; and (iii) Liens which would not, individually or in the aggregate, have a material adverse effect on the Business Condition. Except as would not, individually or in the aggregate, have a material adverse effect on the Business Condition, all of the tangible personal property which the Companies and the Subsidiaries lease are subject to leases which are in full force and effect and which are the valid and binding obligations of the Companies and the Subsidiaries and, to the knowledge of the Sellers, the other parties thereto, and there are no existing defaults under such leases. The tangible personal property of the Companies and the Subsidiaries which is used in the Business and owned or leased by the Companies and the Subsidiaries is, in the aggregate, all of the tangible personal property used to conduct such businesses in the manner in which each such business was conducted during the one-year period ending December 31, 1997 and since such date, except for additions thereto and deletions therefrom during such periods in the ordinary course of business, consistent with past practice and which would not have a material adverse effect on the Business Condition. Except as set forth on Schedule 3.5 or 3.15, no Seller owns or has any interest in any tangible personal property used in conducting the Business.

                   Section 3.6. Absence of Certain Changes. Except as disclosed in Schedules 3.6 and 5.4 hereto, since December 31, 1997 the Business has been conducted in the ordinary course consistent with past practice and there has been no material adverse change in, or any development which would have a material adverse effect on, the Business Condition. In addition, except as disclosed in Schedules 3.6 and 5.4, since December 31, 1997: (i) there has been no physical damage, destruction, loss or abandonment that would have, individually or in the aggregate, a material adverse effect on the Business Condition; (ii) there has been no sale, assignment or transfer of any material assets of any Company or Subsidiary, except in the ordinary course of business, consistent with past practice and which would not have a material adverse effect on the Business Condition; (iii) there has been no sale, assignment, transfer or license of any Intellectual Property owned by any Company or Subsidiary nor has any Company or Subsidiary sold, assigned, transferred or licensed any trade secrets (including formulae) or software which it owns; (iv) none of the Companies or the Subsidiaries has taken any action which, if taken from the date hereof through the Closing, would violate Section 5.4(b) through (l) (and there have been no changes required by U.S. GAAP referred to in Section 5.4(f)); and
(v) none of the Companies or the Subsidiaries has entered into any agreement to do any of the things previously described in this Section 3.6.

                   Section 3.7. Litigation; Orders. Except as disclosed in
Schedule 3.7A hereto, there are no Actions pending with respect to which any Company or Subsidiary or any Seller has been served with notice or process or, to the knowledge of Sellers, pending in which no notice or process has been served or threatened or claims asserted against any Company or Subsidiary (or against any officer, director or employee of any Company or Subsidiary or any Related Party or any other Person to the extent such officer, director, employee, Related Party or other Person is entitled to indemnification from the Companies or the Subsidiaries with respect to such Action or claim) that would, individually or in the aggregate, have a material adverse effect on the Business Condition or in which the complaint or claim specifically seeks to prohibit any of the Stock Purchases or otherwise impair the consummation of this Agreement or the transactions contemplated hereby. Except as disclosed in Schedule 3.7A hereto, there are no judgments, verdicts or outstanding orders, injunctions, decrees, stipulations, settlement agreements, citations, fines or awards against or binding upon any Company or Subsidiary or any of their respective properties or businesses (or to the knowledge of the Sellers against any officer, director or employee of any Company or Subsidiary or any Related Party or any other Person to the extent such officer, director, employee, Related Party or other Person is entitled to indemnification from the Companies or the Subsidiaries with respect to such Action or claim) that would have, individually or in the aggregate, a material adverse effect on the Business Condition or prohibit any of the Stock Purchases or otherwise impair the ability of any Seller to complete the Stock Purchases or the transactions contemplated hereby. Except as set forth in Schedule 3.7A, there is no material Action by any Company or Subsidiary, or by any Seller or Related Party and relating to the Business, pending against any other party. Schedule 3.7B lists all Actions to which (i) any of the Companies or the Subsidiaries is or was a party or subject or (ii) any of the Sellers or Related Parties is or was a party or subject which relate to the Business, in each case which was pending at any time since January 1, 1996 to the date hereof.

                   Section 3.8. Intellectual Property. Schedule 3.8 hereto is a true, complete and accurate list, by country, of (a) all United States and foreign trademarks and service marks (and registrations and applications therefor) (collectively, "Trademarks") owned by any Company or Subsidiary or by any Seller and utilized by or on behalf of any Company or Subsidiary, (b) any of the foregoing licensed to or by or on behalf of any Company or Subsidiary (together with the Trademarks referred to in clause (a), the "Company Trademarks"), (c) all United States and foreign patents and patent applications (collectively "Patents") owned by any Company or Subsidiary or by any Seller on behalf of any Company or Subsidiary and (d) any of the foregoing (described in clause (c)) licensed to or by or on behalf of any Company or Subsidiary (together with the Patents referred to in clause (c), the "Company Patents").
Schedule 3.8 accurately identifies, where appropriate, the following for each item of the foregoing: name of mark or title of patent, the registration or patent number or serial number, patent issue or filing date and inventor(s). Neither any Company nor any Subsidiary owns or licenses Company Trademarks or Company Patents except as listed in Schedule 3.8. None of the Sellers owns any Intellectual Property used by or on behalf of any of the Companies or the Subsidiaries. "Intellectual Property" shall be defined herein as (i) Trademarks and Patents, (ii) non-patented formulae, inventions, know-how, manufacturing procedures, processes, trade secrets, proprietary information, software licenses, registered and unregistered design rights and all other intellectual property and proprietary rights, and (iii) the Company Design Licenses; and the Intellectual Property owned by any Company or Subsidiaries is hereinafter collectively referred to as the "Company Intellectual Property." Except as otherwise set forth on Schedule 3.8 hereto, the Companies and Subsidiaries own all Company Intellectual Property free and clear of any Liens, licenses, or, to the knowledge of Sellers, adverse claims or other restriction (except those imposed by any action taken or arrangement made by Buyer). Schedule 3.8 lists the extent of any rights of any Persons other than the Companies or the Subsidiaries in any Company Intellectual Property and all payments that have been made or are required to be made by such other Persons in connection with acquiring any such rights. Except as specifically identified in Schedule 3.8, no Seller owns or has any interest in any Company Intellectual Property. Except as set forth on Schedule 3.8, to the knowledge of the Sellers, there are no existing claims or threatened claims, of any third party based on the use by, or challenging the ownership of, the Companies, the Subsidiaries or the Sellers of any of the Company Intellectual Property or claims of adverse ownership, invalidity, unenforceability or misuse of the Company Intellectual Property. No offers have been made to license to any of the Companies, the Subsidiaries or the Sellers any Intellectual Property that any Company or Subsidiary purports to own as Company Intellectual Property. Except as described in Schedule 3.8, to the knowledge of the Sellers neither any Company nor any Subsidiary has infringed or misappropriated, or is infringing or misappropriating, any U.S. or foreign patents or copyrights or any U.S., state or foreign trademarks, or other Intellectual Property rights of any Person. Except as described in Schedule 3.8, to the knowledge of the Sellers, there are no uses or sales of the Company Intellectual Property by any other Person that would limit the Companies' ability to make any filing in respect of or enforce the exclusive rights of any Company Intellectual Property in any domestic or foreign jurisdiction, whether or not any filings in respect of such rights have been made in such jurisdictions (it being understood that in connection with making this representation the Sellers are not required to make any investigation with respect to such uses or sales in any jurisdiction in which the Companies and the Subsidiaries do not sell any products as of the date hereof). Except as described in Schedule 3.8, to the knowledge of the Sellers, the Companies and the Subsidiaries have taken all reasonable actions to maintain and protect all Company Intellectual Property in all material respects. Except as described in Schedule 3.8, to the knowledge of the Sellers, neither any Company nor any Subsidiary has used or enforced, or failed to use or enforce, any of the Company Intellectual Property in any manner which limits its validity or enforceability or is reasonably expected to result in its invalidity, unenforceability or misuse. Except as set forth on Schedule 3.8 hereto, to the knowledge of Sellers there is no material infringement or misappropriation by any Person of the Company Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Company Intellectual Property except as set forth in Schedule 3.8.

                   Section 3.9. Governmental Licenses, Approvals, Other Authorizations, Consents, Reports, etc. (a) The Companies and the Subsidiaries possess or have been granted all registrations, filings, applications, certifications, notices, consents, licenses, permits, approvals, certificates, franchises, orders, qualifications, authorizations and waivers of any Governmental Authority necessary to entitle it presently to conduct the Business in the manner in which it is presently being conducted (the "Licenses"), except as set forth in Schedule 3.9(a) and except those Licenses whose failure to possess or have granted would not have, individually or in the aggregate, a material adverse effect on the Business Condition. Except as noted in Schedule 3.9(a), (i) all of the Licenses are in full force and effect except for those Licenses whose failure to be in full force and effect would not have, individually or in the aggregate, a material adverse effect on the Business Condition, and (ii) no Action is pending or, to the Sellers' knowledge, threatened seeking the revocation or limitation of any License that would, individually or in the aggregate, have a material adverse effect on the Business Condition.

                  (b) Schedule 3.9(b) hereto contains a list of all registrations, filings, applications, certifications, notices, consents, licenses, permits, approvals, certificates, franchises, orders, qualifications, authorizations and waivers required to be made, filed, given or obtained by any Seller, Company or Subsidiary with, to or from any Governmental Authority in connection with, the consummation of the Stock Purchases and performance of the other obligations of Sellers under this Agreement, except for those (i) that become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates, or (ii) the failure to make, file, give or obtain which would not, individually or in the aggregate, either have a material adverse effect on the Business Condition or prevent the consummation of the Stock Purchases and the other transactions contemplated hereby.

                  Section 3.10. Labor Matters. None of the Companies nor the Subsidiaries are party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with any labor union, trade union, employee representative, work committee, guild or association representing employees of any of the Companies or the Subsidiaries. As of the date hereof, no work stoppage against any of the Companies or the Subsidiaries is pending or, to the Sellers' knowledge, threatened. Except as set forth on Schedule 3.10, none of the Companies or the Subsidiaries is, or since January 1, 1996 has been, involved in or, to the Sellers' knowledge, threatened with any labor dispute, arbitration, lawsuit, grievance or administrative proceeding (other than immaterial grievances), relating to material labor matters involving any current or former employee of any Company or Subsidiary. No union or association organizing or election activities involving any nonunion employees of any Company or Subsidiary are in progress or, to the knowledge of Sellers, have been threatened since January 1, 1996.

                   Section 3.11. Compliance with Laws. Except as may be disclosed on Schedule 3.11, the conduct of the business of the Companies and the Subsidiaries is in compliance and, to the knowledge of Sellers, has been in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to their properties, except for violations or failures so to comply, if any, that, individually or in the aggregate, would not have a material adverse effect on the Business Condition. Except as set forth on Schedule 3.11, none of the Sellers, and to the knowledge of Sellers, none of the Companies or the Subsidiaries has received notice of any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any Governmental Authority applicable to the Companies or the Subsidiaries or to their properties which has not been satisfactorily addressed except for violations, if any, that would not, individually or in the aggregate, have a material adverse effect on the Business Condition or would give rise to material fines or other material civil penalties or any criminal liabilities. In furtherance and not in limitation of the foregoing, none of the Sellers, the Companies or the Subsidiaries has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any government official or other governmental party, in the United States or any other country, which is in any manner related to the business or operations of the Companies or the Subsidiaries and which was illegal under any statutes, laws, regulations, ordinances, rules, judgments, orders or decrees of any Governmental Authority (including, without limitation, the U.S. Foreign Corrupt Practices Act).

                   Section 3.12. Insurance. To the knowledge of the Sellers, each of the Companies and the Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Companies or the Subsidiaries that are customary for privately-owned companies of similar size and financial condition. Schedule 3.12 lists all insurance policies which are in effect covering any of the Companies, the Subsidiaries, their respective Owned Properties or Leased Properties or their employees and such Schedule lists each of the parties to such policies. Except as set forth on Schedule 3.12, all such policies are in full force and effect, all premiums due thereon have been paid, no notices of limitation or non-renewal have been delivered with respect thereto and the Sellers, the Companies and the Subsidiaries have complied with the provisions of such policies, except for failures to be in full force and effect, to pay premiums and to comply which, individually or in the aggregate, would not have a material adverse effect on the Business Condition.

                   Section 3.13. Material Contracts. Except as set forth on Schedules 3.2(d), 3.4, 3.8, 3.13 or 6.1(a) hereto, as of the date hereof, neither any of the Companies nor any of the Subsidiaries is a party to or bound by any written or oral (a) employment, consulting or non-competition agreement or contract (in the case of oral agreements or contracts, excluding those which are terminable at will without any additional expense other than the payment of previously accrued compensation) requiring payments of compensation to any one Person in excess of $50,000 per year or aggregate payments of compensation to any one Person in excess of $100,000; (b) joint venture or partnership contract or agreement; (c) contract or agreement restricting the right of the Business to compete in any way with any other Person, which would apply to Buyer or any Affiliate thereof, including any Company or Subsidiary, after the Closing; (d) agreement or contract creating, evidencing or securing obligations of any Company or Subsidiary for Indebtedness or any loan or extension of credit by any Company or Subsidiary; (e) agreement or contract relating to any outstanding commitment for capital expenditures in excess of $50,000; (f) licenses, whether as licensor or licensee, of any Intellectual Property, including the Company Design Licenses; (g) other than as set forth on Schedule 3.4, lease or sublease of, or option relating to, any of the Leased Properties; (h) any other material lease as lessee or lessor of real or personal property; (i) material conditional sale agreement; (j) material distributorship or franchise agreement; (k) material raw material or other supply agreements other than routine purchase orders entered into in the ordinary course of business consistent with past practice or any exclusive dealing, requirements or take-or-pay contracts; (l) any brokerage or finders fee agreements; or (m) other contract or agreement, entered into other than in the ordinary course of business, involving an estimated total future payment or payments in excess of $50,000. Schedule 3.8 lists and sets forth with respect to each Company Design License the party from whom the license was granted, the date of expiration of the license, the royalty rate, the total guaranteed royalties due under the license, the royalties paid pursuant to the license as of June 30, 1998, and also lists, to the knowledge of the Sellers, all open audits (both domestic and foreign) with respect to the Company Design Licenses. Except as set forth on Schedule 3.8, no Action is pending or, to the Sellers' knowledge, threatened seeking the revocation or limitation of any Company Design License that would, individually or in the aggregate, have a material adverse effect on the Business Condition. Except as set forth on Schedule 3.13 hereto, each contract or agreement set forth on
Schedule 3.13 hereto is in full force and effect, and, to the Sellers' knowledge, is legal, valid and binding and enforceable against each other Person party thereto in accordance with its terms, subject to limitations imposed by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws and principles of equity. Except as set forth in Schedule 3.13 hereto, neither any of the Companies or the Subsidiaries, nor, to the Sellers' knowledge, is any other party to any such contract or agreement, in breach thereof or default thereunder and there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by any Company or Subsidiary or, to the Sellers' knowledge, by any other party to any such contract or agreement, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a material adverse effect on the Business Condition. Except as set forth on Schedule 3.13, Seller has delivered to Buyer true and correct copies of each of such written agreements and contracts or provided written summaries of any such oral agreements and contracts.

                   Section 3.14. Brokers, Finders, etc. Except for the services of Piper Jaffray Inc. ("Piper Jaffray"), neither any of the Sellers nor any of their Affiliates (including any of the Companies or the Subsidiaries) has employed, or is subject to any valid claim of, any broker, finder, or other similar intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions. Schedule 3.14 sets forth the aggregate amount payable to Piper Jaffray in connection with the transactions contemplated hereby plus out of pocket expenses pursuant to the engagement letter between Piper Jaffray and the Sellers and their Affiliates (including the Companies and the Subsidiaries), which engagement letter has been provided to Buyer pursuant to Section 3.13. Except as provided by Section 12.4, none of Buyer, the Companies or the Subsidiaries has or will have any obligations to Piper Jaffray with respect to the transactions contemplated by this Agreement.

                   Section 3.15. Affiliate Transactions. Except as disclosed in
Schedule 3.15 hereto, (i) no Seller and no trustee, fiduciary or beneficiary of any Seller or any member of such Seller's family (as "family" is defined under Section 267(c) of the Code) (a "Related Party") sells, provides or causes to be sold or provided to any Company or Subsidiary any assets, loans, advances, services (other than as an employee), goods or facilities and (ii) none of the Companies or the Subsidiaries provides or causes to be provided to any such Seller or Related Party any assets, loans, advances (other than immaterial advances to employees in the ordinary course of business), services, goods or facilities. Except as disclosed in Schedule 3.15 hereto, neither any Company nor any Subsidiary, jointly with any Seller or Related Party, purchases or sells goods or services and the Companies and the Subsidiaries do not have any other significant business relationships with any Seller or Related Party. The only agreements, arrangements, relationships or other items listed on Schedule 3.15 that will remain in place from and after the Closing or with respect to which Buyer, the Companies, the Subsidiaries or any of their Affiliates will have any ongoing obligations or duties, are those items (and only with respect to such obligations or duties) which are explicitly identified in Schedule 3.15 as remaining in place and having ongoing obligations or duties.

                  Section 3.16. Environmental Compliance. (a) For purposes of this Section 3.16, (i) "Hazardous Substance" means any pollutant, contaminant, hazardous or toxic substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by or under any Environmental Law; (ii) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., the Oil Pollution Act, 33 U.S.C. ss. 2701 et seq., and the Minnesota Environmental Response and Liability Act, Minn. Stat.
Section 115B et seq. and 115C et seq. in each case as amended from time to time, and any other statute, rule, regulation, law, by-law, ordinance or directive of any Governmental Authority dealing with the pollution or protection of natural resources or the indoor or ambient environment or with the protection of human health or safety; (iii) "RCRA Hazardous Waste" means a solid waste that is listed or classified as a hazardous waste, as that term is defined in or pursuant to the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq.; and (iv) "Company Real Property" means the Owned Properties and the Leased Properties.

                  (b) Except as set forth on Schedule 3.16, there are no claims pending or, to the knowledge of Sellers, threatened, and none of the Sellers, the Companies or the Subsidiaries has received any notice, alleging, warning or notifying any Company or Subsidiary that any Company or Subsidiary is, has been or may be in violation of or non-compliance with any Environmental Law.

                  (c) Except as set forth in Schedule 3.16, to the knowledge of the Sellers, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and to the knowledge of the Sellers no Hazardous Substances are now present in amounts, concentrations or conditions requiring investigation, study, removal, remediation or any other response action or corrective action under, or forms the basis of a claim pursuant to, any Environmental Law, in, on, from or under the Company Real Property or any other property with respect to which any Company or Subsidiary may be identified as a potentially responsible party or otherwise bear liability, except for immaterial quantities stored or used by any Company or Subsidiary in the ordinary course of its business and in accordance with all applicable Environmental Laws.

                  (d) Except as set forth in Schedule 3.16, the Owned Properties and, to the knowledge of the Sellers, the Leased Properties, are not being used and, to the knowledge of Sellers, never have been used in connection with the business of manufacturing, storing or transporting Hazardous Substances in violation of any Environmental Law, in any material respect, and no RCRA Hazardous Wastes have been treated, stored or disposed of there in violation of any Environmental Law.

                  (e) Except as set forth in Schedule 3.16, there are not now and, to the knowledge of Sellers, never have been any underground or above ground storage tanks or other containment facilities of any kind on the Owned Properties which contain or contained any Hazardous Substances.

                  (f) Except as set forth in Schedule 3.16, to the knowledge of the Sellers, none of the Company Real Property is or has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state, local or foreign list, schedule, log, inventory or database of sites or facilities with potential, threatened, suspected or actual releases of Hazardous Substances.

                  (g) Schedule 3.16 identifies, and Sellers have provided to Buyer true and correct copies of, all written environmental audits or assessments in the possession of or available to any Company, Subsidiary or Seller relating in whole or in part to any of the Companies or the Subsidiaries or the Business undertaken by or on behalf of any of the Sellers or any of their Affiliates, or, to the Sellers' knowledge, by Governmental Authorities or other third parties, and any written communications by the Companies or the Subsidiaries or, to the Sellers' knowledge, relating in whole or in part to any of the Companies or the Subsidiaries or the Business with environmental agencies, within the past six years which describe the status of any Company Real Property or the compliance of the owners or lessees thereof with respect to any Environmental Law.

                   (h) Except as set forth in Schedule 3.16, neither any Company nor any Subsidiary has received any notice from any Governmental Authority or other third party that any of them or any of their predecessors is or may be a potentially responsible party or may otherwise bear liability for any actual or threatened release of Hazardous Substances at or from any site or facility other than Company Real Property.

                   Section 3.17. Customer and Supplier Relationships. Schedule
3.17 lists the 10 largest suppliers to the Business, the 10 largest distributors or other customers of the Business, in each case based on aggregate purchases or sales, as the case may be, during each of (x) the period January 1, 1997 through December 31, 1997 and (y) the period January 1, 1998 through June 30, 1998, and the approximate dollar amount of such aggregate purchases or sales in each such period. Except as set forth on Schedule 3.17, the relationships of the Companies and Subsidiaries with such customers, suppliers and distributors are satisfactory. To the knowledge of the Sellers, the purchase by Buyer of the Shares pursuant to the Stock Purchases will not materially adversely affect the relationships of the Companies and the Subsidiaries with such customers, suppliers and distributors.

                   Section 3.18. Undisclosed Liabilities. To the knowledge of the Sellers, except (i) as disclosed in Schedule 3.18 hereto, (ii) as and to the extent disclosed or reserved against on the Combined Balance Sheet, (iii) as incurred after the date of the Combined Balance Sheet in the ordinary course of business consistent with past practice and not prohibited by this Agreement and which would not, individually or in the aggregate, have a material adverse effect on the Business Condition and (iv) those Covered Liabilities to the extent constituting Taxes for which Sellers are responsible under Article VII, the Companies and the Subsidiaries do not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would have a material adverse effect on the Business Condition.

                   Section 3.19. Disclosure. The representations and warranties of Sellers contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                   Section 3.20. Banks, Powers of Attorney. Except as set forth in Schedule 3.20, neither any of the Companies or the Subsidiaries has any accounts or safe deposit boxes under its or their control or for their benefit at any bank or other financial institution and the Companies and Subsidiaries have not entered into any powers of attorney other than customary powers of attorneys. Schedule 3.20 sets forth the names of all Persons authorized to draw on or have access to the accounts and safe deposit boxes of any of the Companies or the Subsidiaries listed thereon.

                  Section 3.21. Sufficiency and Condition of Assets. Except as disclosed in the Schedules to this Agreement, as of the acquisition of the Shares pursuant to the Stock Purchases, the Companies and the Subsidiaries will own or have valid rights to use all of the assets, rights and interests which are used in, and are sufficient for, the operation of the Business as it is currently being conducted, and as it was conducted during the period January 1, 1997 through December 31, 1997 and since such date to the Closing Date, in all material respects. The tangible assets of the Companies and the Subsidiaries are in good working order, reasonable wear and tear excepted, and are suitable for the use for which they are intended in all material respects.

                  Section 3.22. Non-foreign Certification. None of the Sellers is a "foreign person" within the meaning of Section 1445 of the Code.

                  Section 3.23. Securities Laws Representations.

                  (a) Each Seller is acquiring the Securities for his or its own account and not for the account or benefit of any other Person;

                  (b) The Designated Representative is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act;

                  (c) Each Seller, together with its advisors, has knowledge and experience in financial and business matters such that such Seller is capable of evaluating the merits and risks of an investment in the Securities;

                  (d) Each Seller understands that the Securities are a speculative investment which involves a high degree of risk of loss of such Seller's investment therein, that there are substantial restrictions on the transferability of the Securities and that on the date hereof and for an indefinite period following such date there will be no public market for the Securities and, accordingly, it may not be possible to liquidate such Seller's investment in the Company at all, including in the case of emergency;

                  (e) Each Seller's financial situation is such that such Seller can afford to bear the economic risk of holding the Securities for an indefinite period of time and suffer complete loss of such Seller's investment in the Securities;

                  (f) Such Seller (i) has been furnished with all such information as such Seller has deemed necessary to make an informed investment decision with respect to the Securities and (ii) has been afforded an opportunity to ask questions and receive answers from authorized officers and other representatives of Buyer concerning Buyer;

                  (g) Each Seller confirms that he had the opportunity to obtain such independent legal and tax advice and financial planning services as such Seller has deemed appropriate prior to making a decision to invest in the Securities;

                  (h) The Securities are being acquired by each Seller solely for investment, and are not being purchased with a view to a distribution or resale thereof otherwise than in compliance with the Securities Act; and

                  (i) Each Seller understands that the Securities have not been registered under the Securities Act, or any state securities laws, in reliance upon exemptions from registration for non-public offerings and such Seller understands that the Securities will be subject to the restrictions and other terms and conditions of the Stockholders' Agreement, as amended as contemplated hereby.



                                   ARTICLE IV

                     Representations and Warranties of Buyer

                  Buyer hereby represents and warrants to the Sellers as follows:

                  Section 4.1. Incorporation; Authorization; Capitalization; Structure. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power to execute and deliver this Agreement and each Related Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Buyer has full corporate or other power and authority to own its properties and assets and to carry on its business as it is now being conducted and is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of the property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business, individually or in the aggregate, would not have a material adverse effect on the business, assets, liabilities, prospects, financial condition or results of operations of Buyer and its subsidiaries (the "Buyer Business Condition"). For purposes of this Agreement, a material adverse effect on the Buyer Business Condition shall not include any change resulting from general economic conditions. The execution and delivery of this Agreement and the Related Agreements, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer, its Board of Directors or stockholders are necessary therefor. Except as set forth in
Schedule 4.1(a), the execution, delivery and performance of this Agreement and the Related Agreements by Buyer will not (i) violate or conflict with any provision of the charter or by-laws or similar organizational instrument of Buyer, (ii) conflict with, violate or constitute a default under any provision of, or be an event that is (or with the giving of notice or passage of time or both will result in) a violation of or default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation or right under, or require a consent under, any Lien or any material contract, agreement, license or permit, to which Buyer is a party or any of its property is bound, or (iii) violate or conflict with any provision of law, regulation, rule, writ, injunction, decree, statute, order, judgment or ruling of any Governmental Authority or any other material restriction of any kind or character to which Buyer is subject or by which any of its property is bound, that, in the case of clauses (ii) and (iii), would, individually or in the aggregate, have a material adverse effect on Buyer's ability to consummate the Stock Purchases or would otherwise prevent the performance of the other obligations of Buyer under this Agreement or the Related Agreements. This Agreement and each of the Related Agreements to which Buyer is a party have been duly executed and delivered by Buyer, and, assuming the due execution hereof and thereof by the Sellers and the other parties thereto, constitutes the legal, valid and binding obligations of Buyer, each enforceable against Buyer in accordance with its terms.

                  (b) Buyer has delivered or caused to be delivered to the Sellers complete and correct copies of the certificates of incorporation and by-laws of Buyer, and has made available to the Sellers and their advisors the corporate minute books and other books and records of Buyer. The corporate minute books of Buyer made available to the Sellers and their advisors are true and correct in all material respects.

                  (c) As of the date hereof 1,012.4088748 shares of Buyer Common Stock are issued and outstanding. All of the issued and outstanding shares of Buyer Common Stock are validly issued, fully paid and nonassessable and none of such shares have been issued in violation of, or are subject to, any preemptive rights. Except as set forth in the SEC Reports, on Schedule 4.1(c) hereof, or as contemplated hereby and by the Related Agreements, as of the date hereof, there are no outstanding options, warrants, subscriptions or other rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, Buyer or any securities convertible into or exchangeable or exercisable for any shares of capital stock of any class of, or other equity interests in, Buyer.

                  Section 4.2. Licenses, Approvals, Other Authorizations, Consents, Reports, etc. Schedule 4.2 hereto contains a list of all registrations, filings, applications, certifications, notices, consents, approvals, certificates, franchises, orders, qualifications, authorizations and waivers required to be made, filed, given or obtained by Buyer with, to or from any Governmental Authority in connection with the consummation of the Stock Purchases and performance of the other obligations of Buyer under this Agreement except for those (i) that become applicable solely as a result of the specific regulatory status of Sellers, the Companies or the Subsidiaries or any change of ownership thereof or (ii) the failure to make, file, give or obtain which would not, individually or in the aggregate, either have a material adverse effect on the Business Condition of Buyer or prevent the consummation of the Stock Purchases and the other transactions contemplated hereby.

                  Section 4.3. Investment Representations. In connection with the acquisition of the Shares, Buyer makes the following representations:

                  (a) Buyer is acquiring the Shares for its own account and not for the account or benefit of any other Person;

                  (b) Buyer is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act;

                  (c) Buyer has knowledge and experience in financial and business matters such that Buyer is capable of evaluating the merits and risks of an investment in the Shares;

                  (d) Buyer understands that the Shares are a speculative investment which involves a high degree of risk of loss of such Buyer's investment therein, that there are substantial restrictions on the transferability of the Shares and that on the date hereof and for an indefinite period following such date there will be no public market for the Shares;

                  (e) Buyer (i) has been furnished with all such information as Buyer has deemed necessary to make an informed investment decision with respect to the Shares and (ii) has been afforded an opportunity to ask questions and receive answers from authorized officers and other representatives of Seller, the Companies and the Subsidiaries concerning the Companies and the Subsidiaries;

                  (f) Buyer confirms that it had the opportunity to obtain such independent legal and tax advice and financial planning services as such Buyer has deemed appropriate prior to making a decision to invest in the Shares;

                  (g) The Shares are being acquired by Buyer solely for investment, and are not being purchased with a view to a distribution or resale thereof otherwise than in compliance with the Securities Act; and

                  (h) Buyer understands that the Shares have not been registered under the Securities Act, or any state securities laws, in reliance upon exemptions from registration.

                  Section 4.4. Securities. At the Closing, the issuance of the Securities and the Warrants will have been duly authorized and, upon their issuance pursuant to the terms of this Agreement, the Securities will be validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar right other than the rights and obligations under the Stockholders' Agreement.

                  Section 4.5. SEC Filings; Financial Statements. (a) Buyer has filed all forms, reports, statements and documents filed or required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1998 (collectively, including all exhibits and schedules thereto and documents incorporated therein by reference, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed.

                  (b) Each of the audited and unaudited consolidated financial statements of Buyer (including any related notes thereto) included in the SEC Reports, complies as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereof) and fairly presents the consolidated financial position of Buyer and its subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

                   Section 4.6. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer for which the Sellers or any of their Affiliates would be responsible.

                   Section 4.7. Financing. Attached as Exhibit 4.7 hereto is a true and complete copy of the commitment letter, dated on or about the date hereof (the "Commitment Letter"), issued in connection with the financing of the transactions contemplated by this Agreement. The terms and conditions of the Commitment Letter are satisfactory to Buyer.

                   Section 4.8. Litigation; Orders. Except as disclosed in the SEC Reports, there are no Actions pending or, to the knowledge of Buyer, threatened or claims asserted against Buyer (or, to the knowledge of Buyer, against any officer, director or employee of Buyer or any other Person to the extent such officer, director, employee, or other Person is entitled to indemnification from Buyer with respect to such Action or claim) that would, individually or in the aggregate, have a material adverse effect on the Buyer Business Condition or in which the complaint or claim specifically seeks to prohibit any of the Stock Purchases or otherwise impair the consummation of this Agreement or the transactions contemplated hereby. Except as disclosed in the SEC Reports, there are no judgments, verdicts or outstanding orders, injunctions, decrees, stipulations, settlement agreements, citations, fines or awards against or binding upon Buyer or any of its properties or businesses (or, to the knowledge of Buyer, against any officer, director or employee of Buyer or any other Person to the extent such officer, director, employee, or other Person is entitled to indemnification from Buyer with respect to such Action or claim) that would have, individually or in the aggregate, a material adverse effect on the Buyer Business Condition or prohibit any of the Stock Purchases or otherwise impair the ability of Buyer to complete the Stock Purchases or the transactions contemplated hereby.

                   Section 4.9. Compliance with Laws. Except as may be disclosed in the SEC Reports, the conduct of the business of Buyer is in compliance and, to the knowledge of Buyer, has been in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to its properties, except for violations or failures so to comply, if any, that, individually or in the aggregate, would not have a material adverse effect on the Buyer Business Condition. Except as set forth in the SEC Reports, Buyer has not received notice of any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any Governmental Authority applicable to Buyer or its subsidiaries or to their properties which has not been satisfactorily addressed except for violations, if any, that would not, individually or in the aggregate, have a material adverse effect on the Buyer Business Condition or would be reasonably likely to give rise to material fines or other material civil penalties or any criminal liabilities. In furtherance and not in limitation of the foregoing, Buyer has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any government official or other governmental party, in the United States or any other country, which is in any manner related to the business or operations of Buyer and which was illegal under any statutes, laws, regulations, ordinances, rules, judgments, orders or decrees of any Governmental Authority (including, without limitation, the U.S. Foreign Corrupt Practices Act).

                   Section 4.10. Undisclosed Liabilities. Except as disclosed in the balance sheet included in the most recent SEC Reports or as incurred after the date of the most recent SEC Report in the ordinary course of business consistent with past practice which could not, individually or in the aggregate, have a material adverse effect on the Buyer Business Condition, Buyer does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could have a material adverse effect on the Buyer Business Condition.

                   Section 4.11. Disclosure. The representations and warranties of Buyer contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.



                                    ARTICLE V

                         Covenants of Sellers and Buyer

                  Section 5.1. Investigation of Business; Access to Properties and Records. (a) After the date hereof until the Closing Date, each party hereto shall continue to afford to representatives of the other parties hereto full access (and the Sellers shall cause the Companies and Subsidiaries to continue to afford to representatives of Buyer full access), to their respective officers, employees, suppliers, customers, distributors, auditors, environmental auditors, counsel, financial advisors and other agents, offices, plants, warehouses, properties, books, contracts and records (including environmental surveys and accountant's workpapers), during normal business hours, in order that such party may continue to have full opportunity to make such investigations as it desires of the affairs of the Companies and Subsidiaries or Buyer, as the case may be; provided, however, that such investigation shall not unreasonably disrupt the personnel and operations of the Companies, the Subsidiaries or Buyer, as the case may be.

                  (b) After the date hereof until the Closing Date or the date of termination of this Agreement, if earlier, Sellers will continue to supply Buyer with all relevant documents and information for use in connection with Buyer's investigation contemplated hereby. Such material, including the materials provided prior to the date hereof, is hereinafter referred to as "Evaluation Material." Buyer agrees that it and its representatives will hold in confidence any Evaluation Material in accordance with the Buyer's Confidentiality Agreement. If the transactions contemplated by this Agreement are not consummated, the provisions of the Buyer's Confidentiality Agreement shall survive and shall apply to the Evaluation Materials.

                  (c) At the Closing or as soon thereafter as practicable, but in no event later than three days after the Closing Date, Sellers will deliver or cause to be delivered to Buyer all corporate records of the Companies and the Subsidiaries, and all other original (or copies thereof, if originals are not immediately available) agreements, documents, books and records relating to the Business in the possession of Sellers or their respective Affiliates to the extent not then in the possession of any of the Companies or the Subsidiaries.

                  (d) Sellers agree to maintain confidentiality set forth in the Sellers' Confidentiality Agreement, including with respect to "Evaluation Material" as defined in the Sellers' Confidentiality Agreement supplied after the date hereof, at all times, on the terms thereof, which are incorporated by reference herein. If the transactions contemplated by this Agreement are not consummated, the provisions of the Sellers' Confidentiality Agreement shall survive and shall apply to such "Evaluation Material."

                   Section 5.2. Efforts; Obtaining Consents. (a) Subject to the terms and conditions herein provided, each of the Sellers and Buyer (provided that with respect to Buyer's financing, Section 5.8 and not this Section shall govern the matters covered thereby) agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using its commercially reasonable efforts (i) where practicable, to obtain all necessary waivers, consents and approvals from other parties to material agreements and contracts (including, without limitation, any agreements relating to Indebtedness) and, on the part of Buyer and the Sellers, to obtain without additional cost to Buyer, the Companies, the Subsidiaries or the Sellers (except that Buyer and the Sellers agree to take such actions as specified on Schedule
5.2 hereto) all consents and agreements and to make such other provisions reasonably necessary or requested by Buyer to enable Buyer to continue to operate the Business and in the same manner and under the same terms and arrangements currently operated without increasing the costs of such activity to Buyer or the Companies and the Subsidiaries, (ii) to obtain all consents, approvals and authorizations that are required to be obtained from Governmental Authorities, (iii) to lift or rescind any injunction, restraining order, decree or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings including, but not limited to, filings under the HSR Act and any similar required foreign filings and submissions of information requested by Governmental Authorities, (v) to cooperate with the other parties hereto in connection with planning the transition of the ownership of the Companies and managing the integration of operations of the Business with the operations of Buyer and (vi) to fulfill all conditions to this Agreement.

                  (b) The parties hereto shall promptly inform the others of any material communications from the United States Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

                  Section 5.3. Further Assurances. Sellers and Buyer agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement, to assure that Buyer has acquired all of the rights and assets used or held for use in the Business during the one year period ended December 31, 1997 and since such date to the Closing Date, other than to the extent such rights or assets are owned by third parties or have been disposed of to third parties prior to the Closing in the ordinary course of business and consistent with past practice. From and after the Closing, the Sellers will not use any Company Intellectual Property in their names or operations of any of their affiliated businesses or entities.

                  Section 5.4. Conduct of Business. From the date hereof until the Closing, except as disclosed on Schedule 5.4 hereto or otherwise provided for in this Agreement, and, except as consented to or approved by Buyer in writing, Sellers covenant and agree that:

                  (a) each of the Companies and the Subsidiaries shall operate its business in the ordinary and usual course in accordance with past practices;

                  (b) neither any Company nor any of the Subsidiaries shall issue, sell or agree to issue or sell (i) any shares of its capital stock or other equity interests in any Company or any of the Subsidiaries, or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or other equity interests or make any change in its issued and outstanding capital stock or other equity interests or redeem, purchase or otherwise acquire any of its capital stock or other equity interests;

                  (c) neither any Company nor any Subsidiary shall (i) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or other employees, other than as required by law; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer or employee, whether past or present, other than as required by contracts or plan documents in effect on the date of this Agreement; (iii) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer or employee or other Person; or (iv) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or adopt or amend or commit itself to adopt or amend any of such plans, funds or similar arrangements except as required by law or any contract disclosed in paragraph (c)(iv) of Schedule 5.4;

                  (d) except as otherwise provided for in this Agreement, neither any Company nor any Subsidiary shall (i) amend its certificate of incorporation or by-laws, (ii) declare any dividend or make any distribution with respect to its stock (other than dividends or distributions payable solely to a Company or a Subsidiary) except for dividends or distributions made to any of the Sellers from Anagram in an amount that, when added to any dividends or distributions made from January 1, 1998 through the date hereof, is no greater than the sum of (A) an amount equal to $974,152, which is reflected on the Financial Statements as of December 31, 1997 as accrued dividends payable relating to tax liabilities of the Sellers in respect of the taxable income of Anagram in respect of the taxable period beginning on January 1, 1997 and ending on December 31, 1997, which amount was paid on the dates and in the amounts set forth on Schedule 5.4(d)(ii), and (B) the reasonably expected tax liabilities of each Seller in respect of the taxable income of Anagram (and the Subsidiaries of Anagram that are disregarded entities for Income Tax purposes) arising from operations in the ordinary course of business of Anagram and such disregarded Subsidiaries (or from transactions listed on Schedule 3.3(d)) in respect of the taxable period beginning on January 1, 1998 and ending on the day before the Closing Date (using in the case of (A) and (B) each such Seller's actual effective tax rate for federal income tax and Minnesota income tax for the purpose of calculating such tax liability); provided, however, that no less than five days prior to making or paying such amount, the Sellers shall provide to Buyer, for its review and approval, in writing the amount that the Sellers propose to withdraw pursuant to this clause (ii) setting forth the calculation thereof in reasonable detail, (iii) cancel or compromise any debts owed to it, except for compromises of current or former short-term trade receivables or other current assets in the ordinary course of business consistent with past practice, (iv) waive or release any rights of material value, or (v) close any of its facilities;

                  (e) neither any Company nor any Subsidiary shall (i) sell, transfer, lease or otherwise dispose of any of its material assets or any Company Intellectual Property other than expiration of licenses, leases or other contracts, in the ordinary course of business and in accordance with their terms on the date hereof, (ii) create or permit to exist any new Lien on any of its properties or assets, other than Permitted Liens on Owned Properties, (iii) enter into any joint venture, partnership or other similar arrangement or form any other new material arrangement for the conduct of its business, or (iv) make any investment or purchase any assets or securities of any Person or make any capital expenditures in an amount in excess of $100,000 individually or $300,000 in the aggregate;

                  (f) neither any Company nor any Subsidiary shall permit a material change in its credit practices or its methods of maintaining its books, accounts or business records or, except as required by U.S. GAAP (in which event prior notice shall be given to Buyer), change any of its accounting principles or the methods by which such principles are applied for tax or financial reporting purposes, and in the case of financial reporting purposes, from those used in producing the Financial Statements and the Combined Financial Statements with respect to the one-year period ended as of December 31, 1997;

                  (g) neither any of the Companies nor any of the Subsidiaries shall substantially increase the total number of its employees or enter into any collective bargaining agreement with any employees;

                  (h) neither any of the Companies nor any of the Subsidiaries shall enter into a material lease of real property, other than renewals of leases with unrelated third parties in the ordinary course of business and consistent with past practice, or permit any modification, amendment or waiver of the provisions of any existing lease of real property, whether in connection with seeking or obtaining a lessor's consent to the transactions contemplated by this Agreement or otherwise, without the consent of Buyer which will not be unreasonably withheld if there are no significant changes to the economic terms thereof;

                  (i) neither any of the Companies nor any of the Subsidiaries shall enter into a new Company Design License or permit any modification, amendment or waiver of the provisions of any existing Company Design License, whether in connection with seeking or obtaining a licensor's consent to the transactions contemplated by this Agreement or otherwise, without the consent of Buyer;

                  (j) neither any of the Companies nor any of the Subsidiaries shall engage in purchases of inventory or raw materials other than in the ordinary course of business and consistent with past practice;

                  (k) neither any of the Companies nor any of the Subsidiaries shall enter into any non-competition agreement;

                  (l) neither any Company nor any of the Subsidiaries shall enter into any financing transactions, including permitting or causing the issuance of letters of credit, that would create an impediment to satisfaction of the conditions and covenants contained in this Agreement or to timely consummation of the Closing, and the Company and the Subsidiaries shall only incur or assume additional Indebtedness under the contracts, loan agreements, mortgages, notes, capital leases and similar instruments and documents listed on
Schedule 3.2(d); and

                  (m) neither any of the Companies nor any of the Subsidiaries shall agree to take any action prohibited by this Section 5.4.

                  Section 5.5. Preservation of Business. From the date hereof until the Closing, subject to the terms and conditions of this Agreement, Sellers shall, and shall cause the Companies and Subsidiaries to, use commercially reasonable efforts to preserve the Business and the Company Intellectual Property intact, to preserve the good will of customers, suppliers, employees and others having business relations with the Companies and Subsidiaries, to retain key employees of the Companies and the Subsidiaries, and to maintain insurance for the benefit of the Business in full force and effect with responsible companies, comparable in amount to that in effect on the date of this Agreement, subject to the availability thereof at costs not materially greater than at present.

                  Section 5.6. Non-Solicitation. Prior to the Closing, until termination of this Agreement, Sellers shall not, and shall not permit the Companies or the Subsidiaries to, (i) solicit any inquiries or proposals for, or enter into or continue or resume any discussions with respect to or enter into any agreement with respect to, any acquisition of any Shares, any shares of capital stock of any Subsidiary or all, or a substantial part, of the assets of any of the Companies or the Subsidiaries or (ii) furnish or cause to be furnished any non-public information concerning the business and operations of the Companies or the Subsidiaries to any Person (other than to or at the request of Buyer and its representatives) other than in the ordinary course of business consistent with past practice. If at any time prior to the Closing, any Seller or any of their representatives is approached by any third party which expresses an interest in making an acquisition of the type referred to in clause (i) of the preceding sentence, Sellers will promptly disclose to Buyer the nature of such contact and the parties thereto.

                   Section 5.7. Related Party Matters. Other than (i) the Covenant Not To Compete, dated March 27, 1997, by and between Anagram and Michaela Graeb-Kieves, which Buyer shall cause Anagram to pay in accordance with its terms after the Closing, and (ii) compensation and benefits with respect to services as an employee in the ordinary course of business and consistent with past practice that will be paid in accordance with the customary practices of the Companies and the Subsidiaries, Sellers shall cause the Companies and the Subsidiaries to pay in full any amounts owed by the Companies or the Subsidiaries to any Related Party, and the Sellers shall cause any Related Party to pay in full any amounts owed by such Related Party to any Company or Subsidiary (including any accounts receivable or accounts payable), in each case at or prior to the Closing and otherwise in accordance with the terms thereof (subject to Buyer's obligation to provide funds to repay certain Indebtedness of the Companies and the Subsidiaries pursuant to Section 5.13(a)).

                   Section 5.8. Financing. Buyer shall use commercially reasonable efforts to obtain by the Closing Date, on the terms described in the Commitment Letter the financing required to consummate the transactions contemplated hereby on the terms set forth therein (the "Financing"), unless Buyer has made other arrangements for the necessary financing. If any portion of the Financing becomes unavailable, Buyer will use commercially reasonable efforts to obtain necessary debt financing from another source, on and subject to substantially the same terms and conditions as the portion of the Financing that has become unavailable, in order to consummate the transactions contemplated hereby on the terms and within the time period set forth herein.

                   Section 5.9. Stockholders' Agreement. At or prior to the Closing, each of the Sellers shall execute and become a party to the Stockholders' Agreement as amended as contemplated by Section 2.5, to the extent not executed on the date hereof.

                   Section 5.10. Resignations; Nominee Shareholders. At the Closing, Sellers shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of all directors and officers of all the Companies and the Subsidiaries designated in writing by Buyer to the Sellers at least five business days prior to the Closing Date.

                   Section 5.11. Current Information. During the period from the date of this Agreement to the Closing, (i) Sellers shall notify Buyer of (A) any change in the normal course of business or operations of the Companies or the Subsidiaries that would have a material adverse effect on the Business Condition, (B) the making or commencement of any governmental complaints, investigations or hearings of which any of the Sellers has knowledge that would have a material adverse effect on the Business Condition (or the receipt by any Seller, Company or Subsidiary of any communications indicating that the same may be contemplated), (C) the institution or threat of any litigation relating to any Company or Subsidiary or the Business of which any Seller has knowledge, or the settlement of, or any other significant developments in, any litigation relating to any of the Companies or the Subsidiaries or the Business or (D) any notice received from any of the customers, suppliers or distributors listed on
Schedule 3.17 or any licensors under the Company Design Licenses regarding the relationship between any Company or Subsidiary and such customer, supplier or distributor and indicating any adverse change in such relationship as a whole, (ii) Buyer shall notify Sellers of (A) any change in the normal course of business or operations of Buyer that would be reasonably likely to have a material adverse effect on the Buyer Business Condition, or (B) the making or commencement of any governmental complaints, investigations or hearings of which Buyer has knowledge that would have a material adverse effect on the Buyer Business Condition of Buyer (or the receipt by Buyer of any communications indicating that the same may be contemplated); and (iii) Buyer shall give prompt notice to the Sellers and the Sellers shall give prompt notice to Buyer, of (A) any representation or warranty made by it or them contained in this Agreement which has become untrue or inaccurate in any material respect, or
(B) the failure by it or them to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement provided, however, that such notifications shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                   Section 5.12. Financial Statements. Prior to the Closing, Sellers shall deliver to Buyer promptly after they are prepared such monthly or other financial statements or financial reports of the Companies as are prepared by or relating to the Companies in the ordinary course of business consistent with past practices and such other financial information as Buyer may reasonably request, promptly after such request. Sellers shall use commercially reasonable efforts to have Arthur Andersen consent (at Buyer's expense) to Buyer's use of and reliance on the audited Financial Statements, the Combined Financial Statements and such other audited financial statements of the Companies or its predecessors as may be required for any portion of the Financing or refinancings, exchanges or substitutions thereof, or in connection with filings under the federal securities laws.

                   Section 5.13. Further Actions. At the Closing, Sellers agree that they will, or will cause the Companies and Subsidiaries to, (a) except (i) for the capital leases listed on Schedule 5.13, (ii) as provided in Section 5.7(i) or (iii) to the extent explicitly requested by Buyer prior to the repayment thereof, repay in full at or prior to the Closing (with funds to be provided by Buyer at the Closing) all of the Indebtedness of the Companies and the Subsidiaries, including accrued interest, premium, penalties and other costs, (b) use commercially reasonable efforts (without any payment of breakage costs unless Buyer agrees to reimburse the Sellers therefor) to arrange for the prepayment of the capital leases listed on Schedule 5.13 and (c) use commercially reasonable efforts to eliminate or discharge all Liens on the stock or assets of the Companies and the Subsidiaries and any other encumbrances on the stock or assets of the Companies and the Subsidiaries, including, without limitation, the Owned Properties, other than Permitted Liens. Buyer agrees to cooperate in connection therewith. Buyer and Sellers agree to cooperate with each other so that all outstanding letters of credit relating to any Company or Subsidiary are replaced prior to the Closing and that the parties whose obligations are being secured by such letters of credit shall take such actions necessary in order to have such replacements issued for their own accounts. Following the Closing until April 16, 1999, Buyer and the Sellers agree to cooperate with each other and take all reasonable action to (i) cause Anagram to distribute additional cash to the Sellers sufficient to cover any shortfall in the amount of cash distributed to the Sellers pursuant to Section 5.4(d)(ii)(B) hereof based on the actual amount of tax due in respect of the taxable income of Anagram (and the Subsidiaries of Anagram that are disregarded entities for Income Tax purposes) described in Section 5.4(d)(ii)(B) hereof and (ii) cause the Sellers to refund to Anagram any cash distributed to the Sellers pursuant to Section 5.4(d)(ii)(B) hereof in excess of the actual amount of tax due in respect of the taxable income of Anagram (and the Subsidiaries of Anagram that are disregarded entities for Income Tax purposes) described in Section 5.4(d)(ii)(B) hereof.

                  Section 5.14. Liquidation of Anagram Exports. Immediately prior to the Closing, the Sellers shall cause Anagram Exports to be liquidated and any assets held by Anagram Exports related to the Business shall be contributed to Anagram or one of the remaining Companies without additional consideration.

                  Section 5.15. Employee Benefit Plans. (a) Any transfer of employment from any of the Companies or the Subsidiaries to Buyer or an Affiliate or subsidiary of Buyer effected by or in connection with the transactions contemplated by this Agreement shall not be considered a termination of employment for purposes of any Company Employee Benefit Plan, any Non-U.S. Company Employee Benefit Plan or any employee benefit plans of Buyer, including any severance plans or arrangements. In the event that any employees of the Companies or the Subsidiaries become subject to Buyer's employee benefit plans, such employees will receive credit for their service with the Companies or the Subsidiaries under Buyer's benefit plan for eligibility and vesting purposes.

                  (b) In the event that Buyer provides the employees of the Companies or the Subsidiaries coverage under Buyer's health and welfare plans:
(i) such coverage shall be, during the period ending twenty-four (24) months after the Closing Date, in the aggregate, on terms no less favorable to such employees than those applicable to, at the election of Buyer, either (x) similarly situated employees of Buyer and its subsidiaries or (y) such employees of Anagram on the date hereof; (ii) Buyer's health and welfare plans shall credit the Companies' employees with all service credited to such employees under the health and welfare plans provided by the Companies for purposes of determining eligibility to participate in Buyer's health and welfare plans; and
(iii) Buyer shall waive any waiting periods, pre-existing condition exclusions (except to the extent such exclusions applied immediately prior to the Closing) and actively-at-work requirements and provide that any expenses incurred on or before the Closing Date by such employees or such employees' covered dependents shall be taken into account (to the extent taken into account under current plans) for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions of Buyer's health and welfare plans.

                  (c) Nothing in this Section 5.15 shall restrict or limit the firing, demotion, laying off or transfer of employment of any employee of the Companies or the Subsidiaries by Buyer.

                  Section 5.16. Supplements and Updates to Schedules. Not later than three business days prior to Closing, by written notice to Buyer that the condition in Section 8.1 is not capable of being satisfied at the Closing, Sellers may update the Schedules (such update to be attached to such notice) with respect to each event or occurrence occurring after the date of this Agreement which (i) if such event or occurrence had occurred at or prior to the date of this

Agreement, would have been required to be set forth or described in such Schedules to Article III and (ii) if such event or occurrence had been omitted from the Schedules would cause the condition set forth in Section 8.1 hereof not to be satisfied at the Closing. Following receipt of the updated Schedules, Buyer may terminate this Agreement by delivering written notice to the Designated Representative, provided that if Buyer does not elect to terminate this Agreement within fifteen (15) business days of Buyer's receipt thereof and instead elects to consummate the transactions contemplated by this Agreement, unless the parties hereto agree otherwise in writing, the Schedules, as so updated, will be deemed to be the Schedules for all purposes, including with respect to Article X hereof.

                   Section 5.17. Additional Filings or Approvals. In the event the exercise of any Warrant requires any filings, approvals or consents under the applicable federal or state law, including the HSR Act, (a) Buyer shall use reasonable efforts to effect such filings or to obtain such approvals or consents (but not including the payment of any fees), as soon as reasonably practicable after notice of or exercise of the Warrant is given to Buyer, and
(b) the expiration date for such Warrant shall be extended (but in no event for longer than three months beyond such expiration date) until such approvals or consents have been obtained to permit the exercise thereof.

                   Section 5.18. Release of Certain Guarantee. Buyer shall cause the Companies and the Subsidiaries to use commercially reasonable efforts to release Garry Kieves from his guarantees of certain obligations of Anagram U.K. that are listed on Schedule 5.18 attached hereto, as soon as is reasonably possible following the Closing, but in any case within six (6) months following the Closing Date, or, if such release cannot be so obtained, to indemnify Garry Kieves against all losses, liabilities, claims, damages, costs, expenses, fines and penalties arising as a result of such guarantees.

                                   ARTICLE VI

                                Employee Benefits

                  Section 6.1. Employee Benefit Plans. The Sellers hereby represent and warrant to Buyer as follows:

                  (a) Schedule 6.1(a) includes a complete list of all employee benefit plans, programs, policies, practices, employment agreements and other arrangements providing benefits to any employee or former employee primarily employed in the United States or subject to the laws of the United States or any state or jurisdiction thereof or any beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by any of the Companies or the Subsidiaries or to which any of the Companies or the Subsidiaries contribute or are obligated to contribute (collectively, "Company Employee Benefit Plans") , provided that the Company Employee Benefit Plans do not include any statutory requirements of the United States or any jurisdiction thereof. Without limiting the generality of the foregoing, the term "Company Employee Benefit Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. Schedule 6.1(a) also includes a complete list of all employee benefit plans, programs, policies, employment agreement, superannuation schemes, retirement schemes, provident schemes, practices, and other arrangements for any employee or former employee (including arrangements for the payment to employees or their retirement or death or on the occurrence of any permanent or temporary disability) primarily employed in countries other than the United States or subject to the laws of countries other than the United States or any beneficiary or dependent thereof, whether or not written and whether covering one person or more than one person, sponsored or maintained by any of the Companies or the Subsidiaries or to which any of the Companies or the Subsidiaries contribute or are obligated to contribute (collectively, "Non-U.S. Company Employee Benefit Plans"), provided that the Non-US Company Employee Benefit Plans do not include any statutory requirements of the respective foreign country or any jurisdiction thereof.

                  (b) With respect to each Company Employee Benefit Plan and Non-U.S. Company Employee Benefit Plan, Sellers have delivered to Buyer a true, correct and complete copy of: (A) each writing constituting a part of such Company Employee Benefit Plan and Non-U.S. Company Employee Benefit Plan, including, without limitation, all plan documents, benefit schedules, participant agreements, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Reports (Form 5500 Series where applicable) and accompanying schedules, if any; (C) the current summary plan description, if any; (D) the most recent annual financial report, if any; and
(E) the most recent determination letter from the IRS or other relevant Taxing Authority, if any. All financial statements and actuarial reports, where such statements or reports are required by applicable law, since January 1, 1996, for each Company Employee Benefit Plan and each Non-U.S. Company Employee Benefit Plan have been prepared in accordance with generally accepted accounting principles and actuarial principles, applied on a uniform and consistent basis. Except as specifically provided in the foregoing documents delivered to Buyer, there are no amendments to any Company Employee Benefit Plan or Non-U.S. Company Employee Benefit Plan that have been adopted or approved nor have Sellers undertaken to make any such amendments.

                  (c) Schedule 6.1(a) identifies each Company Employee Benefit Plan that is intended to be a "qualified plan" satisfying the requirements of
Section 401(a) of the Code (a "Company Pension Plan").

                  (d) Except as otherwise set forth in Schedule 6.1(d) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any subsequent or related event, including, without limitation, termination of employment) (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from the Companies or the Subsidiaries under any Company Employee Benefit Plan or Non-U.S. Company Employee Benefit Plan or any collective bargaining agreement or otherwise, (ii) materially increase any compensation or benefits otherwise payable under any such Company Employee Benefit Plan or Non-U.S. Company Employee Benefit Plan or collective bargaining agreement or otherwise or
(iii) accelerate any material liability under any Company Employee Benefit Plan or Non-U.S. Company Employee Benefit Plan because of an acceleration of the time of payment or vesting of any rights or benefits to which employees may be entitled thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby has resulted in or will result in payments to "disqualified individuals" (as defined in Section 280G(c) of the Code) of the Companies or the Subsidiaries which, individually or in the aggregate, will constitute "excess parachute payments" (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.

                  (e) For purposes of this Article VI, the term "employee" shall be considered to include individuals rendering personal services to the Companies or the Subsidiaries as independent contractors.

                  (f) Each of the Companies and the Subsidiaries has withheld appropriate withholding Taxes for all employees (within the meaning of the Code) of the Companies and the Subsidiaries and has paid such Taxes over to the appropriate Taxing Authority on a timely basis.

                  (g) The Companies and the Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Companies or the Subsidiaries.

                  Section 6.2. Company Employee Benefit Plans. The Sellers hereby represent and warrant to Buyer as follows:

                  (a) (a) All Company Employee Benefit Plans which are "employee benefit plans," as defined in Section 3(3) of ERISA, are in all material respects in compliance with and have been administered in compliance with all applicable requirements of law, including but not limited to the Code and ERISA, and all contributions required to be made to each such plan under the terms of such plan, ERISA or the Code for all periods of time prior to December 31, 1997 or the Closing Date to the extent then due and payable, as the case may be, have been or, as applicable, will by the Closing Date be timely made or paid in full or, to the extent not required to be made or paid on or before December 31, 1997 or the Closing Date, have been fully reflected on the Combined Balance Sheet or will be fully reflected as a liability of the Companies as of the Closing Date, respectively.

                  (b) A favorable determination letter as to the qualification of each Company Pension Plan under Section 401(a) of the Code has been issued and remains in effect and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no amendment has been made to such Company Pension Plan subsequent to the date of such determination letter, nor has any event occurred or circumstance arisen, that could adversely affect the qualified status of such Company Pension Plan. Each Company Pension Plan has been administered in accordance with its terms and all applicable laws and regulations. Sellers, the Companies and the Subsidiaries have performed all material obligations required to be performed by them under, and are not in default under or in violation of, the terms of any of the Company Employee Benefit Plans in any material respect. None of Sellers, the Companies or the Subsidiaries or any other "disqualified person" (as defined in Section 4975 of the Code) or "party-in-interest" (as defined in Section 3(14) of ERISA) has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any Company Employee Benefit Plan (or its related trust), the Companies or the Subsidiaries or any officer, director or employee of the Companies or the Subsidiaries to the tax or penalty imposed under Section 4975 of the Code; all "fiduciaries," as defined in Section 3(21) of ERISA, with respect to the Company Employee Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA; and no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Pension Plan.

                  (c) No Company Employee Benefit Plan is subject to Title IV or
Section 302 of ERISA or Section 412, 4971 or 4980B of the Code. None of the Companies or the Subsidiaries nor any of their respective ERISA Affiliates now contributes or has an obligation to contribute, nor has at any time during the last six years contributed to or been obligated to contribute, to any multiemployer plan (within the meaning of Section 3(37) of ERISA) or a multiple employer plan (within the meaning of Section 413(c) of the Code), and none of the Companies, the Subsidiaries and their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. For these purposes: (i) the term "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA; and (ii) "Withdrawal Liability" means liability to a multiemployer plan as a result of a complete or partial withdrawal from such multiemployer plan, as those terms are defined in
Part I of Subtitle E of Title IV of ERISA.

                  (d) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Companies or the Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Companies, the Subsidiaries nor any ERISA Affiliate of the Company or the Subsidiaries has engaged in any transaction described in Section 4069 or Section 4204 of ERISA. "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and
(iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Benefit Plans.

                  (e) There are no pending or, to the knowledge of the Sellers, threatened claims (other than claims for benefits in the ordinary course), lawsuits, audits, investigations or arbitrations which have been threatened, asserted or instituted against the Company Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Employee Benefit Plans or the assets of any of the trusts under any of the Company Employee Benefit Plans, which would reasonably be expected to result in any material liability of the Companies or the Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor.

                  Section 6.3. Non-U.S. Company Employee Benefit Plans. The Sellers hereby represent and warrant to Buyer as follows:

                  (a) The Non-U.S. Company Employee Benefit Plans comply in all material respects with, and have been managed in accordance with, all applicable laws, regulations and requirements.

                  (b) Where Non-U.S. Company Employee Benefit Plans are funded or insured, all contributions and other amounts due to or in respect of them or any state pension arrangements by the Companies and the Subsidiaries have been fully paid at Closing to the extent then due and payable. Where such Non-U.S. Company Employee Benefit Plans are unfunded or underfunded, appropriate reserves are established therefor in the Financial Statements or Combined Financial Statements as liabilities. The Companies and the Subsidiaries have not by any act or omission, directly or indirectly, materially increased their liabilities or obligations to the Non-U.S. Company Employee Benefit Plans since the date of the last actuary's report described in Section 6.3(c) below.

                  (c) The Sellers have given Buyer the actuary's report on the latest actuarial valuation of each of the Non-U.S. Company Employee Benefit Plans or such other information which accurately describes the financial position of each of the Non-U.S. Company Employee Benefit Plans. Nothing has happened since the date of that information which would adversely affect the funding position of the Non-U.S. Company Employee Benefit Plans in a material way.

                  (d) None of the Companies or the Subsidiaries intends to terminate any of the Non-U.S. Company Employee Benefit Plans and there is no material deficiency in any of the Non-U.S. Company Employee Benefit Plans' assets which would arise as a result of such a termination.

                  (e) There is no pending or threatened dispute about the entitlements or benefits payable under any of the Non-U.S. Company Employee Benefit Plans, and no pending or, to the knowledge of the Sellers, threatened claim by or against the managers or administrators of the Non-U.S. Company Employee Benefit Plans or any of the Companies or the Subsidiaries has been made or threatened, and, to the knowledge of the Sellers, there are no circumstances which might give rise to any such claim except where any such event would not have, individually or in the aggregate, a material adverse effect on the Business Condition.

                  (f) All Taxes which have been assessed or imposed upon a Non-U.S. Company Employee Benefit Plan: (i) and which are due and payable have been paid by the final date for payment by the trustee of the scheme; or (ii) which are not yet payable but become payable prior to Closing will be paid by the due date.

                  Section 6.4. Administration. Prior to Closing, the Seller shall cause the Companies and the Subsidiaries to make themselves and their appropriate representatives and employees available to Buyer and Buyer shall make itself and its representatives available to the Companies and the Subsidiaries at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits affecting em-ployees of the Companies and the Subsidiaries, including benefits to which such employees may become entitled after the Closing Date under any tax-qualified retirement plan maintained by the Sellers or their Affiliates.

                                   ARTICLE VII

                                   Tax Matters

                  Section 7.1. Tax Returns of the Companies and the Subsidiaries. Sellers represent and warrant that:

                  (a) Except as set forth in Schedule 7.1(a) (i) all material Income Tax Returns required to be filed by, or with respect to any activities of, any of the Companies or the Subsidiaries have been filed in all material respects in accordance with all applicable laws, and all Taxes shown to be due on such Income Tax Returns have been paid, (ii) all other material Returns required to be filed by, or with respect to any activities of any of the Companies or the Subsidiaries have been or will be filed in accordance with all applicable laws and all Taxes shown as due on such Returns have been paid, (iii) Anagram is and has been an S Corp since 1982 and Anagram Holdings is and has always been either a QSS Sub or an S Corp, and no action has or will be taken with respect to either Anagram or Anagram Holdings to terminate and no condition exists which could result in the termination of such election or status prior to the Closing; (iv) each of the Trusts is and has always been a "qualified subchapter S trust" within the meaning of Section 1361(d)(3) of the Code; (v) none of the Companies or the Subsidiaries are, will be or have been liable for the tax imposed under Section 1375(a) of the Code; and (vi) none of the Companies or the Subsidiaries are, will be or have been liable for the Tax imposed under Section 1374(a) of the Code.

                  (b) Except as set forth on Schedule 7.1(b), (i) no claim has been made by any authority in a jurisdiction where the Companies or the Subsidiaries do not file Returns that any of the Companies or the Subsidiaries are or may be subject to taxation by that jurisdiction; (ii) except for Taxes being contested in good faith and by appropriate proceedings and for which appropriate reserves are established (all of which are identified in Schedule 7.1(b)), all material Taxes owed and due by any of the Companies and the Subsidiaries (whether or not shown on any Return) have (or by the Closing Date will have) been duly and timely paid; (iii) the unpaid Taxes of any of the Companies and the Subsidiaries did not, as of December 31, 1997, exceed the accrued Tax liabilities on the books of any of the Companies or the Subsidiaries and set forth on the Combined Balance Sheet and will not as of the Closing Date exceed the accrued Tax liabilities recorded on the books and records of the Companies and the Subsidiaries as of the Closing Date (recognizing the Sellers are liable for such Taxes pursuant to Section 7.7); (iv) all material Taxes required to be withheld by or on behalf of each of the Companies and the Subsidiaries have been withheld, and such withheld Taxes have been duly and timely paid to the proper Governmental Authorities; and (v) since December 31, 1997, no liability for Taxes has arisen for any of the Companies or the Subsidiaries other than in the ordinary course of business.

                  (c) Except as set forth on Schedule 7.1(c), no agreement or other document extending, or having the effect of extending, the period of assessment, payment or collection of any Taxes for which any of the Companies or the Subsidiaries or any of their predecessors may be held liable.

                  (d) Sellers have provided to Buyer complete and accurate copies of all Returns that are or have been required to be filed for all taxable periods for which the statute of limitations has not run, examination reports, and statements of deficiencies assessed against or agreed to by any of the Companies or the Subsidiaries or any of their predecessors. Except as set forth on Schedule 7.1(d), (i) no Lien exists with respect to any asset of any of the Companies or the Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes; (ii) there are no material Taxes for which any of the Companies or the Subsidiaries could be held liable which have been asserted in writing by any Governmental Authority to be due; (iii) to the knowledge of Sellers there are no pending audits, examinations, or investigations with respect to any Taxes of any of the Companies or the Subsidiaries; and (iv) to the knowledge of Sellers no unresolved issue has been raised in writing by any Governmental Authority in the course of any audit or examination with respect to Taxes for which any of the Companies or the Subsidiaries could be held liable.

                  (e) No consent or election has been made to have the provisions of Section 341(f) of the Code apply to any of the Companies or the Subsidiaries.

                  (f) None of the Companies or the Subsidiaries is party to or bound by any closing agreement, gain recognition agreement, tax sharing, tax indemnity, tax allocation or similar agreement or arrangement.

                  (g) None of the Companies or the Subsidiaries has either agreed to or is required to make any adjustment under Section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change in accounting method or otherwise.

                  (h) Each of Anagram Mexico, Anagram France and Anagram Nevada is, and since the contribution of stock of Anagram Holdings to Anagram has been, a disregarded entity, and not an association taxable as a corporation, for United States federal and state Income Tax purposes. Prior to the contribution of stock of Anagram Holdings to Anagram, each of Anagram Mexico, Anagram France and Anagram Nevada was a partnership, and not an association taxable as a corporation, for United States federal and state Income Tax purposes. Each of Anagram U.K., Anagram Spain and Anagram Japan is a corporation for U.S. federal and state Income Tax purposes.

                  (i) To the knowledge of Sellers, all information given to any Taxing Authority in connection with or affecting any application for any ruling, consent or clearance on behalf of any of the Companies or the Subsidiaries fully and accurately disclosed all facts and circumstances material for the decision of the Taxing Authority. To the knowledge of Sellers, each ruling, consent or clearance is valid and effective, and each transaction for which such ruling, consent or clearance has previously been obtained has been carried into effect in accordance with the terms of the relevant application, ruling, consent or clearance.

                  (j) Each of Anagram France, Anagram Mexico, Anagram U.K., Anagram Nevada, Anagram Spain and Anagram Japan is not and has never been a (i) passive foreign investment company, (ii) a foreign personal holding company,
(iii) a FSC or (iv) a foreign investment company, each within the meaning of the Code.

                  Section 7.2. Elections and Forms. (a) With respect to Buyer's acquisition of the Shares of Anagram hereunder, the Sellers and Buyer shall properly make a Section 338(h)(10) Election in accordance with applicable Tax Laws. With respect to the Sellers' sale of the Shares of Anagram Spain and Anagram Japan, at Buyer's election, Buyer shall make Section 338(g) Elections in accordance with applicable Tax Laws (and Buyer shall not make an election pursuant to Section 338(g) of the Code, or any corresponding election under any other applicable Tax Laws that requires a separate election, with respect to the deemed sale of the shares of the capital stock of Anagram U.K.). Buyer and Sellers agree to report such transfers under this Agreement consistent with the
Section 338 Elections, and shall take no position contrary thereto unless required to do so by applicable Tax Laws pursuant to a Determination.

                  (b) Buyer shall be responsible for the preparation and filing of all Section 338 Forms in accordance with applicable Tax Laws and the terms of this Agreement. Sellers shall execute and deliver to Buyer such documents or forms as are reasonably requested and are required by any Tax Laws properly to complete the Section 338 Forms, at least 20 days prior to the date such Section 338 Forms are required to be filed, provided that Buyer provides such documents or forms to Sellers at least 30 days prior to the date such Section 338 Forms are required to be filed.

                  (c) Within 60 days following the Closing Date, Buyer and the Sellers shall jointly prepare as follows a schedule (the "Allocation Schedule") allocating the "modified aggregate deemed sales price," as defined in Treasury Regulation Section 1.338(h)(10)-1(f), with respect to the Section 338(h)(10) Election and the "aggregate deemed sales price," as defined in Treasury Regulation Sections 1.338-3(b)(1) and 1.338-3(d), with respect to the Section 338(g) Elections. Buyer shall propose the allocations and provide the Sellers with a reasonable opportunity to review and comment thereon. To the extent the Sellers agree with Buyer with respect to the allocations and to the extent Buyer agrees with the Sellers' comments, the Allocation Schedule shall reflect the agreed-upon allocations, and to the extent the Sellers and Buyer are unable to agree, the Allocation Schedule, as to such items as are not agreed, shall be determined by a neutral accounting firm; provided, however, that the Allocation Schedule shall be reasonable, shall be based on fair market values in accordance with Section 338 of the Code and the regulations thereunder and shall be based on the allocations set forth on Schedule 7.2(c) hereof. The parties agree to have the fixed tangible assets of Anagram appraised by a mutually acceptable valuation firm for the purpose of this allocation; provided, however, that the cost of such appraisals shall be borne one-half by Buyer and one-half by the Sellers. Each of the Sellers and Buyer agrees to file all Income Tax Returns in accordance with the Allocation Schedule.

                  (d) Sellers shall not take a position before any Taxing Authority or otherwise (including in any Income Tax Return) inconsistent with the treatment that the net unrealized built-in gain (as defined in Section 1374 of the Code or any similar provisions of state and local

Tax Laws) of each of the Companies and the Subsidiaries is zero and that no net recognized built-in gain (as defined in Section 1374 of the Code or any similar provisions of state and local Tax Laws) results from any of the transactions contemplated by this Agreement unless required to do so by applicable Tax Laws pursuant to a Determination. None of the Companies, the Subsidiaries or the Sellers shall take any action prior to the Closing that would cause Anagram to be disqualified as an S Corp or Anagram Holdings to be disqualified as a QSS Sub. Neither Buyer, the Companies, the Subsidiaries nor any of their respective stockholders or Affiliates shall take any action (including in connection with the filing of returns) inconsistent with the treatment of Anagram for any period from 1982 to the Closing as an S Corp or inconsistent with the treatment of Anagram Holdings for any period prior to the Closing as a QSS Sub, unless, in either case, required to do so by applicable Tax Laws pursuant to a Determination.

                   Section 7.3. Allocation of Certain Taxes. Buyer and Sellers agree that if any of the Companies are permitted but not required under applicable state or local Income Tax laws to treat the Closing Date as the last day of a taxable period, Buyer and Sellers shall treat such day as the last day of a taxable period. Where it is necessary to apportion between Buyer and the Sellers the Tax liability of the Companies or the Subsidiaries for a period that includes but does not end on the Closing Date a ("Straddle Period"), such liability shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes, such as real property Taxes, imposed on a periodic basis shall be apportioned on a daily basis and exemptions, allowances and deductions that are otherwise calculated on an annual basis shall be apportioned on a daily basis.

                  Section 7.4. Filing Responsibility. (a) Sellers shall prepare and file or shall cause each of the Companies, the Subsidiaries and their Affiliates to prepare and file the following Returns with respect to each of the Companies, the Subsidiaries and their Affiliates:

                    (i) all United States federal Income Tax Returns and any other Income Tax Returns required to be filed in any jurisdiction in which the relevant Company has in effect an election similar to the election under
                           Section 1362 of the Code, in each case, for any taxable period ending on or before the Closing Date; provided, however, that Sellers shall provide Buyer copies of such proposed Returns at least 30 days prior to the due date of any such Returns, such Returns shall be prepared consistently with this Agreement and past practice and, in the event that Buyer reasonably objects to any item in such Returns, such dispute shall be resolved by a neutral accounting firm prior to the date such Return is required to be filed; and

                   (ii) all other Returns with respect to Taxes required to be filed (taking into account extensions) prior to the Closing Date.

                  (b) Buyer, the Companies, the Subsidiaries and the Affiliates of the Companies and the Subsidiaries shall file all other Returns with respect to the Companies, the Subsidiaries and the Affiliates of the Companies and the Subsidiaries; provided, however, that the Sell-ers shall pay the appropriate Company or Subsidiary at least five days prior to the due date of such Return any Taxes payable in connection with such Return for which the Sellers are liable under Section 7.7 hereof. The Sellers shall pay the appropriate Company or Subsidiary the amount of any Tax for which the Sellers are liable under Section 7.7 hereof in connection with any audit, examination, contest or litigation at least five days prior to the date such Taxes are required to be paid to the applicable Taxing Authority.

                  Section 7.5. Refunds and Carrybacks. (a) Sellers shall be entitled to any refunds or credits of Taxes (other than foreign Taxes arising by reason of a loss, credit or other carryback from a taxable period ending after the Closing Date) for which Sellers are liable pursuant to Section 7.7.

                  (b) Buyer, the Companies, the Subsidiaries or the Affiliates of the Companies and the Subsidiaries, as the case may be (excluding Sellers), shall be entitled to all other refunds or credits of Taxes.

                  (c) Buyer shall cause each of the Companies, the Subsidiaries and the Affiliates of the Companies and the Subsidiaries (excluding Sellers) promptly to forward to the Sellers or to reimburse the Sellers for any refunds or credits due Sellers (pursuant to the terms of this Article VII) after receipt thereof, and Sellers shall promptly forward to Buyer or reimburse Buyer for any refunds or credits due Buyer (pursuant to the terms of this Article VII) after receipt thereof.

                  Section 7.6. Cooperation and Exchange of Information. (a) Sellers shall prepare and submit to Buyer no later than three months after the Closing Date, 1998 blank tax return workpaper packages. Buyer shall and shall cause each of the Companies and the Subsidiaries to prepare completely and accurately and to submit to the Sellers within three months of receipt all information as Sellers shall reasonably request in such tax return workpaper packages.

                  (b) As soon as practicable, but in any event within 30 days after request, from and after the Closing Date, Buyer shall provide Sellers, or Sellers shall provide Buyer, respectively, with such cooperation and shall deliver to the Sellers or Buyer, respectively, such information and data concerning the pre-Closing operations of each of the Companies, the Subsidiaries and the Affiliates of the Companies and the Subsidiaries and make available such knowledgeable employees or representatives of the Sellers, the Companies, the Subsidiaries and the Affiliates of the Sellers, the Companies and the Subsidiaries as Sellers, or Buyer, may reasonably request, in order to enable Sellers, or Buyer, respectively, to complete and file all Returns which they may be required to file with respect to the operations and business of each of the Companies, the Subsidiaries and the Affiliates of the Companies and the Subsidiaries or to respond to audits by any Taxing Authorities with respect to such operations.

                  (c) Buyer and Sellers and their respective Affiliates shall cooperate in the preparation of all Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing prior years' Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the prepa-ration of such Returns, and furnishing such other information within such party's possession requested by the party filing such Returns as is relevant to their preparation.

                  (d) The Designated Representative shall have the right to control, at the expense of the Designated Representative, any audit or examination by any Taxing Authority (a "Tax Audit"), initiate any claim for refund (except to the extent such claim arises by reason of a net operating loss, credit or other Tax benefit arising after the Closing) and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment, in each case, with respect to any taxable period that ends on or before the Closing Date; provided, however, that (i) the Designated Representative shall provide Buyer with a timely and reasonably detailed account of each stage of such Tax Audit or other proceeding, (ii) the Designated Representative shall consult with Buyer before taking any significant action in connection with such Tax Audit or other proceeding, (iii) the Designated Representative shall consult with Buyer and offer Buyer an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Audit or other proceeding, (iv) the Designated Representative shall defend such Tax Audit diligently and in good faith as if the Designated Representative were the only party in interest in connection with such Tax Audit or other proceeding and (v) the Designated Representative shall not settle, compromise or abandon any such Tax Audit or other proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, of Buyer if such settlement, compromise or abandonment could have an adverse impact on Buyer. Buyer shall have the right to control any other Tax Audit or proceeding. Sellers shall furnish Buyer, and Buyer shall furnish Sellers, and Buyer and Sellers shall each furnish each of the Companies, the Subsidiaries and the Affiliates of the Company and the Subsidiaries, with their complete cooperation, respectively, in connection with any Tax Audit or other proceeding. Any Tax Audit or other proceeding with respect to more than one taxable period shall be treated as a separate Tax Audit or proceeding for each such taxable period.

                  Section 7.7. Tax Indemnification by Sellers. Sellers shall be liable for, and shall hold Buyer, each of the Companies, the Subsidiaries and their respective Affiliates and any successor corporations thereto or Affiliates thereof harmless from and against the following Taxes with respect to the Companies, the Subsidiaries and the Affiliates of the Companies and the
Subsidiaries:

                  (a) any and all Taxes imposed under Section 1374 of the Code;

                  (b) any and all Taxes arising by reason of the Section 338(g) Elections and the Section 338(h)(10) Election contemplated by this Agreement;

                  (c) any and all Taxes resulting from or arising out of any transaction undertaken by Sellers, the Companies, the Subsidiaries or any of their respective Affiliates outside of the ordinary course of business pursuant to or in anticipation of the transactions contemplated by this Agreement;

                  (d) any and all Taxes imposed by law on any of the Sellers (or any of their beneficiaries) or Anagram Exports;

                  (e) any and all Taxes imposed on any of the Companies or the Subsidiaries for the Pre-Closing Period (including any Tax arising by reason of the failure of Anagram to qualify as an S Corp or Anagram Holdings to qualify as either an S Corp or a QSS Sub (or, in each case, a comparable provision of state or local law) for any period prior to the Closing Date), other than Taxes imposed on any of the Companies or the Subsidiaries that either (i) were accrued as current Taxes payable on the Combined Balance Sheet or (ii) arose in the ordinary course of business after June 30, 1998 and accrued as current Taxes payable on or prior to the Closing Date (it being agreed and understood that any Taxes arising as a result of any adjustment by any Taxing Authority shall not be treated as described in clause (i) or (ii)); and

                  (f) any and all Taxes attributable to the operations of an entity (other than the Companies, the Subsidiaries, or any of their predecessors) for a Pre-Closing Period and for which the Companies or the Subsidiaries (including their predecessors) may be held liable solely by virtue of a relationship to or affiliation with such entity under Treasury Regulation
Section 1.1502-6 (relating to several liability) or any comparable or similar provision providing for joint and several liability under state, local or foreign Tax Laws.

                  Section 7.8. Definitions. For purposes of this Article VII, the following terms shall have the meanings ascribed to them below:

                  (a) "Determination" means a "determination" as defined by
         Section 1313(a) of the Code.

                   (b) "Income Tax Returns" means federal, state, local or foreign Income Tax Returns required to be filed with any Taxing Authority that include any of the Companies, the Subsidiaries or the Affiliates (excluding
         Sellers).

                   (c) "Income Taxes" means (a) federal, state, local or foreign income, or capital gains, franchise taxes or other taxes measured by reference to income, or capital gains and all other taxes reported on any Returns, together with any interest, penalties, charges or fees imposed with respect thereto, and (b) any obligations under any agreements or arrangements with respect to Income Taxes described in clause (a) above.

                   (d) "IRS" means the Internal Revenue Service.

                   (e) "Pre-Closing Period" shall mean each taxable period that ends on or before the Closing Date and the portion, ending on the Closing Date, of each Straddle Period.

                   (f) "QSS Sub" shall mean a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3) of the Code and comparable provisions of state and local law.

                   (g) "Returns" means returns, reports and forms required to be filed with any U.S. Taxing Authority or foreign Taxing Authority.

                   (h) "S Corp" shall mean an "S corporation" within the meaning of Section 1361(a) of the Code and comparable provisions of state and local law.

                   (i) "Section 338 Elections" shall mean both a Section 338(g) Election and a Section 338(h)(10) Election.

                   (j) "Section 338 Forms" means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county, or other local Taxing Authority in connection with a Section 338(g) Election or a Section 338(h)(10) Election.
         Section 338 Forms shall include, without limitation, any "statement of section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treas. Reg. Section 1.338-1 or Treas. Reg. Section 1.338(h)(10)-1.

                   (k) "Section 338(g) Election" means an election described in
         Section 338(g) of the Code with respect to Buyer's acquisition of the Shares of Anagram Spain and Anagram Japan pursuant to this Agreement, if Buyer so elects. Section 338(g) Election shall include any corresponding election under any other applicable Tax Laws that requires a separate election with respect to Buyer's acquisition of such Shares under this Agreement.

                   (l) "Section 338(h)(10) Election" means an election described in Section 338(h)(10) of the Code with respect to Buyer's acquisition of the Shares of Anagram pursuant to this Agreement. Section 338(h)(10) Election shall include any corresponding election corresponding to Code
         Section 338(h)(10) or Code Section 338(g) under any other relevant Tax Laws for which a separate election is permissible with respect to Buyer's acquisition of the Shares of Anagram from Sellers under this Agreement.

                   (m) "Tax Laws" means the Code, federal, state, county, local, or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

                   (n) "Taxes" means (a) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto and (b) any obligations under any agreements or arrangements with respect to any Taxes described in clause (a) above.

                   (o) "Taxing Authority" means any governmental authority including social security administration, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

                   Section 7.9. Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Article VII shall be uncon-ditional and absolute and shall remain in effect until 10 days after the applicable statute of limitations has expired.

                                  ARTICLE VIII

                    Conditions of Buyer's Obligation to Close

                  Buyer's obligation to consummate the Stock Purchases and the other transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

                  Section 8.1. Representations, Warranties and Covenants of Seller. The representations and warranties of Sellers contained in this Agreement (when read without regard to any qualifications to such representations and warranties as to materiality, material adverse effect, knowledge or any similar qualification) shall be true and correct when made on the date hereof and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, in any case, except, in the case of all representations and warranties other than those in Sections 3.1(b), 3.1(c), 3.1(e), 3.2(a) and 3.2(b) (to which this exception shall not apply), for such breaches and inaccuracies in representations and warranties which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business Condition, and the covenants and agreements of Sellers contained in this Agreement to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, and Buyer shall have received at the Closing a certificate to the effect of the foregoing dated the Closing Date and validly executed by the Designated Representative and the President or Vice President of Finance of each of the Companies.

                   Section 8.2. Filings; Consents; Waiting Periods. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, authorizations, registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers of Governmental Entities and other third parties (except in connection with the Company Design Licenses which are governed by Section 8.9) as are necessary in connection with the transactions contemplated hereby have been filed, made or obtained without any significant conditions or restrictions imposed, except where the failure to obtain such items, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Business Condition; provided, however, that in any case, the consents and amendments set forth in Schedule 8.2 shall have been obtained and all applicable waiting periods under the HSR Act and similar applicable foreign regulations shall have expired or been terminated.

                   Section 8.3. Litigation; Injunction. There shall be no injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that (i) restrains, prohibits or limits the ownership or operation by Buyer, the Companies or any of the Subsidiaries of any material portion of the Business, (ii) imposes limitations on the ability of Buyer or any Affiliate of Buyer to acquire or hold, or exercise full rights of ownership of, the Shares, (iii) prohibits Buyer or any Affiliate of Buyer from effectively controlling in any material respect the Business or (iv) restrains, prohibits or imposes substantial restrictions, penalties or damages on Buyer, the Companies, the Subsidiaries or their Affiliates with respect to (or any other materially adverse relief or remedy in connection with) the consummation of the Stock Purchases or the performance of the other material obligations of the Sellers or Buyer under this Agreement, and there shall be no Action pending seeking such relief.

                   Section 8.4. Financing. Buyer shall have received the proceeds of the Financing or otherwise obtained the funds necessary to consummate the transactions contemplated by this Agreement upon terms and conditions which are, in the reasonable judgment of Buyer, substantially equivalent to those contained in the Commitment Letter, and to the extent that any terms and conditions are not set forth on Exhibit 4.7, on terms and conditions reasonably satisfactory to Buyer.

                   Section 8.5. Opinions. Buyer shall have received at Closing opinions addressed to Buyer and dated the Closing Date from Kaplan, Strangis & Kaplan, counsel to the Sellers, and, if requested, certain foreign counsel with respect to the matters and substantially in the forms set forth in Exhibit 8.5 hereto. Such opinions shall state that such opinions are made for the benefit of Buyer, Buyer's financing sources and Buyer's counsel and that Buyer's financing sources and counsel shall be entitled to rely thereon as if such opinion were addressed to such sources.

                   Section 8.6. FIRPTA Affidavit. Sellers shall have delivered to Buyer an affidavit (a so-called "FIRPTA affidavit") in form and substance reasonably satisfactory to Buyer duly executed and acknowledged, certifying facts that would exempt the transactions contemplated hereby from the provisions of the Foreign Investment in Real Property Tax Act.

                   Section 8.7. Employment Arrangement. Buyer shall be reasonably satisfied that the employment agreement between Buyer and Garry Kieves in substantially the form set forth in Exhibit 8.7 shall have been entered into and is effective as of the Closing. Garry Kieves shall not have died or become unable to perform his duties as an officer and employee of Buyer or any of the Companies or the Subsidiaries as a result of any physical or mental disability, and shall not have ceased, or notified any other party hereto that he would cease to perform such duties if the Closing were to occur.

                   Section 8.8. Stockholders' Agreement. Each of the Sellers shall have executed and become parties to the Stockholders' Agreement, as amended as contemplated by Section 2.5.

                   Section 8.9. Company Design Licenses. The Company Design Licenses shall be in full force and effect and shall be legal, valid, binding and enforceable against each other Person party thereto. The Company Design Licenses shall not have been terminated or cancelled (other than expiration at the end of the stated term thereof in accordance with the terms in effect on the date hereof) and there shall not have occurred any default or event that, with notice or lapse of time, or both, would constitute a default by any party to any of the Company Design

Licenses; provided, however, that this condition shall be deemed satisfied as provided in Schedule 8.9.

                   Section 8.10. Proceedings; Certificates. All corporate proceedings of Sellers, the Companies and the Subsidiaries that are required in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel shall have received such evidence of such corporate proceedings, certified if requested, as may be reasonably requested and is customary in transactions such as the Stock Purchases. Sellers shall have delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps. There shall have been eliminated or discharged, in all material respects, all Liens on the stock or assets of the Companies and the Subsidiaries (in the case of assets, other than the Permitted Liens), and all Indebtedness of the Companies and the Subsidiaries shall have been paid in full or shall be repayable in full concurrent with the Closing (other than as provided in Sections 5.13(a) and (b)), and Buyer shall have received evidence thereof which is satisfactory to Buyer.

                                   ARTICLE IX

                 Conditions to the Sellers' Obligation to Close

                  Sellers' obligation to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

                  Section 9.1. Representations, Warranties and Covenants of Buyer. The representations and warranties of Buyer contained in this Agreement (when read without regard to materiality, material adverse effect, knowledge or any similar qualification) shall be true and correct when made on the date hereof and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, in any case, except for such breaches and inaccuracies in representations and warranties which do not have a material adverse effect on Buyer Business Condition, and the covenants and agreements of Buyer contained in this Agreement to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, and Sellers shall have received at the Closing a certificate to that effect dated the Closing Date and validly executed by a senior officer of Buyer.

                   Section 9.2. Filings, Consents and Waiting Periods. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Schedule 9.2 hereto shall have been filed, made or obtained, and all applicable waiting periods under the HSR Act and similar applicable foreign regulations shall have expired or been terminated.

                   Section 9.3. Litigation; Injunction. There shall be no injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that (i) restrains or prohibits, or (ii) restrains, prohibits or imposes substantial penalties or damages on the Sellers and their Affiliates (other than the Companies and the Subsidiaries) with respect to (or any other materially adverse relief or remedy in connection with), the consummation of the Stock Purchases or the performance of the other material obligations of Sellers or Buyer under this Agreement and there shall be no Action pending seeking such relief.

                   Section 9.4. Opinions. Sellers shall have received from Wachtell, Lipton, Rosen & Katz, Buyer's special counsel and/or Buyer's regular outside counsel (as apportioned by such counsel), their opinions addressed to the Sellers and dated the Closing Date with respect to the matters and substantially in the forms set forth in Exhibit 9.4 hereto.

                   Section 9.5. Proceedings; Certificates. All corporate proceedings of Buyer that are required in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Sellers and their counsel, and Sellers and their counsel shall have received such evidence of such corporate proceedings, certified if requested, as may be reasonably requested and is customary in transactions such as the Stock Purchases. Buyer shall have wire transferred to the Sellers the Cash Purchase Price in immediately available funds to the account or accounts specified by the Designated Representative and shall have delivered certificates representing the Securities and the Warrants.

                   Section 9.6. Grant of Stock Options. Contemporaneous with the Closing, Buyer shall have granted to Garry Kieves, pursuant to his employment agreement and under the terms and conditions of Buyer's 1997 Stock Incentive Plan, stock options to purchase 6.648 shares of Buyer Common Stock at an exercise price equal to $125,000 per share.

                   Section 9.7. Employment Agreements. Garry Kieves shall be reasonably satisfied that the employment agreement between Buyer and Garry Kieves in substantially the form set forth in Exhibit 8.7 shall have been entered into, and is effective as of the Closing.

                   Section 9.8. Stockholders' Agreement. Each of the parties other than the Sellers shall have executed and become parties to the Stockholders' Agreement, as amended as contemplated by Section 2.5.

                   Section 9.9. No Material Adverse Change. Since the date of the most recent balance sheet referred to in Section 4.5, there shall have been no material adverse change in the Buyer Business Condition.

                                    ARTICLE X

                            Survival; Indemnification

                  Section 10.1. Buyer Indemnified Parties' Right to Indemnification. Except as to Garry Kieves whose obligations under this Section
10.1 shall be joint and several with the other Sellers and shall not be limited to his proportionate consideration received, the Sellers severally in proportion to the consideration received by each respective Seller, agree to indemnify and hold Buyer, its Affiliates, each of their respective stockholders, partners, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") harmless after the Closing against all losses, liabilities, claims, damages, costs, expenses, fines and penalties (including (i) the cost of investigating, preparing or defending any Action against which such Person would be indemnified if required to pay any Covered Liabilities as a result thereof, (ii) reasonable attorneys' fees and expenses and (iii) any such Covered Liabilities incurred in connection with the enforcement of any valid demand or claim hereunder, but excluding consequential damages, except to the extent the indemnified party is seeking reimbursement for the cost of consequential damages it was required to pay to a third party) (collectively, "Losses") suffered by any Buyer Indemnified Party resulting from or arising out of (a) any inaccuracy in or breach of any of the representations or warranties made by the Sellers herein or in any of the Schedules thereto; (b) any breach or nonfulfillment of any covenants or agreements made by the Sellers herein (including, without limitation, its obligations under Sections 5.3 and 7.7) or in any of the Schedules thereto; or (c) any inaccuracy or misrepresentation by the Sellers in a certificate, affidavit or other document or instrument executed and delivered in connection with the Closing in accordance with the provisions of this Agreement.

                  Section 10.2. Limitations on Buyer Indemnified Parties' Right to Indemnification. The Buyer Indemnified Parties' rights to indemnification pursuant to Section 10.1 hereof are subject to the following specific limitations:

                  (a) Except as provided in Section 10.2(b), a Buyer Indemnified Party shall not be entitled to assert any right of indemnification pursuant to clause (a) or (c) of Section 10.1 for any Losses suffered by it arising from a breach by the Sellers of any warranty or representation set forth in this Agreement after eighteen (18) months after the Closing Date or, in the case of the representations and warranties contained in Section 3.16 and in Article VII and any items referred to in Section 10.1(c) relating thereto (the "Statute Representations"), after 10 days following the expiration of the relevant statute of limitations (including extensions); provided that if on or prior to the end of such eighteen-month period (or, in the case of the Statute Representations, the 11th day following the expiration of the relevant statute of limitations (including extensions)) a Notice of Claim shall have been given to the Sellers, pursuant to Section 10.5 hereof, for such indemnification, the Buyer Indemnified Party shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article X.

                  (b) The provisions of Section 10.2(a) shall not limit or restrict any indemnification claims of any Buyer Indemnified Party (i) pursuant to clause (b) of Section 10.1 or, except as provided in Section 10.2(a), clause
(c) of Section 10.1 or (ii) with respect to any inaccuracy in or breach of any of the representations or warranties made by the Sellers in Sections 3.1, and
3.2 hereof, the first sentence of Section 3.4(a), the first sentence of Section
3.5 or Article VII and any items referred to in Section 10.1(c) relating thereto or the Schedules to such Sections.

                  (c) Anything to the contrary in this Article X notwithstanding, the Sellers shall (i) be liable to the Buyer Indemnified Parties pursuant to Section 10.1(a) only to the extent that all Losses experienced by all Buyer Indemnified Parties subject to indemnification pursuant to Section 10.1(a) exceed $500,000 in the aggregate with respect to all such Losses, in which event the indemnity provided for herein by the Sellers shall apply with respect to all such Losses in excess of such initial $500,000 and (ii) the maximum aggregate liability of the Sellers under this Article X shall not exceed $25 million, except with respect to Losses arising from a breach of Sections 3.1, 3.2 and 3.23 hereof and Article VII, as to which this Section 10.2(c) shall not apply.

                  (d) Buyer shall be entitled (but not required) to elect that any Losses for which the Sellers are liable pursuant to Section 10.1 and which have not been discharged in immediately available funds on or prior to the date due pursuant hereto (and such failure to discharge has not been cured within thirty (30) days after written notice thereof by Buyer to the Designated Representative) be discharged by delivery of Securities and/or Warrants valued at their respective fair market values as of the date of election by Buyer (as determined in accordance with the procedures for determining "Fair Market Value" of the Securities and/or Warrants applicable to the Sellers under the Stockholders' Agreement); provided that notwithstanding anything to the contrary in Section 10.1 or 10.2, the Sellers shall be jointly and severally liable to the Buyer Indemnified Parties with respect to any Losses (and not limited to their proportionate consideration received, but subject to the limitations in
Section 10.2(c)) with respect to which the Buyer Indemnified Parties make such an election; and provided further that the Securities and the Warrants shall remain subject to this Section 10.2(d) notwithstanding their subsequent transfer by any of the Sellers (or any direct or indirect transferee thereof) to any other Person (which transfer shall be made expressly subject to Buyer's right to require the delivery of such transferred Securities or Warrants by such Seller or transferee pursuant to this Section 10.2(d), except that, following an IPO (as defined in the Stockholders' Agreement), such transfer may be made to a third party not related to any Seller in an arm's length transaction solely for cash at the then prevailing market price and then only the gross proceeds of such sale shall remain subject to the provisions of this Section 10.2(d)); provided, however, that notwithstanding the foregoing, the provisions of this
Section 10.2(d) shall terminate and become null and void upon the third anniversary of the Closing Date, other than with respect to Losses relating to Notices of Claim given prior to such date.

                  Section 10.3. Seller Indemnified Parties' Right to Indemnification. Buyer agrees to indemnify and hold the Sellers and each of the heirs, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") harmless after the Closing against any Losses suffered by the Sellers resulting from or arising out of (a) any inaccuracy in or breach of any of the representations or warranties made by Buyer herein or in any of the Schedules thereto; (b) any breach or nonfulfillment of any of the covenants or agreements made by Buyer herein or in any of the Schedules thereto; or (c) any inaccuracy or misrepresentation by Buyer in a certificate, affidavit or other document or instrument executed and delivered in connection with the Closing in accordance with the provisions of this Agreement.

                  Section 10.4. Limitations on Seller Indemnified Parties' Right to Indemnification. The Seller Indemnified Parties' rights to indemnification pursuant to Section 10.3 hereof are subject to the following specific limitations:

                  (a) Except as provided in Section 10.4(b), a Seller Indemnified Party shall not be entitled to assert any right of indemnification pursuant to clause (a) or (c) of Section 10.3 for any Losses suffered by it arising from a breach by Buyer of any warranty or representation set forth in this Agreement after eighteen (18) months after the Closing Date; provided that if on or prior to the end of such eighteen-month period a Notice of Claim shall have been given to Buyer, pursuant to Section 10.5 hereof, for such indemnification, the Seller Indemnified Party shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article X.

                  (b) The provisions of Section 10.4(a) shall not limit or restrict any indemnification claims of any Seller Indemnified Party (i) pursuant to clause (b) of Section 10.3 or, except as provided in Section 10.4(a), clause
(c) of Section 10.3 or (ii) with respect to any inaccuracy in or breach of any of the representations or warranties made by Buyer in Sections 4.1 or 4.4 hereof and any items referred to in Section 10.3(c) relating thereto.

                  (c) Anything to the contrary in this Article X notwithstanding, Buyer shall (i) be liable to the Seller Indemnified Parties pursuant to Section 10.3(a) only to the extent that all Losses experienced by all Seller Indemnified Parties subject to indemnification pursuant to 10.3(a) exceed $500,000 in the aggregate with respect to all such Losses, in which event the indemnity provided for herein by Buyer shall apply with respect to all such Losses in excess of such initial $500,000 and (ii) the maximum aggregate liability of Buyer under this Article X shall not exceed $25 million, except with respect to Losses arising from a breach of Sections 4.1, 4.3 and 4.4 as to which this Section 10.4(c) shall not apply.

                  Section 10.5. Indemnification Procedures. (a) Upon obtaining knowledge of any claim or demand which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall give written notice ("Notice of Claim") of such claim or demand to the indemnifying party ("Indemnitor"). Indemnitee shall furnish to the Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including, with respect to any third party claim or demand, copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Sections 10.2(a) and 10.4(a) hereof, no failure or delay by Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold Indemnitee harmless, except to the extent that such failure or delay shall have actually adversely affected Indemnitor's ability to defend against, settle or satisfy any Losses for which Indemnitee is entitled to indemnification hereunder.

                  (b) If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 10.5(a) hereof is a claim or demand asserted by a third party, Indemnitor shall have 15 days after the date on which Notice of Claim is given to notify Indemnitee in writing of its election to defend such third party claim or demand on behalf of the Indemnitee. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall make available to Indemnitor and his agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist Indemnitor in the defense of, such third party claim or demand, and so long as Indemnitor is defending such third party claim in good faith, Indemnitee shall not pay, settle or compromise such third party claim or demand. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall have the right to participate in the defense of such third party claim or demand, at Indemnitee's own expense. In the event, however, that Indemnitee reasonably determines that representation by counsel to Indemnitor of both Indemnitor and Indemnitee may present such counsel with a conflict of interest, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and Indemnitor will pay the fees and disbursements of such counsel; provided that, in such event, Indemnitor shall only be responsible for the fees and disbursements of one separate counsel per jurisdiction for all of the Indemnitees. The Indemnitor shall not, except with the consent of the Indemnitee, enter into any settlement or consent to entry of any judgment that provides for injunctive or other non-monetary relief affecting the Indemnitee or that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnitees (i.e., the Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be) of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. If Indemnitor does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at Indemnitor's expense, to defend such third party claim or demand; provided, however, that (a) Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (b) Indemnitee's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Indemnitor under the agreements of indemnification set forth in this Article X.

                   Section 10.6. Satisfaction of Indemnification Obligations. Except for third party claims being defended in good faith, Indemnitor shall satisfy its obligations hereunder in respect of a valid claim for indemnification hereunder in immediately available federal funds within 30 days after the date on which Notice of Claim is given.

                   Section 10.7. Sole Remedy Regarding Representations and Warranties. (a) The indemnification rights provided in this Article X shall be the sole remedy to which a Seller Indemnified Party will be entitled for breach of any representation or warranty of Buyer contained in Article IV hereof (including the Schedules to such representations).

                  (b) The indemnification rights provided in this Article X shall be the sole remedy to which a Buyer Indemnified Party will be entitled for breach of any representation or warranty of the Sellers contained in Article III hereof (including the Schedules to such representations).

                  Section 10.8. Losses Net of Insurance. The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts recovered by the Indemnitee under insurance policies with respect to such Losses. In the event that an Indemnitee shall later collect any such amounts recovered under insurance policies with respect to any Losses for which such Indemnitee has previously received payments under this Article X from an Indemnitor, such Indemnitee shall promptly repay to such Indemnitor such amount recovered.

                                   ARTICLE XI

                                   Termination

                  Section 11.1. Termination. This Agreement may be terminated at any time prior to the Closing by:

                  (a) the mutual consent of Sellers, acting through the Designated Representative, and Buyer; or

                  (b) either the Sellers, acting through the Designated Representative, or Buyer, if any condition set forth herein for the benefit of the Sellers or Buyer, respectively, shall not have been met or waived on or before the earlier of (i) October 15, 1998 or (ii) the later of (x) forty-five
(45) days after the date hereof and (y) fifteen (15) days after the conditions set forth in Sections 8.2 and 8.9 shall have been satisfied, or if so extended, on such later date as the Closing Date may be extended as mutually agreed by the Designated Representative and Buyer in writing as contemplated in the definition thereof in Article I hereof.

                  Section 11.2. Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Sellers and Buyer pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.1(b), 5.1(d) and
12.4 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement (other than a non-willful breach of a representation, as to which no party shall be liable hereunder). If this Agreement is terminated as provided herein, all filings, applications and other submissions contemplated by Sections 3.9 and 4.2 shall, to the extent practicable, be withdrawn from the agency or other Persons to which they were made.

                                   ARTICLE XII

                                  Miscellaneous

                  Section 12.1. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                  Section 12.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

                  Section 12.3. Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Except for the provisions in Article X, which are intended to benefit, and to be enforceable by, any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, and Section 7.7 which is intended to benefit, and be enforceable by, the indemnified Persons thereunder, this Agreement (including, without limitation, Section 5.15 and Article VI hereof) is not intended to confer and shall not confer upon any Person not a party hereto (other than the parties' successors and assigns permitted by Section 12.6) any rights or remedies hereunder.

                  Section 12.4. Expenses. Except as set forth in this Agreement and the Schedule hereto, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except that (A) Buyer agrees to pay the filing fees required with respect to the filings under the HSR Act required in connection with the Stock Purchases (except for filing fees incurred in connection with the acquisition of the Securities by the Sellers, which fees, if any, will be paid by the Sellers), (B) Buyer, on the one hand, and the Sellers, on the other hand, each agree to pay one-half of any and all real property and other property transfer, stamp, gains, conveyance duties and other similar real property taxes and all documentary stamps, stamp duties, filing fees, recording fees and sales and use taxes, and any similar expenses, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Stock Purchases; provided, however, that if the Stock Purchases are consummated, Buyer, shall pay or cause Anagram to pay at the Closing one-half of the fees and expenses of (A) Piper Jaffray, the Sellers' financial advisor, (B) Kaplan, Strangis and Kaplan, P.A., the Sellers' legal advisor; and (C) Arthur Andersen, the Companies' independent auditor, in each case, only to the extent such fees and expenses relate to the negotiation and consummation of the transactions contemplated by this Agreement and in the aggregate not to exceed $700,000, and Sellers shall pay all other such fees and expenses directly.

                  Section 12.5. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to the Sellers shall be given to the Designated Representative on behalf of any and all Sellers and addressed to:

                  Garry Kieves
                  Anagram International
                  7700 Anagram Drive
                  Minneapolis, Minnesota  55344-7307
                  Telecopy:  (612) 949-5609
                  with a copy to:

                  Bruce J. Parker
                  Kaplan, Strangis and Kaplan, P.A.
                  5500 Norwest Center
                  90 South Seventh Street
                  Minneapolis, Minnesota  55402
                  Telecopy:  (612) 375-1143

or at such other address and to the attention of such other person as Sellers may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

                  Amscan Holdings, Inc.
                  80 Grasslands Road
                  Elmsford, New York  10523
                  Attn:  James M. Harrison
                  Telecopier No.:  (914) 345-2056

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, NY  10019
                  Attn:   Mitchell S. Presser
                  Telecopier No:  (212) 403-2000

or at such other address and to the attention of such other person as Buyer may designate by written notice to the Seller.

                   Section 12.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto, except that Buyer may assign any or all of its right, title and interest under this Agreement to any one or more Affiliates, provided that in the event of such assignment, Buyer shall not be released from any obligations under this Agreement. Notwithstanding the foregoing sentence, Buyer may assign this Agreement to any lender to Buyer or any subsidiary of Buyer as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided, however, that no assignment hereunder shall in any way affect Buyer's obligations or liabilities under this Agreement.

                   Section 12.7. Designated Representative. Garry Kieves shall be the designated representative (the "Designated Representative") of each of the Sellers hereunder and each of the Sellers hereunder hereby designates the Designated Representative to make all decisions and determinations and take all actions (including giving any consents or waivers or agreeing to any amendments to this Agreement or to termination hereof) required or permitted hereunder on behalf of such Seller, and any such action, decision, determination or action so made or taken shall be deemed the decision, determination or action of such Seller, and any notice, document, certificate or information required to be given to any Seller shall be deemed so given if given to the Designated Representative.

                   Section 12.8. Publicity. Sellers and Buyer agree that prior to the earlier of the termination of this Agreement and the Closing they shall use reasonable efforts, to coordinate and agree, prior to the release or issuance thereof, upon any public release or announcement concerning the transactions contemplated hereby to be issued by Sellers, Buyer or any of their Affiliates, and Sellers and Buyer further agree that, except to the extent required by law, no such public release or announcement shall be released or issued by any of them or their respective Affiliates without the mutual consent of Buyer and the Designated Representative. The Sellers and Buyer agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form previously agreed to.

                   Section 12.9. Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

                   Section 12.10. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought (or, in the case of the Sellers, if signed by the Designated Representative). Any party hereto may, only by an instrument in writing (or, in the case of the Sellers, if signed by the Designated Representative) waive compliance by the other parties hereto with any term or provision of this Agreement on the part of such other parties hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

                   Section 12.11. Severability. In the event that this Agreement, or any of its provisions, or the performance of any provision, is found to be illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be illegal or unenforceable under the applicable laws or regulations without affecting the validity of the remaining provisions of the Agreement; provided that (i) the remaining provisions of the Agreement shall in their totality constitute a commercially reasonable agreement, and (ii) should any method of termination of this Agreement or a portion thereof be found to be illegal or unenforceable, such method shall be reformed to comply with the requirements of applicable law so as, to the greatest extent possible, to allow termination by that method. Nothing herein shall be construed as a waiver of any party's right to challenge the validity of such law.

                   Section 12.12. Interpretation. For the purposes of this Agreement, (i) a "subsidiary" of an entity means any entity more than 50% of the voting power of whose outstanding voting securities or equity interests are directly or indirectly owned by such other entity, and (ii) "including" shall mean "including without limitation."

                            [SIGNATURE PAGES FOLLOW]

                  IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.





                                     AMSCAN HOLDINGS, INC.


                                     By:/s/James M. Harrison
                                        Name:  James M. Harrison
                                        Title: President




                                     STOCKHOLDERS:



                                     /s/Garry Kieves
                                     Garry Kieves



                                     /s/Nina Kieves
                                     Nina Kieves



                                     /s/Nicola Kieves
                                     Nicola Kieves

                                     GARRY KIEVES RETAINED ANNUITY TRUST
                                           dated December 30, 1992


                                     By:/s/Michaela Graeb
                                        Name:  Michaela Graeb
                                        Title: Co-Trustee




                                     By:/s/James Plutt
                                        Name:  James Plutt
                                        Title: Co-Trustee




                                     By:/s/Ralph Strangis
                                        Name: Ralph Strangis
                                        Title: Co-Trustee







                                     GARRY KIEVES IRREVOCABLE TRUST
                                           dated December 31, 1992


                                     By:/s/Michaela Graeb
                                        Name:  Michaela Graeb
                                        Title: Co-Trustee


                                     By:/s/James Plutt
                                        Name: James Plutt
                                        Title: Co-Trustee


                                     By:/s/Ralph Strangis
                                        Name: Ralph Strangis
                                        Title: Co-Trustee

                                                                     Exhibit 4.1



--------------------------------------------------------------------------------



                              AMSCAN HOLDINGS, INC.

                                WARRANT AGREEMENT

                           Dated as of August 6, 1998



--------------------------------------------------------------------------------

            WARRANT AGREEMENT (the "Agreement") dated as of August 6, 1998, between AMSCAN HOLDINGS, INC., a Delaware corporation (the "Company"), and the Garry Kieves Retained Annuity Trust (the "Warrantholder").

            WHEREAS, the Company proposes to issue an aggregate of 10 Warrants (the "Warrants"), each Warrant entitling the holder thereof to purchase one share of common stock, par value $.10 per share, of the Company (collectively the "Securities") (as used hereinafter, the term "Shares" refers to the Company's Securities and to equity shares or equity interests in the Company or any other equity security of or equity interests in any other class into which such Securities may hereafter be changed);

            WHEREAS, the Company proposes to issue the Warrants to the Warrantholder as a portion of the aggregate consideration for the sale by the Warrantholder of a portion of all of the capital stock of Anagram International, Inc. and certain related companies to the Company pursuant to the Stock Purchase Agreement, dated as of the date hereof, by and among the Company, the Warrantholder and certain other parties listed on the signature pages thereto (the "Stock Purchase Agreement"); and

            WHEREAS, on the date hereof, the Warrantholder is entering into the Stockholders' Agreement, dated as of December 19, 1997, as amended as of the date hereof, with the Company and certain stockholders of the Company (the "Stockholders' Agreement"), and the Warrants and the Shares issuable upon exercise of the Warrants shall be subject to the terms of, and the Warrantholder shall be entitled to certain rights and subject to certain obligations under, the Stockholders' Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

            SECTION 1. Warrant Certificates. The Warrant Certificates (and the Form of Exercise attached thereto) shall be substantially in the form set forth in Exhibit A attached hereto (the "Warrant Certificates"). The Warrant Certificates may have such letters, numbers or other marks of identification and such legends printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law, or to conform to usage.

            SECTION 2. Execution and Countersignature of Warrant Certificates. The Warrant Certificates shall be executed on behalf of the Company by its Chief Executive Officer, its President or a Vice President and attested under the corporate seal by its Secretary or an Assistant Secretary. The signature of any such officer on any Warrant Certificate may be manual or facsimile. Warrant Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company notwithstanding that such individuals, or any of them, ceased to be such officers subsequent to the execution thereof or were not such officers at the date of this Agreement.

            SECTION 3. Initial Issuance of Warrant Certificates. The Company shall, concurrently with the "Closing" under the Stock Purchase Agreement, and conditioned upon such Closing, issue and deliver to the Warrantholder a Warrant Certificate representing the number of Warrants and registered in the name of the Warrantholder.

            SECTION 4. Registration; Transfers. Warrant Certificates shall be registered in the name of the Warrantholder. This Warrant Certificate and the Warrants evidenced hereby are personal to the Warrantholder and, without prior written consent of the Company, shall not be assignable or otherwise transferable by the Warrantholder otherwise than (i) by will or the laws of descent and distribution or by a distribution of the Warrants from the Warrantholder to the trust beneficiary of the Warrantholder or (ii) pursuant to a qualified domestic relations order (as defined in the Internal Revenue Code of 1986, as amended), and subject in any such case to the assignee, transferee or distributee agreeing in writing to be bound by and become a party to this Agreement and the Stockholders' Agreement as if such assignee, transferee or distributee was the Warrantholder thereunder.

            SECTION 5. Duration and Exercise of Warrants; Company to
Reaffirm Obligations. The Warrants shall expire at 5:00 p.m., New York City time, on the tenth anniversary of the date of this Agreement (the "Expiration Date"). Each Warrant may be exercised, in whole and not in part, on any business day on or prior to 5:00 p.m., New York City time, on the Expiration Date, at which time unexercised Warrants will become wholly void and of no value.

            Subject to the provisions of this Agreement, the holder of each Warrant shall have the right to purchase from the Company (and the Company shall issue and sell to such holder) one fully paid and nonassessable Share at the exercise price (the "Exercise Price") at the time in effect hereunder, upon surrender to the Company, at its principal executive offices, of the Warrant Certificate evidencing such Warrant, with the Form of Exercise attached thereto duly completed and signed, and upon payment of the Exercise Price in lawful money of the United States of America by certified check payable to the order of, or by wire transfer to, the Company provided, however, that payment of the Exercise Price upon such exercise in connection with or following a Public Offering (as defined in Section 6) may also be made by delivery by the Warrantholder of Shares having a "current market price" (determined as provided in subsection (e) of Section 12) equal to such Exercise Price, and, if requested by the Company, the amount of any required federal, state, local or foreign withholding taxes. The Exercise Price, as of the initial issuance of the Warrants, shall be $125,000 per Share. The Exercise Price and the number of Shares purchasable upon exercise of a Warrant shall be subject to adjustment as provided in Section 12. No adjustments shall be made for any cash dividends on Shares issuable on the exercise of a Warrant, except as provided in Section 12.

            Subject to Section 8, upon such surrender of a Warrant Certificate (with the Form of Exercise being duly completed and executed) and payment of the Exercise Price at the time in effect hereunder, the Company shall issue and deliver, or if there is a transfer agent for the Shares, request the transfer agent to issue and deliver, to or upon the written order of the registered holder of such Warrant Certificate and in the name of the registered holder of the Warrant Certificate, a certificate for the Share or Shares issuable upon the exercise of the Warrant or Warrants evidenced by such Warrant Certificate. Following such surrender, the surrendered Warrant Certificate shall be cancelled. Such certificate for the Share or Shares shall be deemed to have been issued and the registered holder of the Warrant or Warrants being exercised shall be deemed to have become the holder of record of such Share or Shares as of the date of the surrender of such Warrant Certificate and payment of the Exercise Price.

            The Warrants evidenced by a Warrant Certificate shall be exercisable, at the election of the registered holder thereof, either as an entirety or from time to time for part only (but only in whole numbers of Warrants) of the number of Warrants evidenced by the Warrant Certificate. In the event that less than all of the Warrants evidenced by a Warrant Certificate surrendered upon the exercise of Warrants are exercised, a new Warrant Certificate or Certificates shall be issued for the remaining number of Warrants evidenced by the Warrant Certificate so surrendered.

            SECTION 6. Exercise upon Public Offering. The Company shall have the right to repurchase for cash the Warrants in whole and not in part at or prior to (but in connection with) the consummation of a public offering or offerings of Shares with gross proceeds to the Company in the aggregate of at least $50 million (a "Public Offering") if the Public Offering is the Company's initial public offering and the underwriter in the Public Offering deems it required that the Company exercise such right to promote the success of the Public Offering. The price at which the Company will repurchase the Warrants under this Section 6 shall be the excess of the public offering price in the Public Offering over the then Exercise Price of the Warrants. The Company may exercise such right by delivering to Warrantholder a written notice no more than 60 and no less than 10 days prior to the consummation of the Public Offering. Such notice shall set forth the expected date of consummation of the Public Offering. Following delivery of such notice, the Warrantholder shall take all reasonable actions requested by the Company consistent therewith, including execution of appropriate repurchase documentation.

            SECTION 7. Warrantholder's Covenants. The Warrantholder hereby agrees that such Warrantholder shall not offer to sell, transfer or distribute the Warrants except in compliance with all applicable state and federal securities laws and in accordance with the terms of the Stockholders' Agreement and this Agreement, including Section 4 hereof.

            SECTION 8. Payment of Taxes. The Company shall pay all documentary stamp taxes, if any, attributable to the issuance of Shares or other securities upon the exercise of any Warrant; provided, however, that the Company shall not be required to pay any tax or taxes or governmental charges which may be payable in respect of any transfer involved in the issuance of any certificates for Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, which is only permitted in accordance with Section 4 hereof, and the Company shall not be required to issue or deliver such certificates unless or until the persons requesting the issuance thereof shall have paid to the Company the amount of such tax, taxes or charges or shall have established to the satisfaction of the Company that such tax, taxes or charges have been paid or are not payable.

            SECTION 9. Mutilated or Missing Warrant Certificates. If any
Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of such Warrant Certificate, if mutilated, a new Warrant Certificate representing an equivalent number of Warrants, and, in the case of any lost, stolen or destroyed Warrant Certificate, a new Warrant Certificate representing the same number of Warrants evidenced by the Warrant Certificate lost, stolen or destroyed upon receipt of evidence of such loss, theft or destruction reasonably satisfactory to the Company and, if requested by the Company, upon receipt of a duly executed indemnification agreement or bond of indemnity reasonably satisfactory to the Company.

            SECTION 10. Reservation of Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Shares or its authorized and issued Shares held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Shares upon exercise of Warrants, the full number of Shares deliverable upon the exercise of all outstanding Warrants.

            The Company covenants that all Shares that may be issued upon the exercise of Warrants will, upon issuance, be (to the extent the following terms are applicable to the forms of such Shares at such time) validly issued, fully paid and nonassessable and free from all taxes, liens, charges and security interests with respect to the issue thereof. In furtherance of the provisions of this Section 10, in the case of any adjustment to the Exercise Price or the number or type of Shares for which the Warrants are exercisable, the Company and each holder of Warrants agree to cooperate to provide for reasonable alternative arrangements.

            SECTION 11. Obtaining of Governmental Qualifications. The
Company will in good faith and as expeditiously as possible take all action which may be necessary to obtain and keep effective any and all registrations, qualifications, permits, consents and approvals of governmental agencies and authorities, and will make any and all filings under federal and state securities laws, necessary in connection with the issuance, distribution and transfer of Warrant Certificates, the exercise of the Warrants, and the issuance, sale, transfer and delivery of Shares upon exercise of Warrants, in each case to the extent such actions are in compliance with all applicable state and federal securities laws, the Stockholders' Agreement and this Agreement, including Section 4 hereof.

            SECTION 12. Adjustment of Exercise Price; Number of Shares Purchasable and Number of Warrants. The Exercise Price and either the number or kinds of Shares purchasable upon the exercise of each Warrant or the number of Warrants outstanding are subject to adjustment from time to time as provided in this Section 12.

            (a) In case the Company shall at any time after the date of this Agreement declare a Share dividend or other distribution on the Shares in Shares, the Exercise Price in effect at the opening of business on the day following the date fixed for determination of shareholders entitled to receive such dividend or other distribution shall be reduced to a price determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of Shares outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of Shares outstanding at the close of business on the date fixed for such determination and the total number of Shares constituting such dividend or distribution, such reduction to become effective immediately as of the opening of business on the day following the date fixed for such determination. For purposes of this subsection (a) of this Section 12, the number of Shares at any time outstanding shall not include Shares held in the treasury of the Company (unless the Company pays such dividend or makes such distribution on Shares held in the treasury of the Company) but shall include Shares issuable in respect of scrip certificates issued in lieu of fractional Shares, if any.

            (b) In case the outstanding Shares shall be subdivided, split or otherwise converted into a greater number of Shares, the Exercise Price in effect at the opening of business on the day following the day upon which such subdivision, split or conversion becomes effective shall be proportionately reduced, and, conversely, in case the outstanding Shares shall each be combined into a smaller number of Shares, the Exercise Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately as of the opening of business on the day following the day upon which such subdivision, split or conversion or combination becomes effective.

            (c) In case the Company shall, by dividend or otherwise, distribute to all holders of Shares evidences of its indebtedness or assets (including securities, but excluding any regular periodic dividend paid in cash and any dividend or distribution referred to in subsection (a) of this Section 12; and further excluding distributions of its assets referred to in subsection (j) of this Section 12), the Exercise Price shall be adjusted so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the close of business on the date fixed for the determination of holders of Shares entitled to receive such dividend or distribution by a fraction, the numerator of which shall be the current market price per Share (determined as provided in subsection (e) of this Section 12) on the date fixed for such determination, less the then fair market value (as determined in good faith by the board of directors of the Company, whose determination shall be conclusive) of the portion of assets or evidences of indebtedness so distributed applicable to one Share, and the denominator of which shall be such current market price per Share, such adjustment to become effective immediately as of the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

            (d) The reclassification of Shares into a different number of Shares or into other property or assets including securities other than Shares shall be deemed to involve (i) a subdivision or combination, as the case may be, of the number of Shares outstanding immediately prior to such reclassification into the number of Shares outstanding immediately thereafter and, to the extent applicable, shall be governed by subsection (b) of this Section 12 and/or, without duplication, (ii) a distribution of such other property or assets which, to the extent applicable, shall be governed by subsection (c) of this Section 12.

            (e) For the purpose of any computation under subsection (c) of this
Section 12, the current market price per Share on any date shall be deemed to be the average of the closing prices per Share for the 20 consecutive trading days before the day in question. The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way for such day, in either case on the New York Stock Exchange (the "NYSE"), or, if the Shares are not listed or admitted to trading on the NYSE, the last reported sales price regular way, or in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, on the Nasdaq National Market (the "NNM") or on the principal national securities exchange on which the Shares are listed or admitted to trading, or if the Shares are not listed or admitted to trading on the NNM or on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as reported by Nasdaq or any comparable system, or if not listed on Nasdaq or a comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the board of directors of the Company for that purpose. If the Shares are not publicly traded at such time, or such prices are not available, the market price per share shall be determined in the same manner as the determination of "Fair Market Value" under the Stockholders' Agreement with respect to the Kieves Parties (as defined therein).

            (f) No adjustment in the Exercise Price shall be required pursuant to subsections (a) through (d) of this Section 12 unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subsection (f) of this Section 12 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 12 shall be made to the nearest cent or the nearest one-ten-thousandth of a Share, as the case may be.

            (g) In the event that at any time, as a result of an adjustment made pursuant to this Section 12, the Warrantholder shall become entitled to receive any shares of the Company other than Shares, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Shares contained in this
Section 12 and Sections 6, 8, 10, 11 and 13 with respect to the Shares shall apply on the like terms to any such other shares.

            (h)   Upon each adjustment of the Exercise Price pursuant to this
Section 12, each Warrant outstanding immediately prior to such adjustment shall thereafter constitute the right to purchase, at the adjusted Exercise Price per Share, an adjusted number of Shares determined (to the nearest one-ten-thousandth) by multiplying the number of Shares purchasable upon exercise of a Warrant immediately prior to such adjustment by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price in effect immediately after such adjustment; provided, however, that the Company may elect, in substitution for the adjustment in the number of Shares pursuant to this subsection (h) of this Section 12 to adjust the number of Warrants pursuant to subsection (i) of this Section 12.

            (i) In substitution for any adjustment in the number of Shares purchasable upon the exercise of a Warrant as provided in subsection (h) of this
Section 12, the Company
may elect to adjust the number of Warrants so that each Warrant outstanding after such adjustment in number of Warrants shall be exercisable for one Share. If the Company so elects, each Warrant held of record immediately prior to such adjustment of the number of Warrants shall become that number of Warrants determined (to the nearest one-ten-thousandth) by multiplying the number of Shares purchasable upon exercise of a Warrant immediately prior to such adjustment by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price in effect immediately after such adjustment. The Company shall give notice to the Warrantholder of its election to adjust the number of Warrants, indicating the record date for the adjustment and, if known at the time, the amount of the adjustment to be made in the number of Warrants. This record date may be the date on which the Exercise Price is adjusted or any day thereafter, but shall be at least 10 days later than the date of the earlier of the public announcement or notice to the holders of Warrants. Upon each adjustment of the number of Warrants pursuant to this subsection (i) the Company shall, as promptly as practicable, cause to be distributed to the Warrantholder on such record date Warrant Certificates evidencing, subject to Section 13, the additional Warrants to which the Warrantholder shall be entitled as a result of such adjustment or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Warrant Certificates held by the Warrantholder prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Warrant Certificates evidencing all the Warrants to which the Warrantholder shall be entitled after such adjustment. Warrant Certificates to be so distributed may, at the option of the Company, bear the adjusted Exercise Price and shall be registered in the names of the Warrantholder on the record date specified in the public announcement.

            (j) If the Company consolidates or merges with or into, or transfers or leases all or substantially all its properties or assets (including pursuant to a liquidation) to, any person or group of persons (other than a merger or consolidation which does not result in any reclassification, conversion, exchange or cancellation of outstanding Shares), then, upon consummation of such transaction, the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the Warrantholder would have owned immediately after the consolidation, merger, transfer or lease if the Warrantholder had exercised the Warrant immediately before the effective date of the transaction. Concurrently with the consummation of a merger or consolidation transaction referred to in the immediately preceding sentence, the Company shall require that the corporation formed by or surviving any such transaction, if other than the Company, shall enter into a supplemental Warrant Agreement so providing and further providing for (1) adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 12 and (2) the assumption of all of the Company's obligations and responsibilities under this Agreement pursuant to subsection (n) of this Section 12. Concurrently with the consummation of a transfer or lease of all or substantially all of the properties or assets of the Company (including pursuant to a liquidation) referred to in the first sentence of this subsection (j) of this Section 12, the Company shall make adequate provision for the ability of the Warrantholder to receive the consideration to which the Warrantholder is entitled under this subsection (j) of this Section 12.

            (k) Except as provided in this Section 12, no adjustment in respect of any dividends or distribution on the Shares shall be made during the term of a Warrant or upon the exercise of a Warrant.

            (l) Irrespective of any adjustments in the Exercise Price, the number or kind of shares purchasable upon the exercise of the Warrants or the number of Warrants outstanding, Warrant Certificates theretofore or thereafter issued may continue to express the same Exercise Price per Share, number and kind of Shares and number of Warrants as are stated on the Warrant Certificates initially issuable pursuant to this Agreement.

            (m) Anything in this Section 12 to the contrary notwithstanding, the Company, in its sole discretion, may make such reductions in the Exercise Price, in addition to those adjustments required by this Section 12, as it considers to be advisable in order that any event occurring in respect of, or relating to, the Warrants or the Shares shall not be taxable to the holders thereof.

            (n) Notwithstanding anything contained in this Agreement to the contrary, the Company will not effect any merger or consolidation transaction described in subsection (j) of this Section 12 unless, prior to the consummation thereof, each person (other than the Company) which may be required to deliver any stock, securities, cash or property upon the exercise of any Warrant as provided herein shall assume, by written instrument delivered to the Warrantholder, (1) the obligations of the Company under this Agreement, and (2) the obligation to deliver to the Warrantholder such shares of stock, securities, cash or property as, in accordance with the provisions of this Agreement, the Warrantholder may be entitled to receive.

            SECTION 13. Fractional Warrants and Fractional Shares. (a)
The Company shall not be required to issue fractions of Warrants on any distribution of Warrants to the Warrantholder pursuant to subsection (i) of
Section 12 or distribute Warrant Certificates which evidence fractional Warrants. In lieu of such fractional Warrants or Warrant Certificates, at the Company's option, there shall be paid to the registered holders of Warrant Certificates with regard to which such fractional Warrants would otherwise be issuable, an amount in cash equal to the same fraction of the current market value (as defined below) of a whole Warrant on the day immediately prior to the date on which such fractional Warrant otherwise would have been issuable. For purposes of this subsection (a) of Section 13, the "current market value" of a Warrant on any day shall be the fair market value of the Warrants on such day, as determined in good faith by the board of directors of the Company. Such determination shall be conclusive, absent manifest error.

            (b) The Company shall not be required to issue fractions of Shares upon exercise of the Warrants or to distribute Share certificates which evidence fractional Shares. In lieu of fractional Shares, at the Company's option, there shall be paid to the registered holders of Warrant Certificates at the time such Warrants are exercised an amount in cash equal to the same fraction of the current market price per Share as determined pursuant to subsection (e) of
Section 11 hereof on the day immediately prior to the date of such exercise.

            SECTION 14. Stockholders' Agreement. Notwithstanding anything in this agreement to the contrary, it shall be a condition to receiving any Shares upon exercise of this Warrant or upon subsequent transfer of Shares received upon exercise of this Warrant, that the intended holder of those shares become a party to the Stockholders' Agreement prior to any such exercise or transfer.

            SECTION 15. Notices to the Warrantholder. In the case of any adjustment of the Exercise Price, or the number or kind of shares purchasable upon exercise of a Warrant or the number of Warrants outstanding pursuant to
Section 12, the Company within 5 business days thereafter shall cause notice of such adjustment to be mailed by first-class mail, postage prepaid (or by overnight courier), to the Warrantholder. Where appropriate, such notice may be mailed in advance and included as a part of any notice required to be mailed under any other provision of this Agreement.

            SECTION 16. Certificates. Shares issuable upon the exercise of this Warrant shall be evidenced in such manner as the Company may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of this Warrant shall be registered in the name of the Warrantholder and shall bear appropriate legends referring to the terms, conditions, and restrictions applicable thereto, substantially in the forms provided for in the Stockholders' Agreement. Such shares may bear other legends to the extent the Company determines it to be necessary or appropriate.

            SECTION 17. Rights of the Warrantholder. Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the Warrantholder the right to vote or receive dividends or distributions or to be deemed for any purpose the holder of Shares or of any other securities of the Company which may at any time be issuable on the exercise of the Warrant or Warrants evidenced by the Warrant Certificates, nor shall anything contained herein or in the Warrant Certificates be construed to confer upon the Warrantholder, as such, any of the rights of a holder of Shares of the Company or any right to vote upon any matter submitted to holders of Shares at any meeting thereof, or to give or withhold consent to any action (whether upon any recapitalization, issue of stock (or other securities), reclassification of stock (or other securities), change of par value (if such term applies to such Shares at such time), consolidation, merger, sale, transfer or disposition or otherwise) or, to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until the Warrant or Warrants evidenced by the Warrant Certificates shall have been exercised as provided herein.

            SECTION 18. Benefits of This Agreement. Nothing in this
Agreement shall be construed to give to any person or corporation other than the Company and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and the registered holders of the Warrant Certificates.

            SECTION 19. Notices to Company and Registered Holders. Any notice pursuant to this Agreement to be given by the registered holder of any Warrant Certificate to the

Company shall be in writing and be sufficiently given if delivered or sent by first-class mail, postage prepaid, addressed to the Company as follows:

                  Amscan Holdings, Inc.
                  80 Grasslands Road
                  Elmsford, New York  10523
                  Attention:  Corporate Secretary

            With a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, NY  10019
                  Attention:  Mitchell S. Presser

(or to such other address as such entities may have furnished in writing to the registered holders for this purpose).

            Any notice pursuant to this Agreement to be given to any registered holder of any Warrant Certificate shall be in writing and be sufficiently given, except as otherwise provided in Section 15, if delivered or sent by first-class mail, postage prepaid, addressed to such holder as his address appears on the Warrant Register (or to such other address as such holder may have furnished in writing to the Company for this purpose).

            SECTION 20. Supplements and Amendments. This Agreement may be supplemented or amended only in a writing signed by the Company and all registered holders of Warrants at the time such writing is signed.

            SECTION 21. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrantholder shall bind and inure to the benefit of their respective successors and assigns hereunder.

            SECTION 22. Termination.  This Agreement shall terminate at
5:00 p.m., New York City time, on the Expiration Date. Notwithstanding the foregoing, this Agreement will terminate on any earlier date when all Warrants have been exercised.

            SECTION 23. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

            SECTION 24. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

            SECTION 25. Effectiveness. The effectiveness of this
Agreement is contingent upon the consummation of the "Closing" under the Stock Purchase Agreement. If such Closing does not occur, this Agreement shall have no effect and shall be void ab initio without any party hereto having any liability to any other party hereto (provided that the foregoing shall not limit the rights of the parties thereto under the Stock Purchase Agreement).

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.



                                    AMSCAN HOLDINGS, INC.




                                       By:/s/James M. Harrison
                                       Name:    James M. Harrison
                                       Title:   President










                                    GARRY KIEVES RETAINED ANNUITY TRUST
                                             dated December 30, 1992


                                       By:/s/Michaela Graeb
                                       Name:    Michaela Graeb
                                       Title:   Co-Trustee


                                       By:/s/James Plutt
                                       Name:    James Plutt
                                       Title:   Co-Trustee


                                       By:/s/Ralph Strangis
                                       Name:    Ralph Strangis
                                       Title:   Co-Trustee

                                                                       EXHIBIT A


THE WARRANTS REPRESENTED BY THIS WARRANT CERTIFICATE ARE ISSUED PURSUANT TO AND ARE SUBJECT TO A WARRANT AGREEMENT WHICH FIXES THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND THE HOLDER OF THE WARRANTS. A COPY OF THE WARRANT AGREEMENT IS ON FILE AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.

THE WARRANTS REPRESENTED BY THIS WARRANT CERTIFICATE AND THE SHARES PURCHASABLE UPON EXERCISE OF THE WARRANTS ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN A STOCKHOLDERS' AGREEMENT, DATED AS OF DECEMBER 19, 1997, AS AMENDED FROM TIME TO TIME (THE "STOCKHOLDERS' AGREEMENT"), A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER OR FROM THE HOLDER OF THIS WARRANT. NO TRANSFER OF THE WARRANTS OR THE SHARES PURCHASABLE UPON EXERCISE OF THE WARRANTS WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS' AGREEMENT.

THE WARRANTS REPRESENTED BY THIS WARRANT CERTIFICATE AND THE SHARES PURCHASABLE UPON EXERCISE OF THE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE SUCH A REGISTRATION IS IN EFFECT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

THIS WARRANT CERTIFICATE AND THE WARRANTS EVIDENCED HEREBY ARE PERSONAL TO THE HOLDER AND, WITHOUT PRIOR WRITTEN CONSENT OF THE COMPANY, SHALL NOT BE ASSIGNABLE OR OTHERWISE TRANSFERABLE BY THE HOLDER OTHERWISE THAN (I) BY WILL OR THE LAWS OF DESCENT AND DISTRIBUTION OR BY A DISTRIBUTION OF THE WARRANTS FROM THE WARRANTHOLDER TO THE TRUST BENEFICIARY OF THE WARRANTHOLDER OR (II) PURSUANT TO A QUALIFIED DOMESTIC RELATIONS ORDER (AS DEFINED IN THE INTERNAL REVENUE CODE OF 1986, AS AMENDED), AND SUBJECT IN ANY SUCH CASE TO THE ASSIGNEE, TRANSFEREE OR DISTRIBUTEE AGREEING IN WRITING TO BE BOUND BY AND BECOME A PARTY TO THE STOCKHOLDERS' AGREEMENT AS IF SUCH ASSIGNEE, TRANSFEREE OR DISTRIBUTEE WAS THE HOLDER THEREUNDER.

                          [FORM OF WARRANT CERTIFICATE]

                                     [FACE]

                                EXERCISABLE ONLY
                      ON OR BEFORE ______________ __, 2008


No. W-                                                     _____________Warrants

                               WARRANT CERTIFICATE

                              AMSCAN HOLDINGS, INC.

            This Warrant Certificate certifies that_______________, or registered assigns, is the registered holder of __________ Warrants (the "Warrants") expiring______________ __, 2008 to purchase shares of voting common stock, par value $.10 per share ("Shares"), of AMSCAN HOLDINGS, INC., a Delaware corporation (the "Company"). Each Warrant entitles the holder to purchase from the Company, on or before 5:00 p.m., New York City time on ______________ __, 2008, one fully paid and nonassessable Share of the Company at the exercise price (the "Exercise Price") at the time in effect under the Warrant Agreement dated as of______________ __, 1998 (the "Warrant Agreement") ($125,000 per Share, at the time of the initial issuance of the Warrants), payable in lawful money of the United States of America or in securities as permitted under the Warrant Agreement, upon surrender of this Warrant Certificate and payment of such Exercise Price at the principal executive offices of the Company, but subject to the conditions set forth herein and in the Warrant Agreement; provided, however, that the number or kind of Shares (or in certain events other property) purchasable upon exercise of the Warrants, the number of Warrants evidenced hereby and the Exercise Price referred to herein may as of the date of this Warrant Certificate have been, or may after such date be, adjusted as a result of the occurrence of certain events, as more fully provided in the Warrant Agreement. Payment of the Exercise Price shall be made by certified check payable to the order of, or by wire transfer to, the Company, or, to the extent permitted by the Warrant Agreement, by delivery by the holder of the Warrants of Shares having a "current market price" (determined as provided in subsection (e) of Section 12 of the Warrant Agreement) equal to the Exercise Price, and, if requested by the Company, the amount of any required federal, state, local or foreign withholding taxes.

            No Warrant may be exercised after 5:00 p.m. New York City time on ______________ __, 2008 (the "Expiration Date").

            Reference is hereby made to the further provisions of the Warrant Agreement and of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

            IN WITNESS WHEREOF, AMSCAN HOLDINGS, INC. has caused this Warrant Certificate to be duly executed.

                                       AMSCAN HOLDINGS, INC.


Dated:                                 By______________________________


Attest:


______________________________
         Secretary


            Void after ______________ __, 2008 or such earlier date as may be fixed under the circumstances set forth in the Warrant Agreement and described on the reverse hereof.

                          [FORM OF WARRANT CERTIFICATE]

                                    [REVERSE]

                              AMSCAN HOLDINGS, INC.

            The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to a Warrant Agreement dated as of ______________ __, 1998 (the "Warrant Agreement") between the Company and a certain warrantholder who is a party thereto, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants.

            The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering the Warrant Certificate, with the Form of Exercise set forth hereon properly completed and executed, together with payment of the Exercise Price at the time in effect, at the principal executive offices of the Company. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his valid assignee, transferee or distributee, if any, a new Warrant Certificate evidencing the number of Warrants not exercised.

            The Warrant Agreement provides that upon the occurrence of certain events, the Exercise Price, the number or kinds of shares purchasable upon exercise of a Warrant or the number of Warrants outstanding may, subject to certain conditions, be adjusted and under certain circumstances the Warrant may become exercisable for securities or other assets other than the Shares referred to on the face hereof. The Warrant Agreement provides that in such events, at the election of the Company, either (i) the number of Shares purchasable upon the exercise of each Warrant shall be adjusted or (ii) each outstanding Warrant shall be adjusted to become a different number of Warrants. In the case of (ii), the Company will cause to be distributed to registered holders of Warrant Certificates either Warrant Certificates representing the additional Warrants issuable pursuant to the adjustment, or substitute Warrant Certificates to replace all outstanding Warrant Certificates. No fractional Warrant is required to be issued upon any such adjustment but the persons entitled to such fractional interest may be paid, as provided in the Warrant Agreement, an amount in cash equal to the current market value of such fractional Warrant, as determined in good faith by the board of directors of the Company.

            This Warrant Certificate and the Warrants evidenced hereby are personal to the Holder and, without prior written consent of the Company, shall not be assignable or otherwise transferable by the Holder otherwise than (i) by will or the laws of descent and distribution or by a distribution of the Warrants from the Warrantholder to the trust beneficiary of the Warrantholder,
(ii) pursuant to a qualified domestic relations order (as defined in the Internal Revenue Code of 1986, as amended), and subject in any such case to the assignee, transferee or distributee agreeing in writing to be bound by and become a party to this Warrant Certificate and the Stockholders' Agreement as if such assignee, transferee or distributee was the Holder thereunder.

            The Company may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, any distribution to the holder hereof, and for all other purposes, and the Company shall not be affected by any notice or knowledge to the contrary.

                               [FORM OF EXERCISE]

                    (To be executed upon exercise of Warrant)

            The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase __________ Shares and herewith tenders payment for such Shares to the order of Amscan Holdings, Inc. in the amount of $__________ in accordance with the terms hereof. The undersigned requests that a certificate for such Shares be registered in its name. The address of the undersigned is____________________. If said number of Shares is less than all of the Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of the Shares be registered in its name and that such Warrant Certificate be returned to the undersigned at the address set forth above:


Dated:                                 Signature:_____________________________
                                       (Signature must conform in all
                                       respects to name of holder as
                                       specified on the face of the Warrant
                                       Certificate.)


______________________________
(Insert Social Security or Taxpayer
Identification Number of Holder)


Signature Guaranteed:

______________________________




______________________________

                                                                    Exhibit 10.1


                               AMENDMENT NO. 1 TO

                             STOCKHOLDERS' AGREEMENT

            AMENDMENT NO. 1 TO STOCKHOLDERS' AGREEMENT, dated as of August 6, 1998 (this "Amendment"), amending the Stockholders' Agreement (as defined herein), by and among the parties to the Stockholders' Agreement and Garry Kieves, Nina Kieves, Nicola Kieves, the Garry Kieves Retained Annuity Trust and the Garry Kieves Irrevocable Trust Agreement (collectively, the "Kieves Parties"). Capitalized terms used in this Amendment shall have the meanings ascribed to them in the Stockholders' Agreement unless otherwise defined herein.

                                    RECITALS

            WHEREAS, the Company has, simultaneously with the execution and delivery of this Agreement, entered into a Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"), with the Kieves Parties as stockholders of Anagram International Inc., a Minnesota corporation ("Anagram") and certain related companies, pursuant to which the Company will acquire from such stockholders all of the issued and outstanding capital stock of Anagram and such related companies; and

            WHEREAS, in partial consideration for the sale of such capital stock, the stockholders of Anagram shall receive in the aggregate pursuant to the Stock Purchase Agreement, One-Hundred-Twenty (120) shares of Common Stock of the Company and warrants to purchase Ten (10) shares of Common Stock (the "Warrants"); and

            WHEREAS, in connection with the acquisition of Anagram the Company has entered into an employment agreement with Garry Kieves (the "Kieves Employment Agreement"), the principal stockholder and current chief executive officer of Anagram, pursuant to which Mr. Kieves shall receive Options to purchase 6.648 shares of Common Stock; and

            WHEREAS, as a condition to entering into the Stock Purchase Agreement and the Kieves Employment Agreement, the Kieves Parties have agreed to become parties to the Stockholders' Agreement, dated as of December 19, 1997, by and among the Company, GS CAPITAL PARTNERS II, L.P., a Delaware limited partnership, GS CAPITAL PARTNERS II OFFSHORE, L.P., a Cayman Islands exempt limited partnership, GOLDMAN, SACHS & CO. VERWALTUNGS GMBH, a corporation recorded in the Commercial Register Frankfurt, as nominee for GS Capital Partners II Germany C.L.P., STONE STREET FUND 1997, L.P., a Delaware limited partnership, BRIDGE STREET FUND 1997, L.P., a Delaware limited partnership, and each of the individuals and the Estate of John A. Svenningsen listed on Schedule I thereto (the "Stockholders' Agreement"), and the Kieves Parties have acknowledged that their shares of Common Stock, the Warrants and the Options shall become subject to the terms and conditions of the Stockholders' Agreement, including the restrictions on the transferability of the Common Stock and the Warrants and Options (including the Common Stock acquired by exercise or conversion thereof).

            NOW, THEREFORE, in consideration of the premises and of the terms and conditions contained herein, the parties hereto agree that the Stockholders' Agreement shall be amended as follows, and as so amended that the parties hereto shall become parties thereto:

             A. The definition of "Fair Market Value" in Article I is hereby amended to add the following at the end thereof:

             "; provided, however, that with respect to shares of Common Stock, Warrants or Options owned by any of the Kieves Parties, the Kieves Parties shall have the right (at their election within ten days after being notified in writing by the Company of the Fair Market Value of such Common Stock, Warrants or Options) to require the Company to engage at the Company's expense an independent public accounting or investment banking firm of national reputation that has not, within two years of such engagement, rendered any services to the Company or the Kieves Parties, which firm shall be mutually acceptable to the Company and the Kieves Parties and which firm shall determine such "Fair Market Value" (without regard to any marketability discount, liquidity discount or minority interest or similar discount and which determination shall be binding with respect to (and only with respect to) the related purchase from the Kieves Parties) and notify the Company and the Kieves Parties of such determination within fifteen (15) days of such engagement (it being agreed that the Kieves Parties shall bear the fees and expenses payable to such firm if such firm determines "Fair Market Value" to be not more than 105% of the Fair Market Value set forth in the Company's notice to the Kieves Parties as provided above)."

             B. The definition of "Options" in Article I is hereby amended to add after the word "otherwise" at the end thereof and before the period the following: "including the Warrants ("Warrants") issued to the Garry Kieves Retained Annuity Trust pursuant to the Warrant Agreement dated August 6, 1998 between the Company and such trust"

             C. The definition of "Warrants" is hereby added in Article I in the appropriate alphabetical position, which definition shall read as follows:
"'Warrants' shall have the meaning ascribed to it in the definition of 'Options'."

             D. The term "Management Investors" is hereby amended to include each of the Kieves Parties.

             E. Sections 4.1 and 4.2 of Article IV are hereby amended and restated in their entirety as follows:

       4.1 Call Rights. If, prior to the consummation of an IPO, a Management Investor (other than the Estate or the Estate's Permitted Transferees or any of the Kieves Parties other than Garry Kieves) dies or the Management Investor's (other than the Estate or the Estate's Permitted Transferees or any of the Kieves Parties other than Garry Kieves) employment by the Company terminates for any reason (including due to a Disability, as defined in such Management Investor's Employment Agreement or any analogous provision of any employment, compensation or benefit agreement or arrangement, if any, and if not so defined, upon the good faith determination of the Board of Directors of the Company of such Disability), the Company shall have the right, at its election, to purchase all (but not less than all) of the Management Investor's shares of Common Stock (including any shares held by its Permitted Transferees, and for purposes of this Article IV, each of the Kieves Parties other than Garry Kieves shall be deemed to be Permitted Transferees of Garry Kieves) within six (6) months after such termination, or fifteen (15) months after such termination in the case of death of the Management Investor (with respect to any shares of Common Stock acquired after such termination or death upon the exercise of Options held by the Management Investor, such period to run from the date of exercise) at a price equal to the Fair Market Value of such Common Stock determined as of, in all cases other than the death of the Management Investor, the date such termination is effective and, in the case of the Management Investor's death, as of the date of death. The Company shall pay the purchase price in cash to the extent that (x) subsidiaries of the Company are permitted to dividend the funds for such purchase to the Company (a "Subsidiary Dividend") (under both applicable law and the indebtedness of the Company and its Affiliates) and (y) the Company is permitted to purchase such shares for cash (under both applicable law and such indebtedness). The Company shall fund any amount not permitted to be funded through a Subsidiary Dividend or to be used to purchase such shares with a Buy-Out Note; provided, however, that the Company shall not be required to consummate the funding of any such amount with a Buy-Out Note unless and until the issuance of such Buy-Out Note is permissible under the terms of the indebtedness of the Company, and the consummation of any such exercise and funding, and the effectiveness of such exercise, shall be delayed to the extent and with the effect that there is no breach under such indebtedness, provided that any such amount not permitted to be funded with a Buy-Out Note shall increase at seven (7) percent per annum until funded and upon consummation of an IPO shall be fully funded, including such increase, and provided further that if such delay of the effectiveness of such exercise and consummation of such exercise and/or funding would not result in avoiding any such breach, the time for electing to purchase such shares shall instead be extended to permit such election from time to time until any remaining election shall not result in such a breach (and the Company shall make such elections and/or consummate such exercises and fundings, pro rata, as they are permitted). In the event that any amount due to any Management Investor pursuant to an election by the Company to purchase such shares under this
Section 4.1 has not been paid or funded with a Buy-Out Note (or to the extent the time for making such election has been extended) for five (5) years following the date of such election (or of the beginning of such extension, if applicable), such Management Investor shall be entitled to elect to cancel such election (or end such extension, if applicable) and retain such shares to which such unpaid or unfunded amount relates (and such unpaid or unfunded amount shall no longer be due or payable), such cancellation to be effective upon receipt by the Company of written notice of such election from such Management Investor. The Board of Directors of the Company may, in its discretion, assign the rights and obligations of the Company under this Section 4.1 to any other Person, but no such assignment shall relieve the Company of its obligations hereunder to the extent not satisfied by such assignee.

       4.2 Put Rights. If, prior to the consummation of an IPO, a Management Investor (other than the Estate or the Estate's Permitted Transferee or any of the Kieves Parties other than Garry Kieves) dies or the Management Investor's (other than the Estate or the Estate's Permitted Transferee's or any of the Kieves Parties other than Garry Kieves) employment by the Company is terminated by the Company for any reason (including due to a Disability, as defined in such Management Investor's Employment Agreement or any analogous provision of any employment, compensation or benefit agreement or arrangement, if any, and if not so defined, upon the good faith determination of the Board of Directors of the Company of such Disability), the Management Investor or the Management Investor's legal representative or trustee, as the case may be, shall have the right, within three (3) months after such termination is effective (or one year after the date of death in the case of the Management Investor's death), to require the Company to purchase all (but not less than all) of the Management Investor's Common Stock (including any shares held by its Permitted Transferees) at a price equal to (A) in the case of termination by reason of death or Disability, the Fair Market Value thereof determined as of the date of death (in the case of termination due to death) or the date such other termination is effective and
(B) in the case of termination by the Company for any other reason, the lower of
(1) Fair Market Value and (2) the product of (x) the number of shares of Common Stock and (y) the New Cost Per Share (or, in the case of shares held by the Kieves Parties and their Permitted Transferees, a per share amount equal to 119% of the $105,000 original value of one share of Common Stock based on the aggregate value of 120.00 shares of Common Stock under Section 2.4(x) of the Stock Purchase Agreement, dated as of August 6, 1998, by and among the Company and the Kieves Parties) (subject to adjustment to reflect any adjustments to the Common Stock made to reflect any merger, reorganization, consolidation, recapitalization, spinoff, stock dividend, stock split, extraordinary distribution with respect to the Common Stock or other change in corporate structure affecting the Common Stock, as the Company reasonably shall deem fair and appropriate). To the extent the funds for such purchase are permitted under the indebtedness of the Company and its Affiliates and applicable law to be funded through a Subsidiary Dividend and to be used to purchase such shares, the Company shall pay the purchase price in cash. The Company shall pay any amount not permitted to be funded through a Subsidiary Dividend or to be used to purchase such shares with a Buy-Out Note; provided, however, that the Company shall not be required to consummate the funding of any such amount with a Buy-Out Note unless and until the issuance of such Buy-Out Note is permissible under the terms of the indebtedness of the Company and the consummation of any such purchase and funding, and the effectiveness of such exercise, shall be delayed to the extent and with the effect that there is no breach under such indebtedness, provided that any such amount not permitted to be funded with a Buy-Out Note shall increase at seven (7) percent per annum until funded and upon consummation of an IPO shall be fully funded, including such increase, and provided further that if such delay of the effectiveness of such exercise and consummation of such exercise and/or funding would not result in avoiding any such breach, the time for exercise of the right to require the purchase of such shares shall instead be extended to permit such exercise from time to time until any remaining exercise shall not result in such a breach. In the event that any amount due to any Management Investor pursuant to the exercise of the right to require the purchase of such shares under this Section 4.2 has not been paid or funded with a Buy-Out Note (or to the extent the time for making such election has been extended) for five (5) years following the date of such exercise (or of the beginning of such extension, if applicable), such Management Investor shall be entitled to elect to revoke such exercise (or end such extension, if applicable) and retain such shares to which such unpaid or unfunded amount relates (and such unpaid or unfunded amount shall no longer be due and payable), such election to be effective upon receipt by the Company of written notice of such election from such Management Investor. The Board of Directors of the Company may, in its discretion, assign the rights and obligations of the Company under this Section 4.2 to any other Person, but no such assignment shall relieve the Company of its obligations hereunder to the extent not satisfied by such assignee.

          F. Article IV is hereby amended by adding Section 4.3 as follows:

       4.3 Warrants. For purposes of Sections 4.1 and 4.2, each outstanding Warrant shall be treated as a share of Common Stock except that in the case of any such Warrant, the price at which the Company shall have the right to purchase such Warrant, in the case of Section 4.1, and the price at which the Management Investor shall have the right to require the Company to purchase such Warrant, in the case of Section 4.2, shall be equal to the purchase price attributable to the share(s) of Common Stock issuable upon exercise of such Warrant less the exercise price of such Warrant with respect to such share(s).

             G. Parties. By executing this Amendment, each of the Kieves Parties hereby agrees to become a party to the Stockholders' Agreement as a "Management Investor" as provided herein and as amended hereby and Schedule I shall be amended and restated as set forth in Schedule I hereto.

             H. Effectiveness. The effectiveness of this Amendment is contingent upon the consummation of the "Closing" under the Stock Purchase Agreement. If such Closing does not occur, this Amendment shall have no effect and shall be void ab initio without any party hereto having any liability to any other party hereto (provided that the foregoing shall not limit the rights of the parties thereto under the Stock Purchase Agreement).

             I. Governing Law. This Amendment shall be governed and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

             J. Descriptive Headings, Etc. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Amendment otherwise requires, references to "hereof," "herein," "hereby," "hereunder" and similar terms shall refer to the entire Stockholders' Agreement, as amended by this Amendment.

             K. Reaffirmation. In all respects not inconsistent with the terms and provisions of this Amendment, the Stockholders' Agreement shall continue to be in full force and effect in accordance with the terms and conditions thereof, and is hereby ratified, adopted, approved and confirmed. From and after the date hereof, each reference to the Stockholders' Agreement in any other instrument or document shall be deemed a reference to the Stockholders' Agreement as amended hereby, unless the context otherwise requires.

             L. No Waiver. The execution, delivery and performance of this Amendment shall not operate as a waiver of any condition, power, remedy or right exercisable in accordance with the Stockholders' Agreement, and shall not constitute a waiver of any provision of the Stockholders' Agreement, except as expressly provided herein.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first written above.

                                    AMSCAN HOLDINGS, INC.

                                       By:/s/James M. Harrison
                                          -------------------------
                                          Name:  James M. Harrison
                                          Title: President

                                    Address:    80 Grasslands Road
                                                Elmsford, New York 10523
                                                Attn: Secretary
                                                Telecopier No.: (914) 345-2056



                                    GS CAPITAL PARTNERS II, L.P.

                                    By:   GS Advisors, L.P.
                                          General Partner

                                    By:   GS Advisors Inc., its
                                          General Partner

                                       By:/s/Terence M. O'Toole
                                          ---------------------------
                                          Name:  Terence M. O'Toole
                                          Title: Vice President

                                    Address:    c/o Goldman, Sachs & Co.
                                                85 Broad Street
                                                New York, NY  10004
                                                Attn:  David J. Greenwald
                                                Telecopier No.:  (212)
                                                357-5505

                                    GS CAPITAL PARTNERS II OFFSHORE, L.P.

                                    By:   GS Advisors II (Cayman), L.P.
                                          General Partner

                                    By:   GS Advisors II, Inc., its
                                          General Partner

                                    By:/s/Terence M. O'Toole
                                       ---------------------------
                                       Name:  Terence M. O'Toole
                                       Title: Vice President

                                    Address:    c/o Goldman, Sachs & Co.
                                                85 Broad Street
                                                New York, NY  10004
                                                Attn:  David J. Greenwald
                                                Telecopier No.:  (212)
                                                357-5505

                                    GOLDMAN, SACHS & CO. VERWALTUNGS GMBH

                                    By:/s/Terence M. O'Toole
                                       ---------------------------
                                       Name:  Terence M. O'Toole
                                       Title: Managing Director

                                    By:/s/Eve Gerriets
                                       ---------------------------
                                       Name:  Eve Gerriets
                                       Title: Registered Agent

                                    Address:    c/o Goldman, Sachs & Co.
                                                85 Broad Street
                                                New York, NY  10004
                                                Attn:  David J. Greenwald
                                                Telecopier No.:  (212)
                                                357-5505

                                    STONE STREET FUND 1997, L.P.

                                    By:   Stone Street Asset Corp.
                                          General Partner

                                    By:/s/Eve Gerriets
                                       ---------------------------
                                       Name:  Eve Gerriets
                                       Title: Vice President

                                    Address:    c/o Goldman, Sachs & Co.
                                                85 Broad Street
                                                New York, NY  10004
                                                Attn:  David J. Greenwald
                                                Telecopier No.:  (212)
                                                357-5505

                                    BRIDGE STREET FUND 1997, L.P.

                                    By:   Stone Street Asset Corp.
                                          Managing General Partner

                                    By:/s/Eve Gerriets
                                       ---------------------------
                                       Name:  Eve Gerriets
                                       Title: Vice President

                                    Address:    c/o Goldman, Sachs & Co.
                                                85 Broad Street
                                                New York, NY  10004
                                                Attn:  David J. Greenwald
                                                Telecopier No.:  (212)
                                                357-5505

/s/Garry Kieves                           Dated:8/6/98
--------------------------------------          -------
Garry Kieves
Management Investor
Address:



/s/Nina Kieves                            Dated:8/6/98
--------------------------------------          -------
Nina Kieves
Management Investor
Address:



/s/Nicola Kieves                          Dated:8/6/98
--------------------------------------          -------
Nicola Kieves
Management Investor
Address:

GARRY KIEVES IRREVOCABLE TRUST
   dated December 31, 1992


By:/s/Michaela Graeb
   ---------------------------
      Name:    Michaela Graeb
      Title:   Co-Trustee

By:/s/James Plutt
   ---------------------------
      Name:    James Plutt
      Title:   Co-Trustee

By:/s/Ralph Strangis
   ---------------------------
      Name:    Ralph Strangis
      Title:   Co-Trustee

GARRY KIEVES RETAINED ANNUITY TRUST
      dated December 30, 1992

By:/s/Michaela Graeb
   ---------------------------
      Name:    Michaela Graeb
      Title:   Co-Trustee

By:/s/James Plutt
   ---------------------------
      Name:    James Plutt
      Title:   Co-Trustee

By:/s/Ralph Strangis
   ---------------------------
      Name:    Ralph Strangis
      Title:   Co-Trustee

                                   SCHEDULE I

          Management Investors
          Gerald C. Rittenberg
          James M. Harrison
          William S. Wilkey
          Diane D. Spaar
          Katherine A. Kusnierz
          Morton Fisher
          William Mark
          Angelo Giummarra
          Karen McKenzie
          Keith Johnson
          Howard Harding
          Walter Thompson
          Charles Phillips
          Susan Scott
          Rose Giagrande
          Randy Harris
          Eric Stollman
          Kathleen Rooney
          James Dotti
          Vincent Anastasi
          Michael A. Correale
          Mark Irvine
          Scott Lametto
          Joseph Walter
          Cheryl Considine
          Patrick Venuti
          Dallas Hartman
          Robert Yedowitz
          Nigel Keane
          Connie Weckman
          Ken Danforth
          Deborah Anderson
          Debra Finn
          Diane Green
          Barbara Schnabel
          Keith Spaar
          Daniel Sullivan
          Garry Kieves
          Nina Kieves
          Nicola Kieves
          Garry Kieves Irrevocable Trust
          Garry Kieves Retained Annuity Trust

                                                                    Exhibit 10.2


                              EMPLOYMENT AGREEMENT

            AGREEMENT (the "Agreement") by and between Amscan Holdings, Inc., a Delaware corporation (the "Company"), and Garry Kieves (the "Executive"), dated as of the 6th day of August, 1998.

            WHEREAS, the Company has, simultaneously with the execution and delivery of this Agreement, entered into a Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"), with certain stockholders of Anagram International Inc., a Minnesota corporation ("Anagram"), that now employs the Executive, pursuant to which, among other things, the Company will acquire all of the stock of Anagram (the "Acquisition"); and

            WHEREAS, the Company wishes to employ the Executive after the Acquisition and the Executive is willing to be so employed.

            NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

             1. Employment Period. (a) Initial Term. The Company shall employ the Executive, and the Executive agrees to, and shall, serve the Company, on the terms and conditions set forth in this Agreement, for the period commencing on the Closing Date (as defined in the Stock Purchase Agreement) and ending on the third anniversary of such date (the "Initial Term").

             (b) Extension of Initial Term. The Initial Term of this Agreement will be automatically extended after the third anniversary of the Closing Date for additional successive periods of one year each, each such extension to be effective immediately after the last day of the term then in effect, with the first such extension period beginning on the third anniversary of the Closing Date (each such additional period, an "Additional Term") (the Initial Term and any Additional Term thereof pursuant to this Section 1(b) being hereinafter referred to as the "Employment Period"), unless either the Company gives the Executive or the Executive gives the Company not less than twelve months' written notice prior to the end of the Initial Term or any such Additional Term of such party's intention not to extend the Employment Period.

             2. Position and Duties. (a) During the Employment Period, the Executive shall be Senior Vice President of the Company and President of Anagram, in each case, with such duties and responsibilities as are assigned to him by the Board of Directors of the Company (the "Board") consistent with such position, including, as the Board may request, without additional compensation, to serve as an officer or director of certain subsidiaries and other affiliated entities of the Company.

             (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full attention and time during normal business hours to the business and affairs of the Company and shall perform his services primarily at Anagram's headquarters, wherever the Board may from time to time designate them to be, but in any case, within a 100-mile radius of Eden Prairie, Minnesota, and shall use his reasonable best efforts to carry out the responsibilities assigned to the Executive faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (i) serve on civic or charitable boards or committees and the board of directors of K-tel International, Inc., (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or
(iii) manage personal investments, so long as such activities do not compete with and are not provided to or for any entity that competes with or intends to compete with the Company or any of its subsidiaries and affiliates and do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

             3. Compensation. (a) Base Salary. During the Initial Term, the Executive shall receive from the Company an annual base salary ("Annual Base Salary") of $250,000, payable in regular intervals in accordance with the Company's customary payroll practices in effect during the Employment Period. Such Annual Base Salary shall be increased by 5% (from the Annual Base Salary theretofore in effect) at the beginning of each Additional Term and shall be payable in accordance with the preceding sentence.

            (b) Other Compensation. In addition to the Annual Base Salary, the Executive shall be eligible for an annual discretionary bonus for each calendar year of employment hereunder (the "Bonus"). The exact amount of the Bonus, if any, payable to the Executive hereunder shall be determined and awarded in the sole discretion of the Board.

             (c) Other Benefits. During the Employment Period: (i) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company, and shall be entitled to paid vacation, to the same extent and on the same terms and conditions as peer executives; and (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, to the extent provided, without limitation, medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent and on the same terms and conditions as peer executives; provided, however, that nothing in this Agreement shall impose on the Company any obligation to offer to the Executive participation in any stock, stock option, bonus or other incentive award, plan, practice, policy or program other than the awards made pursuant to paragraph (b) of this Section 3. The term "peer executives" means the Chief Executive Officer, the President and the Senior Vice President in charge of Sales and Marketing of the Company, if such positions exist.

             (d) Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable travel and other expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

            (e) Options. Promptly following the "Closing" under the Stock Purchase Agreement, the Executive shall be granted options (the "Options") to purchase 6.648 shares of common stock of the Company at an exercise price equal to $125,000 per share. Such Options shall be granted pursuant to the Company's 1997 Stock Incentive Plan and related option agreement, in the form attached hereto as Exhibit A (together, the "Option Documents"). Such Options will vest in equal annual installments over a five-year period and will be subject to forfeiture upon termination of the Executive's employment, if not vested and exercised within the time period specified in the Option Documents. Unless sooner exercised or forfeited as provided for in the Option Documents, the Options shall expire on the tenth anniversary of the Closing.

             4. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that the Executive has been unable, for a period of (i) 180 consecutive days or (ii) an aggregate of 210 days in a period of 365 consecutive days, to perform his duties under this Agreement, as a result of physical or mental illness or injury. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties in accordance with the provisions of Section 2 of this Agreement before the Disability Effective Date. In the event of a dispute as to whether Executive has suffered a Disability, the final determination shall be made by a licensed physician selected by the Board of Directors of the Company and acceptable to Executive in Executive's reasonable judgment.

             (b) Not Death or Disability. The Company may terminate the Executive's employment at any time during the Employment Period with or without Cause. The Executive may terminate his employment at any time during the Employment Period for any reason.

             (c) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, or the date on which the termination of the Executive's employment by the Company, or by the Executive, is effective, as the case may be.

             5. Obligations of the Company Upon Termination. (a) By the Company, Other Than for Death or Disability. If, during the Employment Period, the Company terminates the Executive's employment other than due to the Executive's death or Disability, the Company shall, except as provided in clause (ii) below, pay the amounts described in subparagraph (i) below to the Executive in a lump sum in cash within 30 days after the Date of Termination:

             (i) The amounts to be paid in a lump sum as described above are:

                   (A) The Executive's accrued but unpaid cash compensation (the
                  "Accrued Obligations"), which shall equal the sum of (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid; (2) any Bonus that the Executive has earned for a prior full calendar year that has ended prior to the Date of Termination which has been awarded but not yet paid; (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid (subject to any applicable provisions of any deferred compensation plan with respect to the payment thereof); and (4) any accrued but unpaid vacation pay; and

                  (B) Severance pay equal to the Annual Base Salary.

            (ii) Notwithstanding the foregoing, if the Executive's employment is terminated for Cause, the Executive shall not be entitled to the payments contemplated by clause (i)(B) of this Section 5(a) and the payment to the Executive in connection therewith shall be limited to payment of the Accrued Obligations and the Company shall have no further obligations under this Agreement. For purposes of this Agreement, "Cause" shall mean (1) conviction of the Executive by a court of competent jurisdiction of a felony (excluding felonies under the Motor Vehicle Code); (2) any act of intentional fraud against the Company; (3) any act of gross negligence or wilful misconduct with respect to the Executive's duties under this Agreement; and (4) any act of wilful disobedience in violation of specific reasonable directions of the Board consistent with the Executive's duties.

             (b) Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay the Accrued Obligations to the Executive or the Executive's estate or legal representative, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Company shall have no further obligations under this Agreement.

             (c) By the Executive. If the Executive terminates his employment with the Company, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within 30 days of the Date of Termination and the Company shall have no further obligations under this Agreement.

             (d) Effect of Employment of Executive by Certain Stock or Asset Purchasers. If all or substantially all of the stock or assets of the Company is sold or otherwise disposed of to a third party not affiliated with the Company, and the Executive is not offered employment on substantially similar terms by the Company or one of its continuing affiliates immediately thereafter, then, for all purposes of this Agreement, the Executive's employment shall be deemed to have been terminated by the Company other than for Cause effective as of the date of such sale or other disposition; provided, however, that the Company shall have no obligations to the Executive under this Section 5 of this Agreement if the Executive is hired or offered employment on substantially similar terms by the purchaser of the stock or assets of the Company or if the Executive's employment is continued by the Company.

             6. Full Settlement. The Company's obligations to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

             7. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any company affiliated with the Company or Anagram and its respective businesses that the Executive obtains during the Executive's employment by the Company or Anagram (whether before, during or after the Employment Term) and that is not public knowledge (other than as a result of the Executive's violation of this Section 7) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law.

             8. Noncompetition; Nonsolicitation. (a) During the Employment Period and during the three-year period following any termination of the Executive's employment with the Company and any of its affiliates, including due to expiration of the Employment Period (the "Restriction Period"), the Executive shall not directly or indirectly participate in or permit his name directly or indirectly to be used by or become associated with (including as an advisor, representative, agent, promoter, independent contractor, provider of personal services or otherwise) any person, corporation, partnership, firm, association or other enterprise or entity (a "person") that is, or intends to be, engaged in any business which is in competition with the business of the Company, or any of its subsidiaries or controlled affiliates, in any country where the products of the Company or any of its subsidiaries or controlled affiliates are sold or could reasonably be expected to be sold throughout the world (a "Competitor"). For purposes of this Agreement, the term "participate" includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market).

             (b) During the portion of the Restriction Period following any termination of the Executive's employment with the Company and any of its affiliates, the Executive shall not, directly or indirectly, encourage or solicit, or assist any other person or firm in encouraging or soliciting, any person that during the three-year period preceding such termination of the Executive's employment with the Company is or was engaged in a business relationship with the Company, any of its subsidiaries or controlled affiliates to terminate its relationship with the Company or any of its subsidiaries or controlled affiliates or to engage in a business relationship with a Competitor.

             (c) During the portion of the Restriction Period following any termination of the Executive's employment with the Company and any of its affiliates, the Executive will not, except with the prior written consent of the Company, directly or indirectly, induce any employee of the Company, or any of its subsidiaries or controlled affiliates to terminate employment with such entity, and will not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment or cause employment to be offered to any person (including employment as an independent contractor) who is or was employed by the Company or any of its respective subsidiaries or controlled affiliates unless such person shall have ceased to be employed by such entity for a period of at least twelve months. For purposes of this Section 8(c), "employment" shall be deemed to include rendering services as an independent contractor and "employees" shall be deemed to include independent contractors.

             (d) Promptly following the Executive's termination of employment, including due to expiration of the Employment Period, the Executive shall return to the Company all property of the Company and its respective subsidiaries and affiliates, and all copies thereof in the Executive's possession or under his control, including, without limitation, all Confidential Information in whatever media such Confidential Information is maintained.

             (e) The Executive acknowledges and agrees that the Restriction Period and the covenants and obligations of the Executive in Section 7 and this
Section 8 with respect to noncompetition, nonsolicitation and confidentiality and with respect to the property of the Company and its subsidiaries and controlled affiliates, and the territories covered thereby, are fair and reasonable and the result of negotiation and that this Agreement was entered into in connection with and as a condition to the Acquisition. The Executive further acknowledges and agrees that the covenants and obligations of the Executive in Section 7 and this Section 8 with respect to noncompetition, nonsolicitation and confidentiality and with respect to the property of the Company and its subsidiaries and controlled affiliates, and the territories covered thereby, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and its subsidiaries and affiliates irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of such covenants and obligations. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. If, at the time of enforcement of Section 7 and/or this Section 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographical area legally permissible under such circumstances will be substituted for the period, scope or area stated herein.

             9. Successors. (a) This Agreement is personal to the Executive and shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

             (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

             10. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

             (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:

            Garry Kieves
            5020 Woodhurst Lane
            Minnetonka, Minnesota  55345
            Telephone No.:  (612) 939-6033

            with a copy to:

            Kaplan, Strangis and Kaplan, P.A.
            5500 Norwest Center
            90 South Seventh Street
            Minneapolis, Minnesota  55402
            Attention:  Bruce J. Parker
            Telecopier No.:  (612) 375-1143

            If to the Company:

            Amscan Holdings, Inc.
            80 Grasslands Road
            Elmsford, New York  10523
            Attention:  President
            Telecopier No.:  (914) 345-2056

            with a copy to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York  10019
            Attention:  Mitchell S. Presser
            Telecopier No.:  (212) 403-2000

or to such other address as either party furnishes to the other in writing in accordance with this Section 10(b). Notices and communications shall be effective when actually received by the addressee.

             (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

             (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

             (e) Any party's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

             (f) The Executive acknowledges that this Agreement supersedes all other agreements and understandings concerning the subject matter hereof, both written and oral, between the Executive and the Company and between the Executive and Anagram.

             (g) The effectiveness of this Agreement is contingent upon the consummation of the "Closing" under the Stock Purchase Agreement. If such Closing does not occur, this Agreement shall have no effect and shall be void ab initio without any party hereto having any liability to any other party hereto (provided that the foregoing shall not limit the rights of the parties thereto under the Stock Purchase Agreement).

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                    AMSCAN HOLDINGS, INC.

                                       By: /s/ James M. Harrison
                                          -------------------------
                                       Name:  James M. Harrison
                                       Title: President

                                           /s/ Garry Kieves
                                         -------------------------
                                              Garry Kieves

                                    EXHIBIT A

                        [Form of Stock Option Agreement]

                         FORM OF STOCK OPTION AGREEMENT

            STOCK OPTION AGREEMENT ("Agreement") dated as of ___________, 1998, by and between Amscan Holdings Inc., a Delaware corporation (the "Company"), and Garry Kieves (the "Executive"), who is presently an officer of the Company.

            WHEREAS, pursuant to the Amscan Holdings, Inc. 1997 Stock Incentive Plan (the "Plan"), the Committee (as defined in the Plan) has decided to award stock options on the terms and conditions set forth in this Agreement.

            NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

 1.    Definitions.

            As used in this Agreement, the following terms shall have the meanings ascribed to them below. Any capitalized term used in this Agreement and not defined herein shall have the meaning ascribed to it in the Plan.

            "Acquisition" shall have the meaning set forth in Section 5.3.

            "Common Stock" shall mean the Common Stock, par value $0.10 per share, of the Company, subject to adjustment pursuant to the third paragraph of
Section 3 of the Plan, under certain circumstances.

            "Exercise Price" shall have the meaning set forth in Section 2.2.

            "Grant Date" shall have the meaning set forth in Section 2.1.

            "Options" shall have the meaning set forth in Section 2.1.

            In addition, certain other terms used herein have definitions otherwise ascribed to them herein.

 2.    Grant and Terms of Options.

             2.1. Grant of Options. The Company hereby grants to the Executive as of the date hereof (the "Grant Date") 6.648 nonqualified stock options (the "Options") to purchase one share of Common Stock per Option (i.e., 6.648 shares in the aggregate) on the terms and conditions set forth below, and in reliance upon the representations and covenants of the Executive set forth below. Unless sooner exercised or forfeited as provided for in the Plan or this Agreement, the Options shall expire on the tenth anniversary of the date of this Agreement.

             2.2. Exercise Price. The exercise price of the Options is $125,000 per share of Common Stock subject thereto (the "Exercise Price").

             2.3. Exercisability. The Options shall vest and become exercisable according to the following schedule:

            Years of Employment
            Since the Grant Date                     Vested Percentage

            Less than 1 year                              0 percent
            At least 1 year, but less than 2 years       20 percent
            At least 2 years, but less than 3 years 40 percent At least 3 years, but less than 4 years 60 percent At least 4 years, but less than 5 years 80 percent
            5 years or more                             100 percent

Options that have become exercisable shall remain exercisable until they terminate as set forth in this Agreement or the Plan.

3.    Plan Shares.

             3.1. Transferability of Plan Shares and Options. The Executive shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any Plan Shares or Options, except as provided in the Plan or, in the case of Plan Shares, as provided in Sections 2.3, 2.4 and 2.5 of the Stockholders' Agreement.

            Any transfer of Plan Shares otherwise permitted pursuant to this Agreement shall remain subject to the terms of the Stockholders' Agreement, and shall not be permitted other than in accordance with the terms thereof, notwithstanding any provision of this Agreement that would otherwise permit such transfer.

4.    Executive's Representations, Warranties and Agreements.

            In connection with the exercise of any Options, the Executive shall make to the Company, in writing, such representations, warranties and agreements in connection with such exercise and investment in shares of Common Stock as the Committee shall reasonably request.

5.    Successors.

             5.1. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order (as defined in the Code) or
(iii) pursuant to a gift to the Executive's spouse, children, grandchildren or other living descendants, whether directly or indirectly or by means of a trust, partnership, limited liability company or otherwise. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

             5.2. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

             5.3. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise (an "Acquisition")) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place (or by substituting for such Options new options, based upon the stock of such successor, having an aggregate spread between the Fair Market Value of the underlying stock and the Exercise Price thereof, and the same term, immediately after such substitution, equal to the spread on, and the term of, such Options immediately before such substitution), and the Executive hereby agrees to such assumption (or substitution); provided, however, that the Company or such successor may, at its option, at the time of or promptly after such Acquisition, terminate all of its obligations hereunder with respect to the Options by paying to the Executive or the Executive's successors or assigns an amount equal to the product of (i) the number of Options and (ii) the Fair Market Value per share of the shares underlying such Options at the time of such Acquisition less the amount of such Options' exercise price (but not in excess of such Fair Market Value per share), in either case, in exchange for the Executive's Options. As used in this Agreement, the "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

6.    Miscellaneous.

             6.1. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

             6.2. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed if to the Executive, at the address set forth on the signature page hereto, and if to the Company: Amscan Holdings, Inc., 80 Grasslands Road, Elmsford, New York 10523, Attention: Secretary, or to such other addresses as either party furnishes to the other in writing in accordance with this Section
6.2. Notices and communications shall be effective when actually received by the addressee.

             6.3. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

             6.4. No later than the date as of which an amount first becomes includible in the gross income of the Executive for federal income tax purposes with respect to any Options, the Executive shall pay to the Company, or if appropriate, any of its Affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If approved by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement.

The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Executive. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

             6.5. The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

             6.6. The Options are granted pursuant to the Plan which is incorporated herein by reference and the Options shall, except as otherwise expressly provided herein, be governed by the terms thereof. The Executive hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Executive and the Company each acknowledges that this Agreement (together with the Stockholders' Agreement, the Plan and the other agreements referred to herein and therein) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    AMSCAN HOLDINGS, INC.

                                       By:
                                          -------------------------
                                         Name:  James M. Harrison
                                         Title: President

                                    EXECUTIVE:


                                    -------------------------------
                                    Name:      Garry Kieves
                                    Address:   5020 Woodhurst Lane
                                               Minnetonka, Minnesota  55345

                                                                    Exhibit 99.1



PRESS RELEASE                                        FOR IMMEDIATE RELEASE


                     AMSCAN ANNOUNCES ACQUISITION OF ANAGRAM

                  Elmsford, NY, August 6, 1998 - Amscan Holdings, Inc. ("Amscan") announced today that it has signed a definitive agreement to acquire metallic balloon manufacturer and distributor Anagram International, Inc. and certain related companies ("Anagram"). Under the terms of the agreement, Amscan will acquire all of the capital stock of the Anagram companies presently owned by Garry Kieves and certain related parties in a transaction valued at approximately $87 million, including the issuance of Amscan equity and the payment or assumption of certain Anagram indebtedness. Amscan is planning to finance the transaction with approximately $40 million of senior term debt, approximately $24 million of additional revolving credit borrowings, cash on hand and the issuance of approximately $13 million of equity to Anagram's existing stockholders. Amscan has received a commitment for the senior term debt financing from Goldman Sachs Credit Partners L.P. Consummation of the transaction is subject to a number of conditions, including the availability of financing and customary consents and approvals.

                  Gerald C. Rittenberg, Chief Executive Officer of Amscan, said, "This acquisition represents a unique opportunity for Amscan to leverage its distribution in the party superstores, while complementing our existing offerings of paper and plastic party goods."

                  Garry Kieves, Chief Executive Officer of Anagram, said, "The entire Anagram team is excited about partnering with Amscan and Amscan's management in building a world class party goods supply company."

                  Amscan and Anagram expect that on a stand alone basis, Anagram's revenues for calendar year 1998 will be approximately $65 to $70 million with an earnings margin (before interest, taxes, depreciation and amortization) of approximately 13%. In addition, Amscan expects to realize a number of operational synergies, of both a revenue and cost nature, from its combination with Anagram.

                  Amscan designs, manufactures and distributes decorative party goods, offering one of the broadest and deepest product lines in the industry. Amscan's products include paper and plastic tableware (such as plates, napkins, tablecovers, cups and cutlery), accessories (such as invitations, thank-you cards, table and wall decorations and balloons) and novelties (such as games and party favors). Amscan's products are sold to party goods superstores, independent card and gift retailers, mass merchandisers and other distributors which sell Amscan products in more than 20,000 retail outlets throughout the world, including North America, Australia and Europe.

                  Anagram was founded in 1977 by Garry Kieves and other members of the Kieves family and is based in a suburb of Minneapolis, Minnesota. Anagram is engaged in the production and worldwide sale of metallic balloons and other products made of synthetic materials to master distributors and mass merchants for resale to novelty, gift and industrial markets. Anagram's product line includes over 1,700 different types of metallic balloons and other related gift, party and toy products.

For further information, contact:

         James M. Harrison or Michael A. Correale
         Amscan
         80 Grassland Road
         Elmsford, New York  10523
         (914) 784-4014

----------------------------
This press release includes "forward-looking statements" within the meaning of various provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Amscan expects or anticipates will or may occur in the future, including consummation of the acquisition of Anagram and the integration of the business of Anagram with that of Amscan, and the expected operating results of Anagram and any expected synergies are forward-looking statements. These statements are based on certain assumptions and analyses made by Amscan in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Actual results may differ materially from those discussed.